Exhibit 4.1

1261229 B.C. LTD.

10.000% SENIOR SECURED NOTES DUE 2032

INDENTURE

DATED AS OF APRIL 8, 2025

THE BANK OF NEW YORK MELLON,

AS TRUSTEE, REGISTRAR AND PAYING AGENT

AND THE NOTES COLLATERAL AGENTS PARTY HERETO

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EXHIBITS

EXHIBIT A	–	FORM OF NOTE
EXHIBIT B	–	FORM OF GUARANTEE
EXHIBIT C	–	FORM OF CANADIAN NOTE GUARANTEE

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THIS INDENTURE dated as of April 8, 2025 is among 1261229 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Issuer”), Bausch Health Companies Inc., a corporation continued under the laws of the Province of British Columbia (the “Company”), the other Note Guarantors party hereto, The Bank of New York Mellon (“BNY”), a New York banking corporation, not in its individual capacity but solely as Trustee (in such capacity, the “Trustee”), Registrar, and Paying Agent, BNY, as a notes collateral agent (together with certain of its affiliates and agents party hereto) and TMF Group New York, LLC (“TMF”), a corporation organized under the laws of the State of Delaware, as a notes collateral agent.

In consideration of the premises and the purchase of the Notes by the Holders thereof, all parties agree as follows for the benefit of the other and for the equal and ratable benefit of the registered Holders of the Issuer’s Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“$” means U.S. dollars.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Rule 144A.

“153 NumberCo” means 1530065 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia, until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “153 NumberCo” shall mean such successor Person.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated, as applicable, with or into or became a Subsidiary of such specified Person and which is not satisfied in full at such time; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Bausch + Lomb Shares” means any Capital Stock of Bausch + Lomb owned by the Issuer that is pledged after the Issue Date to secure the Notes and any Incremental Debt. For the avoidance of doubt, Excluded Bausch + Lomb Shares shall not constitute Additional Bausch + Lomb Shares.

“Additional Notes” means the additional principal amount of Notes (other than the Initial Notes) that the Company may issue from time to time under this Indenture in accordance with Section 2.1(c) of this Indenture as part of the same series as the Initial Notes other than Notes issued in exchange for, or replacement of outstanding Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” means the Drop Down Assets in connection with any Drop Down Asset Contribution and any other property (other than Excluded Assets) that is intended to be Collateral acquired by the Issuer or a Note Guarantor that is not automatically subject to a perfected security interest under the Collateral Documents, which the Issuer or such Note Guarantor will provide a first priority Lien over such property (or, in the case of a new Subsidiary Guarantor, such of its property) in favor of the Notes Collateral Agents and deliver certain certificates and opinions in respect thereof, all as and to the extent required by this Indenture, the First Lien Intercreditor Agreements or the Collateral Documents; provided that, if the Credit Agreement is then in effect, After-Acquired Property shall only be Collateral that is pledged to secure the Obligations under the Credit Agreement (including property of a Person that becomes a new Note Guarantor after the Issue Date).

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to the Notes, as determined by the Company, the greater of:

(1) 1.0% of the then outstanding principal amount of such Notes, and

(2) the present value of all remaining required interest and principal payments due on such Notes and all premium payments relating to such Notes assuming a redemption date of April 15, 2028, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(a) the then outstanding principal amount of such Notes, minus

(b) accrued interest paid on the date of redemption.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in the Global Notes, the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable, to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets, property or rights outside of the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 3.8 and/or Section 5.1 hereof and not by Section 4.14 hereof; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, in each case other than directors’ qualifying shares.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets (other than Bausch + Lomb Share Collateral) having a Fair Market Value of less than $50.0 million;

(2) a transfer of assets (i) between or among the Issuer and any Note Guarantor, (ii) from a Non-Guarantor Subsidiary to the Issuer or any Note Guarantor or (iii) between or among Non-Guarantor Subsidiaries;

(3) an issuance of Equity Interests (i) by a Note Guarantor to the Issuer or any other Note Guarantor, (ii) by a Non-Guarantor Subsidiary to the Issuer or any Note Guarantor or (iii) by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;

(4) any sale of receivables in connection with a Qualified Securitization Transaction;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by Section 4.8 hereof;

(7) the license or sublicense of intellectual property or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, determined in good faith by the Company;

(8) the sale, exchange or other disposition of obsolete, worn out, uneconomical or surplus assets, including any such intellectual property;

(9) the sale, lease, conveyance or other disposition to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding agreements;

(10) foreclosures on, or condemnation of, assets and the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(11) (i) dispositions in connection with any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right and (ii) terminations or unwinds of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes;

(12) any sale or disposition in connection with any Permitted Tax Restructuring;

(13) any sale or disposition of any Bausch + Lomb Share Collateral in compliance with Section 4.17; provided that the proceeds of any such sale or disposition are applied in accordance Section 3.16 hereof; and

(14) dispositions of Capital Stock of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries (or any Restricted Subsidiary (other than the Issuer) that owns one or more Unrestricted Subsidiaries; provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents; provided that no such disposition of Bausch + Lomb Share Collateral may be made pursuant to this clause (14).

Notwithstanding anything to the contrary in this Indenture, no license (or sub-license) transaction that is not an exclusive license of property or assets of the Company or any Restricted Subsidiary to another Person shall constitute an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Bankruptcy Law” means any of Title 11 of the United States Code, the BIA, the CCAA, the WURA and the CBCA, and any other applicable insolvency, corporate arrangement or restructuring or other similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Bausch + Lomb” means Bausch + Lomb Corporation and any successor in interest thereto.

“Bausch + Lomb Share Collateral” means any Capital Stock of Bausch + Lomb owned by the Issuer (including any Additional Bausch + Lomb Shares).

“Bausch + Lomb Share Collateral Repurchase” means any purchase by an Unrestricted Subsidiary of Bausch + Lomb Share Collateral for cash consideration that is made with net cash proceeds from any BHC Equity Offering contributed or otherwise transferred to such Unrestricted Subsidiary; provided that such repurchase is made (i) within 90 days of such Equity Offering, (ii) for Fair Market Value and on terms that are otherwise no less favorable, taken as a whole, to the Issuer than those that would have been obtained in a comparable transaction by the Issuer and a Person that is not an Affiliate, as determined by the Issuer in good faith, and (iii) otherwise in compliance with this Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BHA” means Bausch Health Americas, Inc., a Delaware corporation, and its successors.

“BHC Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock) of the Company.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blended First Lien Net Leverage Ratio” means the ratio of (i) Pari Passu Lien Indebtedness of 153 NumberCo and its Subsidiaries that are Restricted Subsidiaries of the Company secured by any Collateral (the “Issuer Group First Lien Secured Debt”) to (ii) the sum of (x) Consolidated Cash Flow of 153 NumberCo and its Restricted Subsidiaries plus (y) the proportion of the Consolidated Cash Flow of the Company and its Restricted Subsidiaries (other than 153 NumberCo and its Subsidiaries that are Restricted Subsidiaries of the Company) represented by (1) the Issuer Group First Lien Secured Debt that is secured by any Collateral divided by (2) Pari Passu Lien Indebtedness of the Company and its Restricted Subsidiaries secured by any Collateral, after giving effect to all incurrences and repayments of Pari Passu Lien Indebtedness on the relevant transaction date (in each case, net of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date). The “Blended First Lien Net Leverage Ratio” will be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio” to give effect to transactions that would require pro forma adjustments to such ratio.

“Board of Directors” means:

(1) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Legal Holiday.

“Canadian Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by each Canadian Note Guarantor pursuant to the terms of this Indenture and substantially in the form of Exhibit C.

“Canadian Note Guarantor” means each Note Guarantor that is organized under the laws of Canada or any province or territory thereof.

“Canadian Securities Laws” means the securities laws of each of the provinces and territories of Canada and the respective regulations, rules, rulings, decisions and orders made thereunder, together with the applicable policy statements and prescribed forms issued by the securities commissions or similar regulatory authorities in each of the provinces of Canada.

“Canadian Security Agreement” means that certain Canadian Pledge and Security Agreement, dated the Issue Date, by and among each of the grantors party thereto and the applicable Notes Collateral Agents.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under the Credit Agreement, Indebtedness incurred in connection with a sale and leaseback transaction, Indebtedness incurred in the ordinary course of business of the Company, Capital Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation (including, without limitation, quotas) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided, that the full faith and credit of the U.S. is pledged in support thereof) having repricings or maturities of not more than one year from the date of acquisition;

(2) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any U.S. commercial bank having capital and surplus in excess of $500.0 million;

(3) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having a rating of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency and, in each case, maturing within one year after the date of acquisition;

(5) auction-rate, corporate and municipal securities, in each case (x) having either short-term debt ratings of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P or long-term senior debt ratings of “A2” or better from Moody’s or at least “A” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency, (y) having repricings or maturities of not more than one year from the date of acquisition and (z) which are classifiable as cash and cash equivalents under GAAP;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; or

(7) in the case of the Company or any Foreign Subsidiary:

(c) direct obligations of the sovereign nation, or any agency thereof, in which the Company or such Foreign Subsidiary is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof; provided, that such obligations have repricings or maturities of not more than one year from the date of acquisition and are used by the Company or such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (5) above; or

(d) investments of the type and maturity described in clauses (1) through (5) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from internationally recognized rating agencies; provided, that such investments are used by the Company or such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (5) above.

“CBCA” means the Canada Business Corporations Act.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, other than by way of merger, amalgamation or consolidation of the Company, of shares of the Company’s Voting Stock representing 50% or more of the total voting power of all of the Company’s outstanding Voting Stock;

(2) the Company consolidates with, or merges or amalgamates, as applicable, with or into, another Person, or the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or a series of related transactions, or any Person consolidates with, or merges or amalgamates, as applicable, with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that Beneficially Owned the shares of the Company’s Voting Stock immediately prior to such transaction Beneficially Own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person;

(3) the Company ceases to own, directly or indirectly, all of the Equity Interests of the Issuer; or

(4) the holders of the Company’s Capital Stock or the Issuer’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company or the Issuer (whether or not otherwise in compliance with this Indenture).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2) (a) the direct or indirect holders of the Voting Stock of the ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (b) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner of 50% or more of the total voting power of the Voting Stock of such ultimate parent holding company.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

“Collateral” means all of the assets and properties subject to Liens granted by the Issuer or any Note Guarantor in favor of any Notes Collateral Agent for the benefit of the Trustee and the Holders.

“Collateral Agent” means the Notes Collateral Agent or the Credit Agreement Collateral Agent, as applicable.

“Collateral Documents” means the First Lien Intercreditor Agreements, the Junior Lien Intercreditor Agreements and the security documents pursuant to which the Issuer and the Note Guarantors grant Liens in favor of the relevant Notes Collateral Agent to secure Obligations under this Indenture, the Notes and the Note Guarantees.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(1) taxes paid and any provision for taxes, including income, profits, capital, foreign, federal, state, local, Canadian federal and provincial, sales, franchise and similar taxes, property taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including penalties and interest related to any such tax or arising from any tax examination, and including pursuant to any tax sharing arrangement or as a result of any tax distribution) of such Person and its Restricted Subsidiaries paid or accrued during the relevant period; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs and costs to consolidate facilities and relocate employees), to the extent that any such charge or expense was deducted in computing such Consolidated Net Income; plus

(4) fees and expenses in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, Investments, Asset Sales or divestitures permitted to be incurred under this Indenture; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash charges or expenses (including impairment charges and other write-offs of intangible assets and goodwill, but excluding amortization of a prepaid cash expense that was paid in a prior period to the extent added back in such prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; provided, that if any such non-cash charge or expense (or any portion thereof) represents an accrual or reserve for any potential cash items in any future period, (i) the Company may elect not to add back such non-cash charge in the then-current period and instead add back such amount to a following period, and (ii) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to the same extent in such future period; plus

(6) pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) related to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Issue Date (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a pro forma basis as though such Expected Cost Savings and/or Cost Saving Initiative had been realized in full on the first day of such period); provided, that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Company in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after the date of any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction; provided, further, that the aggregate amount added to or included in Consolidated Cash Flow pursuant to this clause (6) shall not, for any four quarter period, exceed an amount equal to 20% of Consolidated Cash Flow for such period, calculated after giving effect to any such add-backs or inclusion; plus

(7) Milestone Payments and Upfront Payments; plus

(8) any expense or charge for extraordinary, unusual or non-recurring expenses or charges (including costs of, and payments of, litigation expenses, actual or prospective legal settlements, fines, judgments or orders to the extent deducted in calculating Consolidated Net Income); minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (loss) of (x) any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, which will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person and (y) in the case of the Existing SPV Entity (or any successor or replacement entity) only, dividends, distributions or other payments that could have been made during such period (as determined in good faith by the Company) by the Existing SPV Entity (or any successor or replacement entity) to the Company or any other Restricted Subsidiary;

(2) solely for the purpose of Section 4.8 hereof, the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained or cannot be obtained other than pursuant to customary filings) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments will be excluded;

(5) any expense or charge attributable to the disposition of discontinued operations will be excluded;

(6) non-cash goodwill or asset impairment charge and any non-cash compensation expense recorded from grants of stock, stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees or consultants of such Person or any of its Restricted Subsidiaries will be excluded;

(7) any amortization expense incurred during such period with respect to products acquired by the Company or any of its Subsidiaries that are used or useful in a Permitted Business will be excluded;

(8) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(9) any (i) extraordinary, nonrecurring or unusual gain or loss, together with any related provision for taxes on such extraordinary, nonrecurring or unusual gain or loss will be excluded and/or (ii) any charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order, including ordinary legal expenses related thereto (in the case of this clause (ii) (other than with respect to ordinary legal expenses), not to exceed in any fiscal year, $500.0 million, with unused amounts carried forward to the immediately succeeding fiscal year, provided that such amount carried forward shall not exceed $500.0 million and such carried over amounts shall be deemed first applied in such succeeding fiscal year) will be excluded;

(10) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts, will be excluded;

(11) any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) will be excluded;

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 90 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that (x) if net income is increased as a result of any amounts received from an insurer in respect of such a liability, casualty event or business interruption and the right to be so reimbursed was used in a prior period to increase Consolidated Net Income pursuant to this clause (12), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual reimbursement received is less than the expected reimbursement amount excluded in a prior period pursuant to this clause (12), Consolidated Net Income shall be reduced by the difference in the period in which such lower actual reimbursement amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Company is entitled to no reimbursement;

(13) any charges incurred (a) in connection with any transaction (in each case, regardless of whether consummated), whether or not permitted under this Indenture, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Equity Interest, any Investment, any acquisition, any disposition, any recapitalization, any merger, consolidation or amalgamation, becoming a standalone company, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or (b) in connection with any public offering (whether or not consummated) will be excluded; and

(14) charges attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or cost synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization charge, any restructuring charge (including any charge relating to any tax restructuring), any charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation charge, any severance charge, any one time compensation charge, any charge relating to rights fee arrangements (including any early terminations thereof), any charge relating to any strategic initiative or contract, any signing charge, any charge relating to any entry into new markets or contracts (including, without limitation, any renewals, extensions or other modifications thereof) or new product introductions or exiting a market, contract or product, any retention or completion charge or bonus, any recruiting charge, any lease run-off charge, any expansion and/or relocation charge, any charge associated with any modification or curtailment to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any software or other intellectual property development charge, any charge associated with new systems design, any implementation charge, any transition charge, any charge associated with improvements to IT or accounting functions, losses related to temporary decreases in work volume and expenses related to maintaining underutilized personnel, any project startup charge, any charge in connection with new operations, any charge in connection with unused warehouse space, any charge relating to a new contract, any consulting charge and/or any corporate development charge will be excluded.

“Convertible Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary (which may be guaranteed by the Company or any Restricted Subsidiary) permitted to be incurred hereunder that is either (a) convertible into or exchangeable for Equity Interests of the Company (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Equity Interests or a market measure of such Equity Interests), or a combination thereof, or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests (other than Disqualified Stock) of the Company or cash (in an amount determined by reference to the price of such Equity Interests).

“Copyrights” means all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications.

“Corporate Trust Office” means the designated office of the Trustee at which at any particular time its corporate trust business shall be administered which office at the date of the execution of this Indenture is located at 240 Greenwich Street, Floor 7E, New York, New York 10286, Attention: Corporate Trust Administration or at any other time at such other address as the Trustee may designate from time to time by notice to the Company.

“Covered Jurisdiction” means the jurisdiction of organization of the Issuer or the applicable Note Guarantor and, in the case of the Issuer or any Note Guarantor organized in the United States or Canada, any other state or province or territory thereof, as applicable.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of the Issue Date (as it may be amended, restated, replaced, supplemented or otherwise modified from time to time), among the Issuer, as borrower, the Company and certain subsidiaries of the Company, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and the lenders party thereto from time to time, together with the related documents thereto (including any guarantees and security documents), and in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, lender, purchaser, investor, trustee or agent or group thereof.

“Credit Agreement Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Credit Agreement (together with its permitted successors and assigns).

“Credit Facilities” means debt facilities (including the Credit Agreement), credit agreements, commercial paper facilities, indentures or other agreements, in each case with banks, lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other extensions of credit or other Indebtedness, in each case including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, lender, purchaser, investor, trustee or agent or group thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator, receiver-manager, custodian, administrative receiver, administrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means any certificated Notes substantially in the form of Exhibit A hereto that are not required to bear the Global Note Legend.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Note Guarantors (the “Performance References”).

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated by the Issuer as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and Cash Equivalents shall be considered Net Proceeds received as of such date and shall be applied pursuant to Section 4.14 hereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute

Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or a Restricted Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.8 hereof.

“Dollar Equivalent” of any amount means, at the time of determination thereof,

(1) if such amount is expressed in U.S. dollars, such amount, or

(2) if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date no later than two Business Days prior to such determination or, if such rate is unavailable, as quoted by a nationally recognized investment bank in New York, New York, selected by the Issuer, at 11:00 a.m. (New York City time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York, in either case for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Drop Down Assets” means assets constituting at least 90% of the combined “segment profit” of the Diversified and the International business segments as reported in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024.

“Drop Down Asset Contribution” means the contribution or other transfer after the Issue Date of the Drop Down Assets by the Company and one or more of its Subsidiaries to 153 NumberCo or one or more of its Subsidiaries that are Subsidiary Guarantors, which Drop Down Assets upon the incurrence of Drop Down Debt shall be pledged as New Shared Collateral (but, for the avoidance of doubt, shall not cease to be pledged as Collateral even after such pledge as New Shared Collateral), subject only to Permitted Liens, as provided under Section 4.22 hereof. The Issuer will provide the Trustee, the Notes Collateral Agents and holders of the Notes with prompt written notice of the completion of such contribution.

“Drop Down Debt” means Indebtedness of the Issuer and the Note Guarantors incurred after the Drop Down Asset Contribution under Section 4.9(b)(xx) hereof. Notwithstanding anything to the contrary in this Indenture, Drop Down Debt shall not be secured by any assets that do not constitute Collateral (other than Excluded Bausch + Lomb Shares).

“Drop Down Debt Incurrence Date” means the date the Drop Down Debt first is incurred in compliance with this Indenture.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or in market (including related intellectual property rights), but not of Equity Interests in any Person or any operating business unit.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and any Packaged Rights).

“Euroclear” means Euroclear Bank SA/NV.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded 1375209 Shares” means all of the Capital Stock of Bausch + Lomb held as of the Issue Date by 1375209 B.C. Ltd. and any additional shares received in respect thereof in the form of stock dividends or pursuant to stock splits. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Indenture, the Excluded 1375209 Shares (other than the Additional Bausch + Lomb Shares), including any dividends or distributions thereon, as well as profits from any sale or distribution therefrom, shall not be restricted under this Indenture.

“Excluded Account” shall mean any Deposit Account, Securities Account or Commodity Account (each such term as defined in the UCC) (a) the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (b) maintained as a zero-balance account (the entire balance of which is swept at the end of each Business Day to an account subject to the Credit Agreement Collateral Agent’s control) that is a disbursement account, (c) maintained solely as a fiduciary account or other account maintained solely to secure obligations of the Company and its Restricted Subsidiaries where such obligations and the Liens on such account are permitted by clauses (4), (5), (10) or (23) of the definition of Permitted Liens and (d) so long as the Credit Agreement is outstanding, that constitutes an “Excluded Account” (or equivalent term) under the Credit Agreement collateral documents.

“Excluded Assets” shall mean certain property excluded from the Collateral, including:

(1) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (or would result in a loss of material rights under) (i) any law, rule, statute or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code, the PPSA or principles of equity)); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition (or condition causing such violation, breach, termination or loss of right) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; provided, further, that the exclusions referred to in this clause (1) shall not include any proceeds of any such lease, license, contract or agreement unless such proceeds result in the consequences described in this clause (1) after giving effect to the first proviso in this clause (1);

(2) any Excluded Securities;

(3) any “intent to use” (or similar) application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1 of the Lanham Act with respect thereto (or similar notice or filing), to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent to use application under applicable Federal law;

(4) any motor vehicles and any other asset subject to certificates of title to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA or the Civil Code of Quebec in the applicable Grantor’s jurisdiction of organization or, if applicable, where such asset is situated;

(5) any Letter-of-Credit Rights (other than any Letter-of-Credit-Rights constituting a Supporting Obligation (each as defined in the UCC) for a receivable or other Collateral in which any Notes Collateral Agent has a valid and perfected security interest);

(6) Excluded Accounts;

(7) any assets owned by the Grantor on the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Indebtedness incurred in connection with a finance lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to this Indenture to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds;

(8) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant Grantor to conduct its operations and business in the ordinary course), as determined in good faith by the Issuer in writing, are excessive in relation to the practical benefit to the Holders of the Notes afforded in this Indenture; provided that, if the Credit Agreement is then outstanding, the same determination is made in respect of the Lien on such assets securing the Credit Agreement;

(9) any property constituting or that is the proceeds of aircraft, aircraft engines, satellites, ships or railroad rolling stock (unless any such property or assets are pledged as collateral in respect of the Credit Agreement or any other New First Priority Obligation);

(10) any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable requirements of law; provided, however, that any such asset will only constitute an Excluded Asset to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction, the PPSA or other similar applicable law;

(11) for property located in Canada, Consumer Goods (as defined in the PPSA); and

(12) so long as the Credit Agreement is in effect, any asset that is not pledged to secure obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise).

“Excluded Bausch + Lomb Shares” means any Capital Stock of Bausch + Lomb owned by 153 NumberCo or any of its Restricted Subsidiaries (other than the Issuer and its Restricted Securities), which, at the election of the Issuer, is pledged to secure Drop Down Debt but not the New First Priority Obligations. The Issuer will provide the Trustee, the Notes Collateral Agents and holders of the Notes with prompt written notice of any such election.

“Excluded Security” shall mean (i) for so long as any Existing Secured Notes are outstanding, any Equity Interest or other security representing voting Equity Interests in a First-Tier Foreign Subsidiary in excess of, or other than, 65% of all voting Equity Interests in such First-Tier Foreign Subsidiary, (ii) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organizational document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary; provided that Equity Interests in Subsidiaries of the Company the minority interest in which is held by management, directors or employees of the Company or its Subsidiaries or consists of rolled-over equity shall not be considered Excluded Securities, (iii) any Equity Interest the pledge of which in support of the Obligations is otherwise prohibited by applicable law, (iv) any Equity Interest in the entities listed on the Schedules to the Security Agreements solely to the extent that the transfer or assignment of such Equity Interest is prohibited by contractual requirements applicable to the Grantor holding such Equity Interest, including the requirements of the organizational documents of the issuer of such Equity Interest; provided that the Equity Interest in any such entity shall no longer constitute an Excluded Security for purposes of this Indenture if at any time the prohibitions on transfer or assignment of such Equity Interest are no longer applicable to such Person, (v) any Equity Interest of any captive insurance subsidiary, Unrestricted Subsidiary (other than Bausch + Lomb Share Collateral), broker-dealer subsidiary, not-for-profit subsidiary or special purpose entity used for any permitted securitization facility, and (vi) any Equity Interests (other than Bausch + Lomb Share Collateral) that would otherwise be Excluded Assets.

“Existing First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of March 21, 2017, by and among the Company, the other grantors party thereto, the collateral agents for the Existing Secured Notes, the Credit Agreement Collateral Agent and the Notes Collateral Agents, with respect to the Existing Shared Collateral, as amended, amended and restated, supplemented, modified or replaced from time to time.

“Existing First Priority Obligations” means first priority Obligations permitted to be incurred under the relevant agreement or indenture governing the Notes, the Credit Agreement, the Existing Secured Notes and the Existing First Lien Intercreditor Agreement.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness incurred under Section 4.9(b)(i) or (iii) hereof) in existence on the Issue Date.

“Existing Junior Lien Intercreditor Agreement” means the First/Second Lien Intercreditor Agreement, dated as of September 30, 2022, by and among the Company, the other grantors party thereto, the Notes Collateral Agents, the collateral agents for the Existing Secured Notes, the Credit Agreement Collateral Agent and the collateral agents for the Company’s 14.000% Senior Secured Notes due 2030, with respect to the Existing Shared Collateral, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Junior Priority Obligations” means junior priority Obligations permitted to be incurred under the relevant agreement or indenture governing the Notes, the Credit Agreement, the Existing Secured Notes and the Existing Junior Lien Intercreditor Agreement.

“Existing Notes” means the Existing Senior Notes and Existing Secured Notes.

“Existing Receivables Facility” means that certain Credit and Security Agreement, dated as of June 30, 2023 (as amended by that certain First Amendment, dated as of August 9, 2023 and that certain Second Amendment, dated as of March 28, 2024, and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and among Bausch Receivables Funding LP, Bausch Receivables Funding GP ULC, Bausch Health US, LLC, GLAS USA LLC, as administrative agent, GLAS Americas LLC, as collateral agent, KKR Credit Advisors (US) LLC, as structuring advisor, KKR Capital Markets LLC, as left lead arranger and the entities set forth on Schedule I thereto as initial lenders.

“Existing Secured Notes” means the Company’s outstanding 4.875% Senior Secured Notes due 2028, 11.000% Senior Secured Notes due 2028 and 14.000% Senior Secured Notes due 2030.

“Existing Senior Notes” means (x) BHA’s outstanding 9.250% Senior Notes due 2026 and 8.500% Senior Notes due 2027 and (y) the Company’s outstanding 7.000% Senior Notes due 2028, 5.000% Senior Notes due 2028, 7.250% Senior Notes due 2029, 6.250% Senior Notes due 2029, 5.000% Senior Notes due 2029, 5.250% Senior Notes due 2030 and 5.250% Senior Notes due 2031.

“Existing Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Existing First Priority Obligations (or their respective collateral agents) or Existing Junior Priority Obligations (as applicable) hold a valid and perfected security interest at such time and the priority of which is regulated by the Existing First Lien Intercreditor Agreement and the Existing Junior Lien Intercreditor Agreement (as applicable). For the avoidance of doubt, the Existing Shared Collateral excludes the New Collateral and the Excluded Bausch + Lomb Shares.

“Existing SPV Entity” means Bausch Receivables Funding LP, so long as (i) the Existing Receivables Facility (or any refinancing receivables facility that relies solely on the same pool of receivables as the Existing Receivables Facility and no receivables from any other line of business (a “Refinancing Receivables Facility”)) is the only Indebtedness incurred by such entity and (ii) the Existing SPV Entity has no assets other than assets related to the Existing Receivables Facility or any Refinancing Receivables Facility.

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by (i) a responsible financial or accounting officer of the Issuer with respect to valuations not in excess of $500.0 million and (ii) the Board of Directors of the Company with respect to valuations equal to or in excess of $500.0 million, as applicable.

“Final Maturity Date” means April 15, 2032.

“First Lien Intercreditor Agreements” means the New First Lien Intercreditor Agreement and the Existing First Lien Intercreditor Agreement.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of (x) the Company or (y) any Note Guarantor that is a Domestic Subsidiary of the Company.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

To the extent the Company elects pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(e) hereof, the Company shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through consolidations, amalgamations or mergers and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated (x) on a pro forma basis in accordance with Regulation S-X promulgated by the SEC and, in addition, (y) to give effect to any Pro Forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any Disqualified Stock or any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(5) the consolidated interest income of such Person and its Restricted Subsidiaries for such period; minus

(6) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any financing fees.

“Foreign Subsidiary” means a Restricted Subsidiary that is not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia or is a Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Exhibit A hereof, as applicable, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Legend deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.

“Government Securities” means, as applicable, (i) direct non-callable obligations of, or guaranteed by, the United States of America for the timely payment of which guarantee or obligations the full faith and credit of the U.S. is pledged and (ii) direct non-callable obligations of, or guaranteed by, a member state of the European Union for the timely payment of which guarantee or obligations the full faith and credit of the government of such member state is pledged.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Documents.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person:

(1) Interest Rate Hedging Obligations; and

(2) the obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates;

provided that no obligation in respect of any Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute a Hedging Obligation.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incremental Debt” means Indebtedness of the Issuer and the Note Guarantors incurred in connection with the contribution by the Company or any of its Subsidiaries of up to an additional 26,495,472 shares of common stock of Bausch + Lomb (after giving effect to any Dilution Adjustments) to the Issuer after the Issue Date; provided that (i) the proceeds of such Indebtedness are loaned to the Company pursuant an unsecured, subordinated intercompany loan (the “Incremental Debt Intercompany Loan”) under the Intercompany Loan Agreement in an aggregate principal amount equal to the initial principal amount of such Indebtedness and otherwise on substantially the same terms as the Issue Date Intercompany Loan and used to redeem, repay or otherwise retire any Existing Secured Notes and pay transaction expenses (including, but not limited to, accrued interest and any premiums associated therewith) in connection with such incurrence and redemption, repayment or retirement, (ii) such shares are pledged as Bausch + Lomb Share Collateral no later than the Incremental Debt Incurrence Date, (iii) such contribution occurs no later than December 31, 2025 and (iv) such Indebtedness is not secured by any assets that do not constitute Collateral. The Issuer will provide the Trustee, the Notes Collateral Agents and holders of the Notes with prompt written notice of the completion of such contribution.

“Incremental Debt Incurrence Date” means the date the Incremental Debt is first incurred in compliance with this Indenture.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property, which balance is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and except any such balance that constitutes an accrued expense or trade payable; or

(6) representing net payment obligations under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such asset and the amount of the obligation so secured and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by a Person or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude indemnification or post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet, working capital calculation or other similar method or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable or is of a contingent nature and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time pursuant to the terms of this Indenture.

“Industrial Designs” means any and all rights in any works of authorship, including (A) industrial designs and moral rights, (B) industrial design registrations and recordings thereof and all applications and renewals in connection therewith.

“Initial Notes” means the $4,400,000,000 aggregate principal amount of Notes issued on the Issue Date.

“Intercompany Loans” means any Issue Date Intercompany Loan and any Incremental Debt Intercompany Loan made pursuant to the Intercompany Loan Agreement.

“Intercompany Loan Agreement” means the intercompany loan agreement, dated as of the Issue Date, between the Company, as borrower, and the Issuer, as lender, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time.

“Intercompany Loan Excess Cash,” as of any date of determination, means the aggregate amount of principal and interest paid by the Company on the Intercompany Loans, net of tax, that has not been applied by the Issuer to repay principal or pay interest expense of the Issuer under the Credit Agreement (other than revolving credit Indebtedness) or in respect of the Notes or in respect of any Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, and that is not reasonably projected by the Issuer to be applied to pay interest expense of the Issuer and the Note Guarantors in respect of Indebtedness under the Notes or any Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, within the next six months of such date.

“Intercreditor Agreements” means the First Lien Intercreditor Agreements and the Junior Lien Intercreditor Agreements.

“Interest Rate Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulation promulgated thereunder, as in effect from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If (i) the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company or (ii) a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale, disposition or designation equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of or the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary, in each case in an amount determined as provided in Section 4.8(c) hereof. For the avoidance of doubt, acquisitions of or licenses for products or assets used or useful in a Permitted Business do not constitute Investments.

“IP Rights” means all Patents, Trademarks, Copyrights, Industrial Designs, trade secrets and other intellectual property rights.

“Issue Date” means April 8, 2025.

“Issue Date Intercompany Loan” means any unsecured, subordinated Intercompany Loan entered into on the Issue Date.

“Issuer” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Junior Lien Indebtedness” means New Junior Priority Obligations and the Existing Junior Priority Obligations of the Issuer or any Note Guarantor; provided that an authorized representative of the holders of such Indebtedness shall be a party to the applicable Junior Lien Intercreditor Agreements.

“Junior Lien Intercreditor Agreements” means, collectively, the Existing Junior Lien Intercreditor Agreement and any New Junior Lien Intercreditor Agreement.

“Letter-of-Credit Rights” has the meaning set forth in Article 9 of the UCC.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothec, charge (fixed and/or floating), security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or the PPSA (or equivalent statutes) of any jurisdiction.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM Consolidated Cash Flow” means Consolidated Cash Flow of the Company measured for the most recent four consecutive full fiscal quarters ending on or prior to the date of determination for which internal financial statements are available at such time, with such pro forma adjustments as are consistent with those set forth in the definition of “Fixed Charge Coverage Ratio.”

“Material Intellectual Property” means any IP Rights (other than customer lists) owned by, exclusively licensed or exclusively sublicensed to, the Company or any of its Restricted Subsidiaries that are material to the business of the Company and its Restricted Subsidiaries, taken as a whole (as determined by the Issuer in good faith).

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset located in the United States or Canada, and the improvements thereto, that (together with such improvements) has a fair market value (as determined by the Issuer in good faith after taking into account any liabilities with respect thereto that impact such fair market value or, if not then readily determinable, a book value) in excess of $50 million (a) as of the Issue Date, with respect to any Real Estate Asset owned by the Issuer or any Note Guarantor as of the Issue Date, or (b) as of the date of acquisition thereof, with respect to any Real Estate Asset acquired by the Issuer or any Note Guarantor after the Issue Date.

“Mexico” means the United Mexican States.

“Milestone Payments” means payments made under contractual arrangements in connection with any permitted acquisition or similar Investment to sellers (or licensors) of the assets or Equity Interests acquired (or licensed) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the non-Collateral asset or non-Collateral assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Short” means, with respect to a Holder or Beneficial Owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Note Guarantor immediately prior to such date of determination.

“New Collateral” means any property or assets constituting the Collateral of the Issuer or any Subsidiary Guarantor that does not Guarantee any Pari Passu Lien Indebtedness other than New First Priority Obligations. For the avoidance of doubt, as to the Notes, the Credit Agreement and any Incremental Debt only, the New Collateral includes the Bausch + Lomb Share Collateral.

“New First Lien Intercreditor Agreement” means that certain intercreditor agreement, dated as of the Issue Date, by and among the Notes Collateral Agents, the Credit Agreement Collateral Agent and any parties holding New First Priority Obligations, with respect to the New Shared Collateral, as amended, amended and restated, supplemented, modified or replaced from time to time.

“New First Priority Obligations” means first priority Obligations permitted to be incurred under the relevant agreement or indenture governing the Notes, the Credit Agreement and the New First Lien Intercreditor Agreement.

“New Junior Lien Intercreditor Agreement” means an intercreditor agreement by and among the Notes Collateral Agents, the Credit Agreement Collateral Agent, any other parties holding New First Priority Obligations and any parties holding New Junior Priority Obligations, with respect to the New Shared Collateral, as amended, amended and restated, supplemented, modified or replaced from time to time. The terms of the New Junior Lien Intercreditor Agreement shall be substantially consistent with the terms of the Existing Junior Lien Intercreditor Agreement, as determined by the Company in good faith.

“New Junior Priority Obligations” means junior priority Obligations permitted to be incurred under the relevant agreement or indenture governing the Notes, the Credit Agreement and the New Junior Lien Intercreditor Agreement.

“New Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of New First Priority Obligations (or their respective collateral agents) and/or New Junior Priority Obligations (as applicable) hold a valid and perfected security interest at such time and the priority of which is regulated by the New First Lien Intercreditor Agreement and the New Junior Lien Intercreditor Agreement (as applicable). If more than two Series of New First Priority Obligations and/or New Junior Priority Obligations (as applicable) are outstanding at any time and the holders of less than all Series of New First Priority Obligations and/or New Junior Priority Obligations (as applicable) hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute New Shared Collateral for those Series of New First Priority Obligations and/or New Junior Priority Obligations (as applicable) that hold a valid and perfected security interest in such Collateral at such time and shall not constitute New Shared Collateral for any Series that does not have a valid and perfected security interest in such Collateral at such time. For the avoidance of doubt, (a) as of the Issue Date, the New Shared Collateral includes the New Collateral but excludes the Excluded Bausch + Lomb Shares and (b) on and after the Drop Down Debt Incurrence Date, the New Shared Collateral will include the Drop Down Assets; provided that (1) as to any Drop Down Debt, the New Shared Collateral will not include the Bausch + Lomb Share Collateral, and in no event will the holders of any Drop Down Debt have any security interest in the Bausch + Lomb Share Collateral and (2) as to the Notes and the Credit Agreement, the New Shared Collateral will not include any Excluded Bausch + Lomb Shares pledged to secure the Drop Down Debt, and in no event will the holders of the Notes or the lenders under the Credit Agreement have any security interest in any Excluded Bausch + Lomb Shares.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not the Issuer or a Note Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1) as to which none of the Company or any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means each Guarantee of the Obligations with respect to the Notes issued by the Company or a Restricted Subsidiary of the Company pursuant to the terms of this Indenture.

“Note Guarantor” means the Company and each Restricted Subsidiary of the Company that becomes a guarantor of the Notes pursuant to the terms of this Indenture.

“Notes” means any of the Issuer’s 10.000% Senior Secured Notes due 2032 (individually, a “Note”), as amended or supplemented from time to time, that are issued under this Indenture.

“Notes Collateral Agents” means BNY, BNY Mellon Corporate Trustee Services Limited and TMF (together with those persons who become respective notes collateral agents pursuant to the terms of this Indenture), acting severally and not jointly. TMF may perform its duties and exercise its rights and powers hereunder and under the applicable Collateral Documents by or through any TMF Sub-Agent, and, accordingly, whenever reference herein is made to the Note Collateral Agents (and/or in singular form, to a or the “Notes Collateral Agent”), such reference shall be deemed to include the TMF Sub-Agents, to the extent applicable.

“Notes Documents” means this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

“Notes Secured Parties” means the Trustee, the Paying Agent, the Registrar, the Notes Collateral Agents and the Holders of the Notes.

“Obligations” means any principal, interest, penalties, premiums, including the Applicable Premium and the Redemption Price Premium, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees, and expenses accruing on or after the filing of any petition in bankruptcy, insolvency or for reorganization relating to the Issuer or a Note Guarantor, whether or not a claim for such post-petition interest, fees, or expenses is allowed or allowable in such proceedings).

“Offering Memorandum” means the offering memorandum dated March 25, 2025 related to the offer and sale of the Notes on the Issue Date.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, Treasurer, the Secretary or any Assistant Controller, Assistant Treasurer or Assistant Secretary of the Company or the Issuer, as the case may be.

“Officer’s Certificate” means a certificate signed by any Officer.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Issuer, as the case may be.

“Other Drop Down Assets” means any assets (other than Drop Down Assets) that (i) are contributed or otherwise transferred after the Issue Date by the Company and one or more of its Subsidiaries to 153 NumberCo or one or more of its Restricted Subsidiaries that are Subsidiary Guarantors and (ii) constitute Collateral.

“Packaged Rights” means warrants, options or other rights to acquire shares of any class of the Equity Interests of the Company or a Restricted Subsidiary (whether settled in Equity Interests, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Indebtedness of the Company or any Restricted Subsidiary (which may be guaranteed by the Note Guarantors, the Company or any Restricted Subsidiary) permitted to be incurred hereunder, even if such Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Parallel Debt” means in relation to an Underlying Debt an obligation to pay to a Notes Collateral Agent and/or Trustee (as applicable) an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Pari Passu Lien Indebtedness” means New First Priority Obligations and the Existing First Priority Obligations of the Issuer or any Note Guarantor; provided that an authorized representative of the holders of such Indebtedness shall be a party to the applicable First Lien Intercreditor Agreements.

“Participant” means, a member of, or participant or account holder in, DTC, Euroclear and/or Clearstream.

“Patents” means patents and patent applications, together with all inventions, designs or improvement described or claimed therein, and all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.14 hereof.

“Permitted Bond Hedge Transaction” means any bond hedge or call or capped call option (or similar transaction) on the Company’s Equity Interests in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Indebtedness.

“Permitted Business” means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business that is in the judgment of the Company reasonably related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the Issue Date or a natural extension thereof.

“Permitted Investments” means:

(1) (i) any Investment by the Company or any Restricted Subsidiary in the Issuer or any Note Guarantor, (ii) any Investment by any Non-Guarantor Subsidiary in another Non-Guarantor Subsidiary and (iii) any Investment by the Issuer or any Note Guarantor in any Non-Guarantor Subsidiary (A) in the ordinary course of business (including, but not limited to, goods and services transactions between such parties) or (B) to finance working capital or capital investments of such Person; provided that, in the case of this clause (iii), such amounts are reasonably anticipated to be utilized within 90 days from the date of such Investment;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Subsidiary Guarantor; or

(b) such Person is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Note Guarantor;

and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer, conveyance or liquidation;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.14 hereof;

(5) any Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) (i) any Investments received in compromise of obligations owed to the Company or any of its Restricted Subsidiaries created in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency or restructuring of any trade creditor or customer or in satisfaction of judgments and (ii) Investments by the Company or any of its Restricted Subsidiaries in a Securitization Special Purpose Entity or any Investment by a Securitization Special Purpose Entity in any other Person, in each case, in connection with a Qualified Securitization Transaction;

(7) receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances), other Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary and Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(8) Investments in connection with Permitted Treasury Arrangements;

(9) Investments consisting of the licensing, sublicensing or contribution of any intellectual property or other IP Rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(10) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business;

(11) any customary upfront milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(12) Investments represented by Hedging Obligations;

(13) Investments in existence on the Issue Date and any extension, modification or renewal of any such Investments, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(14) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(15) loans and advances to officers, directors and employees in the ordinary course of business in the aggregate amount outstanding at any one time not to exceed $25.0 million;

(16) Investments constituting ordinary course minority investments to fund pipeline development, consistent with past practice, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (i) $250.0 million and (ii) 10.0% of LTM Consolidated Cash Flow;

(17) Permitted Bond Hedge Transactions;

(18) other Investments not to exceed the greater of (i) $50.0 million and (ii) 2.5% of LTM Consolidated Cash Flow in the aggregate in any fiscal year (with unused amounts for any fiscal year being carried over to the next succeeding fiscal year, but not to any subsequent fiscal year, with the permitted amount for each fiscal year being used prior to any amount carried over from the previous year);

(19) Investments with the Excluded 1375209 Shares (or proceeds thereof) (other than the Additional Bausch + Lomb Shares (or proceeds thereof));

(20) Investments made in connection with any Permitted Tax Restructuring;

(21) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Company or any Restricted Subsidiary;

(22) Permitted Non-Subsidiary Guarantor Acquisitions in an aggregate amount not to exceed $200.0 million in any fiscal year; provided that the aggregate amount of Permitted Non-Guarantor Acquisitions pursuant to this clause (22) shall not exceed $500.0 million at any one time outstanding; and

(23) on and after January 1, 2028, additional Investments so long as, after giving pro forma effect thereto, the Total Leverage Ratio of the Company would be no higher than 4.00 to 1.0.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries is a joint venturer; provided, however, that the joint venture is engaged solely in a Permitted Business.

“Permitted Liens” means:

(1) Liens securing Pari Passu Lien Indebtedness, Junior Lien Indebtedness and other Obligations under Credit Facilities that were or will be permitted by the terms of this Indenture to be incurred under Section 4.9(b)(i) hereof;

(2) Liens in favor of the Issuer or any Note Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated, as applicable, with or is acquired by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were not incurred in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged or amalgamated, as applicable, into, consolidated with or acquired by the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.9(b)(iv) hereof covering only the assets acquired with such Indebtedness (and improvements or accessions thereto);

(7) Liens existing on the Issue Date, including Liens securing the Existing Secured Notes and the Guarantees thereof;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) (i) Liens securing Hedging Obligations and (ii) Liens existing under or by reason of Indebtedness or other contractual requirements of a Securitization Special Purpose Entity or any Standard Securitization Undertaking, in each case in respect of this subclause (ii) in connection with a Qualified Securitization Transaction;

(10) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(11) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(c) (i) if the Indebtedness secured by the new Lien is secured on a pari passu basis with the Lien securing the Notes, then the new Lien may secure the Permitted Refinancing Indebtedness on either a pari passu basis or a junior priority basis to the Lien securing the Notes and (ii) if the Indebtedness secured by the new Lien is secured on a junior priority basis with the Lien securing the Notes, then the new Lien may secure the Permitted Refinancing Indebtedness only on a junior priority basis to the Lien securing the Notes;

(12) Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed the greater of (i) $250.0 million and (ii) 10.0% of LTM Consolidated Cash Flow at any one time outstanding;

(13) survey title exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the business of the Company and its Restricted Subsidiaries taken as a whole;

(14) Liens arising by operation of law in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(15) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or a Restricted Subsidiary of the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(16) Liens securing the Notes and the Note Guarantees on the Issue Date (other than any Additional Notes or any Note Guarantees thereof);

(17) Liens securing one or more local working capital facilities of Foreign Subsidiaries, so long as such Liens do not extend to the assets of any Person other than such foreign Restricted Subsidiaries;

(18) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness incurred by such Non-Guarantor Subsidiaries pursuant to Section 4.9(b)(xii) hereof;

(19) Liens imposed pursuant to licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(20) Liens incurred to secure cash management services in the ordinary course of business;

(21) customary restrictions on, or options, contracts or other agreements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by this Indenture;

(22) Liens securing obligations to the Trustee arising under this Indenture and similar Liens in favor of trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture;

(23) Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness, pending consummation of a strategic transaction, or similar obligations; provided that such defeasance, discharge or redemption is otherwise permitted by this Indenture;

(24) Liens on assets not constituting Collateral securing obligations in an aggregate principal amount not to exceed the greater of (i) $250.0 million and (ii) 10.0% of LTM Consolidated Cash Flow at any one time outstanding;

(25) Liens securing Incremental Debt consisting of New First Priority Obligations secured by the Collateral, including the Additional Bausch + Lomb Shares;

(26) (i) Liens on Collateral securing Drop Down Debt (other than any Bausch + Lomb Share Collateral); provided that (x) with respect to any Lien on the assets of 153 NumberCo and its Restricted Subsidiaries, the holders of such Drop Down Debt (or a representative thereof) shall be a party to the New First Lien Intercreditor Agreement or another Intercreditor Agreement acceptable to the Applicable Authorized Representative, (y) with respect to any Lien on the assets of the Company or any of its Restricted Subsidiaries that is not 153 NumberCo or a Restricted Subsidiary of 153 NumberCo, the holders of such Drop Down Debt (or a representative thereof) shall be a party to the Existing First Lien Intercreditor Agreement (in the case of first-priority Liens incurred in accordance with clause (z) below) or another Intercreditor Agreement acceptable to the Applicable Authorized Representative, and (z) such Drop Down Debt may be secured by first-priority Liens on assets of the Company or any of its Restricted Subsidiaries that is not 153 NumberCo or a Restricted Subsidiary of 153 NumberCo only to the extent the proceeds of such Drop Down Debt are used to redeem, repay or otherwise retire any Existing Secured Notes (other than the Company’s 14.000% Senior Secured Notes due 2030) and (ii) Liens on Excluded Bausch + Lomb Shares;

(27) Liens securing Junior Lien Indebtedness (other than Liens on the Bausch + Lomb Share Collateral) incurred pursuant to Section 4.09(a);

(28) (i) Liens on Capital Stock of Permitted Joint Ventures or Unrestricted Subsidiaries (other than Liens on Bausch + Lomb Share Collateral or of any Unrestricted Subsidiary that holds Bausch + Lomb Share Collateral) securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly-owned Subsidiaries.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified; provided, however, that Permitted Liens securing Incremental Debt or Drop Down Debt will be deemed to have been incurred in reliance on clause (25) or clause (26), respectively, of the definition of Permitted Liens and may not later be reclassified. Notwithstanding anything in this Indenture to the contrary, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on the Collateral that secures Indebtedness on a first-priority basis (other than Pari Passu Lien Indebtedness incurred in pursuant to Section 4.09(b)(i), (xviii) or (xx)).

“Permitted Non-Subsidiary Guarantor Acquisition” means any Investment consisting of the acquisition by the Company or any other Restricted Subsidiary, whether by purchase, merger, amalgamation or otherwise, of a majority of the outstanding Capital Stock of any Person, in each case if (a) such Person becomes a Restricted Subsidiary and (b) such Person does not become a Subsidiary Guarantor because such Person Guaranteeing the Obligations is restricted or prohibited by applicable law or such Person Guaranteeing the Obligations is impractical (as determined by the Company in good faith) due to the jurisdiction of incorporation or organization of such Person.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) if the Indebtedness being refinanced is Indebtedness of the Issuer or a Note Guarantor, such Permitted Refinancing Indebtedness is also Indebtedness of the Issuer or a Note Guarantor.

“Permitted Tax Restructuring” means any reorganizations and other activities and transactions related to tax planning and tax reorganization (as determined by the Company in good faith) entered into on or after the Issue Date, so long as such reorganizations, other activities and transactions, in the good faith judgment of the Company, do not materially impair the Collateral Documents or the security interests of the holders of the Notes, taken as a whole (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Tax Restructuring no longer constituting Collateral), and are otherwise not materially adverse to the holders of the Notes.

“Permitted Treasury Arrangements” means Banking Services entered into in the ordinary course of business and any transactions between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business in connection with such Banking Services.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on the Company’s or a Restricted Subsidiary’s Equity Interests, regardless of the issuer or seller thereof, issued substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited liability company or government or other entity.

“PPSA” means the Personal Property Security Act (Ontario); provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of a Notes Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to personal or movable property of any jurisdiction in Canada other than the Province of Ontario, PPSA shall include those personal property security laws or laws relating to personal or movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Principal” or “principal” of a debt security, including the Notes, means the principal of the security plus, when appropriate, the premium, if any, on the security.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or operating synergies with respect to an acquisition that are reasonably identifiable, factually supportable, reasonably attributable to the action specified and reasonably anticipated to result from such actions; provided, that the relevant actions have been taken or initiated and the benefits resulting therefrom are anticipated to be realized within 18 months of the date of such acquisition (including, for the avoidance of doubt, actions that will be taken or initiated so long as the benefits resulting therefrom are anticipated to be realized within 18 months of the date of such acquisition), as if all such reductions in costs and other operating improvements or operating synergies had been effected as of the beginning of such period, decreased by any recurring incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be calculated in good faith by a responsible financial or accounting officer of the Company and shall be accompanied by a certificate delivered to the Trustee from the Company’s chief financial officer that generally outlines the specific actions taken or expected to be taken and the net cost reductions and other operating improvements or operating synergies achieved or expected to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Purchaser” means (i) any company that owns not less than $5,000,000 in investments and that is owned directly or indirectly by or for two or more natural persons who are related as siblings or spouse (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons, (ii) any trust that is not covered by clause (i) and that was not formed for the specific purpose of acquiring the securities offered, as to which the trustee or other person authorized to make decisions with respect to the trust, and each settlor or other person who has contributed assets to the trust, is a person described in this clause (ii) or the following clause (iii), (iii) any person, acting for its own account or the accounts of other Qualified Purchasers, who in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments or (iv) any person that the Company reasonably believes meets the classification in any of the foregoing categories in (i) through (iii) pursuant to Rule 2a51-1(h) of the Investment Company Act.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary may sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity may sell, convey, grant a security interest in or otherwise transfer to any other Person, any Securitization Program Assets (whether now existing or arising in the future).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Issuer or any Note Guarantor in any real property.

“Redemption Date” or “redemption date” means the date specified for redemption of the Notes (including any Mandatory Redemption Date) in accordance with the terms thereof and this Indenture.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act or any successor to such regulation.

“Regulation S-X” means Regulation S-X under the Securities Act or any successor to such regulation.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Regulation S.

“Restricted Global Note” means a permanent Global Note that is substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary, representing Notes that bear the Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. For the avoidance of doubt, (i) the Issuer shall at all times constitute a Restricted Subsidiary of the Company, (ii) BHA shall at all times be considered a Restricted Subsidiary of the Company and (iii) unless the context otherwise requires, “Restricted Subsidiary” means a Restricted Subsidiary of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor to such rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any successor to such rule.

“Rule 144A Note” means any 144A Global Note and any Definitive Note sold in reliance on Rule 144A.

“Rule 904” means Rule 904 promulgated under the Securities Act or any successor to such rule.

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Securitization Program Assets” means (i) all receivables customarily transferred in connection with asset securitization transactions by the Company or any of its Restricted Subsidiaries pursuant to documents relating to any Qualified Securitization Transaction, (ii) all rights arising under the documentation governing or related to receivables (including rights in respect of Liens securing such receivables and other credit support in respect of such receivables), any proceeds of such receivables and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction, any warranty, indemnity, dilution and other intercompany claim arising out of the documents relating to such Qualified Securitization Transaction and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitizations involving accounts receivable and (iii) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (i) and (ii).

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no activities and holds no assets other than those incidental to such Qualified Securitization Transaction.

“Security Agreements” means that certain U.S. Security Agreement and the Canadian Security Agreement.

“Series” means (i) the Notes, (ii) the obligations under the Credit Agreement, and (iii) each other issuance or incurrence of Indebtedness that is secured on a pari passu basis with the foregoing and the priority of which security interest is regulated by the applicable First Lien Intercreditor Agreement.

“Shared Collateral” means, at any time, the New Shared Collateral and the Existing Shared Collateral.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Company or any Subsidiary (other than a Securitization Special Purpose Entity) which are customary in connection with any Qualified Securitization Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each Note Guarantor that is a Restricted Subsidiary of the Company.

“TMF Sub-Agent” means one or more of TMF’s Subsidiaries, Affiliates, or attorneys including, but not limited to, TMF Colombia Ltda., TMF Magyarország Könyvelő és Szolgáltató Korlátolt Felelősségű Társaság, TMF Management (Ireland) Limited, TMF Process Outsourcing, S de R.L. de C.V., TMF Poland Spółka z ograniczoną odpowiedzialnością and TMF Services SA.

“Total Consolidated Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, Capital Lease Obligations, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing.

“Total Leverage Ratio” means the ratio of (i) Total Consolidated Indebtedness of the Company and its Restricted Subsidiaries, after giving effect to all incurrences and repayments of Indebtedness on the transaction date (net of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date), to (ii) Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recent four consecutive full fiscal quarters for which internal financial statements are available ending on or prior to the transaction date. The “Total Leverage Ratio” will be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio” to give effect to transactions that would require pro forma adjustments to such ratio.

To the extent the Company elects pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(e) hereof, the Company shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Total Leverage Ratio for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Trademarks” means all trademarks, trade names, trade dress and logos, registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, and all renewals of the foregoing.

“Treasury Rate” means, with respect to the Notes, the rate per annum equal to the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to April 15, 2028, provided, however, that if the period from such date of redemption to April 15, 2028 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such date of redemption to April 15, 2028 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used. The Issuer shall obtain the Treasury Rate.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder, as in effect on the Issue Date, except to the extent any amendment to the Trust Indenture Act expressly provides for application of the Trust Indenture Act as in effect on another date.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant secretary, associate, secretary, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral.

“Underlying Debt” means in relation to the Issuer or any Note Guarantor and at any time, each obligation (whether present or future, actual or contingent) owing by the Issuer or such Note Guarantor to a Notes Secured Party under this Indenture, the Notes or the Collateral Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Indenture, the Notes or any Collateral Document, in each case whether or not anticipated as of the date of this Indenture) excluding the Issuer’s or such Note Guarantor’s Parallel Debt, as applicable.

“Unrestricted Subsidiary” means (1) 1375209 B.C. Ltd., (2) Bausch + Lomb, (3) PharmaSwiss, trgovsko in proizvodno podjete, d.o.o., (4) Bausch Receivables Funding LP, (5) Bausch Receivables Funding GP ULC and (6) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution, and each of their respective Subsidiaries, but only to the extent that any such Subsidiary referred to in clauses (1) through (6):

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary, in each case, taken as a whole, than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Upfront Payments” means any upfront or similar payments made in connection with any drug or pharmaceutical product research and development or collaboration arrangements or the closing of any Drug Acquisition.

“U.S. Security Agreement” means that certain U.S. First Lien Pledge and Security Agreement, dated the Issue Date, to be entered into by and among each of the grantors party thereto and the applicable Notes Collateral Agents.

“Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“WURA” means the Winding-Up and Restructuring Act (Canada).

SECTION 1.2 Other Definitions.

TERM	DEFINED IN SECTION

Acceptable Commitment	4.14(b)(vi)
Action	12.8(w)
Additional Amounts	4.21
Affiliate Transaction	4.13(a)
Agent Members	2.1(b)
Agreed Guarantee Principles	4.15
Applicable Collateral Limitations	4.22(f)
Applicable Law	11.21
Asset Sale Offer	3.14, 4.14(c)
Asset Sale Offer Amount	3.14
Asset Sale Offer Period	3.14
Asset Sale Purchase Date	3.14
Authorized Agent	11.16
Authorized Officers	11.2
Benefited Party	10.1(b)
BNY	Preamble
CERCLA	12.8(r)
Change in Tax Law	3.7(e)
Change of Control Offer	3.8(b)
Change of Control Purchase Date	3.8(b)(iii)
Change of Control Purchase Notice	3.8(c)
Change of Control Purchase Price	3.8(a)
Code	4.13(h)
Company	Preamble
Company Notice	3.8(b)
Company Order	2.2
Corresponding Debt	13.4(b), 13.4(b)
Covenant Defeasance	8.3
Deemed Date	4.9(e)
Dilution Adjustments	4.9(b)(xviii)
Directing Holder	6.2
dispose	5.1(e)
Electronic Means	11.2
ERISA	2.13(h)
Event of Default	6.1
Excess Proceeds	4.14(c)
FATCA	4.21(b)(vi)
Fixed Amounts	11.15(c)
Foreign Security Agreements	13.2(a)
Hungarian Civil Code	13.3
Important Section 3(c)(7) Notice	2.12(g)(i)
incur	4.9(a)
Incurrence-Based Amounts	11.15(c)
Initial Lien	4.11
Instructions	11.2
Intercompany Loan Excess Cash Offer	3.15
Intercompany Loan Excess Cash Offer Period	3.15
Intercompany Loan Excess Cash Offer Amount	3.15
Intercompany Loan Excess Cash Purchase Date	3.15

Issuer	Preamble
Judgment Currency	11.17
Legal Defeasance	8.2
Legal Holiday	11.7
Legend	2.12(a)
Mandatory Redemption Event	3.16(a)
Mandatory Redemption Date	3.16(b)
Maximum Additional Bausch + Lomb Share Amount	4.9(b)(xviii)
NI 45-106	2.13(b)
Noteholder Direction	6.2
Notice of Default	6.1(j)(iii)
Payable Amount	13.4(a)
Paying Agent	2.3
Payment Default	6.1(e)(i)
Payor	4.21
Permitted Debt	4.9(b)
Position Representation	6.2
Redemption Price	6.2
Redemption Price Premium	6.2
Registrar	2.3
Regulation 803 Reimbursement	4.21(d)
Related Person	12.8(b)
Relevant Taxing Jurisdiction	4.21
Representations	2.12(g)(i)
Restricted Amount	4.14(b)(vi)
Restricted Payments	4.8(a)(iv)
Retained Asset Sale Proceeds	4.14(b)(vi)
Similar Laws	2.13(h)
Swiss Parallel Debt	13.4(a)
Swiss Security Documents	13.4
Tax	4.21
TMF	Preamble
Transaction Parties	2.13(h)
Trustee	Preamble
Verification Covenant	6.2

SECTION 1.3 Rules of Construction. Unless the context otherwise requires:

(A) a term has the meaning assigned to it;

(B) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(C) words in the singular include the plural, and words in the plural include the singular;

(D) provisions apply to successive events and transactions;

(E) the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(F) the masculine gender includes the feminine and the neuter;

(G) references to agreements and other instruments include subsequent amendments thereto;

(H) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(I) references to ratings by Moody’s or S&P shall include any successor equivalent ratings if either Moody’s or S&P changes its ratings scale subsequent to the date of this Indenture;

(J) except as otherwise provided for herein, the Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; and

(K) a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

ARTICLE 2

THE SECURITIES

SECTION 2.1 Form and Dating. The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A, which are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall provide any such notations, legends or endorsements to the Trustee in writing. The Notes shall be in a minimum denomination of $200,000 and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication. The Notes are being offered and sold by the Issuer in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

(a) Restricted Global Notes. All of the Notes are initially being offered and sold to (i) QIBs that are also Qualified Purchasers in reliance on Rule 144A or (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S, and shall be issued initially in the form of one or more 144A Global Notes and Regulation S Global Notes, respectively, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the depositary, DTC, and registered in the name of its nominee, Cede & Co., duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Notes custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(b) Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.12 hereof and shall be made on the records of the Trustee and the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under the Global Note, and the Depositary (including, for this purpose, its nominee) may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c) Additional Notes. Subject to compliance with the provisions of Sections 4.9 and 4.11 hereof, the Issuer may from time to time and without the consent of the Holders issue Additional Notes in an unlimited principal amount under this Indenture. Additional Notes shall have the same terms as the Initial Notes (other than the issue date, the issue price and, under certain circumstances, the first interest payment date and the first date from which interest accrues) and be part of the same issue as the Initial Notes for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number.

(d) Regulation S Global Notes. Global Notes offered and sold in reliance on Regulation S shall initially be represented by one or more Regulation S Global Notes, substantially in the form of Exhibit A with such applicable legends as are provided in Exhibit A. The Regulation S Global Notes will be deposited, upon issuance, on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary and registered in the name of the Depositary or the nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(e) Book Entry Provisions. The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(e), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the applicable Depositary or its nominee, (ii) shall be delivered by the Trustee to the applicable Depositary or pursuant to the applicable Depositary’s instructions and (iii) shall bear legends substantially in the form of the first paragraph of Exhibit A attached hereto.

SECTION 2.2 Execution and Authentication. An Officer of the Issuer shall sign the Notes for the Issuer by manual or electronic signature. Typographic and other minor errors or defects in any such electronic signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually or electronically signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and make available for delivery the Notes for original issue in an initial aggregate principal amount of $4,400,000,000 and Additional Notes as contemplated by Section 2.1(c) hereof, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (a “Company Order”). The Company Order shall specify the amount of Notes to be authenticated and shall provide that all such Notes will be represented by a Restricted Global Note and the date on which such issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the applicable amounts in the foregoing sentence, except as provided in Sections 2.1(c) and 2.7 hereof.

The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Issuer or an Affiliate of the Issuer.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $200,000 principal amount and integral multiples of $1,000 in excess thereof.

SECTION 2.3 Registrar and Paying Agent. The Issuer shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”), one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”) and one or more offices or agencies where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will at all times maintain a Paying Agent, Registrar and an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served in the Borough of Manhattan in the City of New York.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Issuer fails to maintain a Registrar, Paying Agent or agent for service of notices and demands in any place required by this Indenture, or fail to give the foregoing notice, the Trustee shall act as such. The Issuer or any Note Guarantor may act as Paying Agent (except for the purposes of Section 4.1 and Article 8).

The Issuer hereby initially designates the Trustee as Paying Agent, Registrar and Notes custodian, and the office or agency of the Trustee in the Borough of Manhattan, The City of New York (which shall initially be the office located at 240 Greenwich Street, New York, NY 10286) as one such office or agency of the Issuer for each of the aforesaid purposes.

The Issuer may change the Paying Agents or Registrar in its sole discretion without prior notice to the Holders.

SECTION 2.4 Paying Agent to Hold Money in Trust. Prior to 11:00 a.m., New York City time, on each due date of the principal of or premium or interest on any Notes, the Issuer shall deposit with a Paying Agent a sum sufficient to pay such principal, premium, if any, or interest, if any, so becoming due. A Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Notes, and shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. If the Issuer or any Note Guarantor acts as Paying Agent, the Issuer or such Note Guarantor shall, before 11:00 a.m., New York City time, on each due date of the principal of or interest on any Notes, segregate the money and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee all sums so held in trust by such Paying Agent. Upon doing so, the Paying Agent (other than the Issuer) shall have no further liability for the money. For the avoidance of doubt, in no event shall any Paying Agent (unless the Issuer or a Note Guarantor is acting as Paying Agent) be required to advance funds for any payment on the Notes hereunder or to make any such payment until the Paying Agent has actually received such funds from the Issuer.

SECTION 2.5 Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee on or before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

SECTION 2.6 Transfer and Exchange.

(a) Subject to compliance with any applicable additional requirements contained in Section 2.12 hereof, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate in the form included in Exhibit A, and in form satisfactory to the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.3 hereof, the Issuer shall execute and the Trustee shall authenticate Notes of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Issuer or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto; provided further, that this sentence shall not apply to any exchange pursuant to Section 2.10, 2.12(a), 3.6, 3.11 or 9.5 hereof.

Neither the Issuer, any Registrar nor the Trustee shall be required to exchange or register a transfer of any Notes or portions thereof in respect of which a Change of Control Purchase Notice, a notice in connection with an Intercompany Loan Excess Cash Offer or a notice in connection with an Asset Sale Offer has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased). In addition, neither the Issuer, any Registrar nor the Trustee shall be required to exchange or register a transfer of any Notes or portions thereof for a period of 15 days before a selection of such Notes or portions thereof to be redeemed or selected for redemption.

All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Issuer, evidencing the same Obligations and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(b) Any Registrar appointed pursuant to Section 2.3 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(c) Each Holder of a Note agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal, state, Canadian federal, provincial or territorial securities law.

SECTION 2.7 Replacement Notes. If any mutilated Note is surrendered to the Issuer, a Registrar or the Trustee, or the Issuer, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Issuer, the applicable Registrar and the Trustee such security or indemnity as will be required by them to save each of them harmless, then, in the absence of notice to the Issuer, such Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuer shall execute, and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to Article 3, the Issuer in its discretion may, instead of issuing a new Note, pay or purchase such Note, as the case may be.

Upon the issuance of any new Notes under this Section 2.7, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.7 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.8 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation or surrendered for transfer or exchange and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Issuer receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If a Paying Agent (other than the Issuer or a Note Guarantor) holds on a Redemption Date, Change of Control Purchase Date, Asset Sale Purchase Date, Intercompany Loan Excess Cash Purchase Date or the Final Maturity Date money sufficient to pay the principal of (including premium, if any) and interest on Notes (or portions thereof) payable on that date, then on and after such Redemption Date, Change of Control Purchase Date, Asset Sale Purchase Date, Intercompany Loan Excess Cash Purchase Date or the Final Maturity Date, as the case may be, such Notes (or portions thereof, as the case may be) shall cease to be outstanding and interest on them shall cease to accrue.

Subject to the restrictions contained in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

SECTION 2.9 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any notice, direction, waiver or consent, Notes owned by the Issuer or any other obligor on the Notes or by any Affiliate of the Issuer or of such other obligor shall be disregarded, except that, for purposes of determining whether the Trustee shall be protected in relying on any such notice, direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is neither the Issuer nor any other obligor on the Notes or any Affiliate of the Issuer or of such other obligor.

SECTION 2.10 Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and execute, and, upon receipt of a Company Order, the Trustee shall authenticate and deliver, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer with the consent of the Trustee considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate and deliver Definitive Notes in exchange for temporary Notes.

SECTION 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for transfer, exchange, payment or conversion. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Notes surrendered for transfer, exchange, payment, conversion or cancellation and shall deliver the canceled Notes to the Issuer. The Issuer may not hold or resell such Notes or issue any new Notes to replace any Notes delivered for cancellation.

SECTION 2.12 Legend; Additional Transfer and Exchange Requirements.

(a) The Initial Notes, any Additional Notes and any Notes issued upon the transfer, exchange or replacement of Notes shall bear the legends set forth on the form of Notes attached hereto as Exhibit A (collectively, the “Legend”); provided that (i) Definitive Notes shall not bear the Global Note Legend.

(b) A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Definitive Note that is issued in exchange for a Global Note; provided further that in no event shall a beneficial interest in a Regulation S Global Note be transferred to a U.S. Person prior to the receipt by the Registrar of any certificates required pursuant to Regulation S, as determined by the Issuer. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, shall be made only in accordance with this Section 2.12.

(c) Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate in substantially the form set forth in Exhibit A dated the date of such surrender and signed by the Holder of such Note, as to compliance with such restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d) [Reserved.]

(e) As used in this Section 2.12, the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

(f) The provisions of clauses (iii), (iv) and (v) below shall apply only to Global Notes:

(i) Notwithstanding any other provisions of this Indenture or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Depositary or one or more nominees thereof; provided that a Global Note may be exchanged for Notes registered in the names of any person designated by the Depositary in the event that (A) the Depositary has notified the obligors that it is unwilling or unable to continue as Depositary for such Global Note or has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary or (B) a Default or an Event of Default has occurred and is continuing with respect to the Notes. Any Global Note exchanged pursuant to clause (A) above shall be so exchanged in whole and not in part, and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or from time to time in part as directed by the applicable Depositary. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the applicable Depositary or a nominee thereof shall not be a Global Note.

(ii) Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and shall be in such authorized denominations as the Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver Notes issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

(iii) Subject to the provisions of clause (v) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(iv) In the event of the occurrence of any of the events specified in clause (i) above, the obligors will promptly make available to the Trustee a reasonable supply of applicable Definitive Notes in definitive, fully registered form, without interest coupons.

(v) Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a holder of any Note.

(vi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so as and when expressly required by, the terms or this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(vii) The Issuer shall have the right to compel any beneficial owner of a Rule 144A Note (or any interest therein) to provide proof that it is a QIB and a Qualified Purchaser at any time. If, notwithstanding the restrictions on transfer contained in this Indenture, the Issuer determines that any beneficial owner of a Rule 144A Note (or any interest therein) is not both a QIB and a Qualified Purchaser, then the Issuer may require, by notice to such beneficial owner, that such beneficial owner sell all of its rights, title and interest to such Rule 144A Note (or interest therein) to a person that is a QIB and a Qualified Purchaser, with such sale to be effected within 30 days after notice of such sale requirement is given. If such beneficial owner fails to effect the transfer required within such 30-day period, the Issuer shall have the right (1) to compel such Holder to sell its interest in the Rule 144A Notes, (2) to assign to such Rule 144A Notes a separate CUSIP number or numbers, or (3) without further notice to such Holder, to sell such Rule 144A Notes or interest in such Rule 144A Notes, as applicable, to a purchaser selected by the Issuer on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, and selling such interest to the highest such bidder; provided, however, that the Issuer may select a purchaser by any other means determined by the Issuer in its sole discretion. Each Holder of a Note and each owner of a beneficial interest in a Rule 144A Note (and each other person in the chain of title), as applicable, by their acceptance of an interest in the applicable Notes agree to cooperate with the Issuer and any other party to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to such Holder. The terms and conditions of any such sale shall be determined in the Issuer’s sole discretion, and neither the Issuer nor the Trustee shall be liable to any person having an interest in the Rule 144A Notes sold as a result of any sale pursuant to this Section 2.12(f)(vii) or the exercise of such discretion.

(g) Section 3(c)(7) Procedures.

(i) The Issuer shall send on at least an annual basis, a notice from the Issuer to the Depositary (the “Important Section 3(c)(7) Notice”), with a request that the Depositary forward each such notice to the relevant Depository participants for further delivery to beneficial owners of Notes. Each Important Section 3(c)(7) Notice will state that (i) each holder of the Notes must be able to make the acknowledgements and representations set forth in Section 2.13 hereof (the “Representations”), (ii) the Notes (or any interests in the Notes) are transferable only to purchasers deemed to have made the Representations and to have satisfied the other transfer restrictions applicable to the Notes, (iii) in the case of the Rule 144A Notes, the Issuer shall have the right to refuse to honor any transfer to a person who is not determined to be a QIB and a Qualified Purchaser and to treat any purchase by a person who is not determined to be a QIB and a Qualified Purchaser as null and void and to require such purchaser to sell its Rule 144A Notes (or any interests in the Rule 144A Notes) to a transferee designated by the Issuer and (iv) the Rule 144A Notes (or any interests in the Rule 144A Notes) can only be transferred to a person who is a QIB and a Qualified Purchaser in compliance with Rule 144A.

(ii) The Issuer shall take the following steps with respect to the 144A Notes, in each case, to the extent permitted by the procedures of the Depositary at such time, and such other steps as it deems necessary or advisable in addition to and/or in lieu of the procedures outlined in this Section 2.12(g) to ensure that the Issuer may continue to rely on the exemption from registration under Section 3(c)(7) of the Investment Company Act in connection with the Notes:

(A) The Issuer shall direct the Depositary to include the “144A” and “3c7” marker in the appropriate descriptors for the 144A Global Notes in order to indicate that sales are limited to QIBs that are Qualified Purchasers.

(B) The Issuer shall direct the Depositary to cause each physical Depositary deliver order ticket delivered by the Depositary to purchasers of 144A Global Notes to contain the appropriate descriptors; and shall direct the Depositary to cause each Depositary deliver order ticket delivered by the Depositary to purchasers of 144A Global Notes in electronic form to contain the “3c7” indicator and a related user manual for participants, which shall contain a description of the relevant restrictions.

(C) The Issuer shall instruct the Depositary, on or prior to the Issue Date, to send an Important Section 3(c)(7) Notice to all Depositary participants in connection with the initial offering of the Notes.

(D) The Issuer shall advise the Depositary that it is a Section 3(c)(7) issuer and shall request that the Depositary include the 144A Global Notes in the Depositary’s “Reference Directory” of Section 3(c)(7) offerings and provide its participants with an Important Section 3(c)(7) Notice.

(E) The Issuer shall from time to time request the Depositary to deliver to the Issuer a list of all Depositary participants holding an interest in the 144A Global Notes.

(iii) The Issuer shall use commercially reasonable efforts to request third-party vendors (including, without limitation, Bloomberg, L.P.) that provide information regarding the Notes to include on screens maintained by such vendors customary and appropriate legends regarding Rule 144A and Section 3(c)(7) restrictions of the Rule 144A Notes.

(iv) The Issuer shall use commercially reasonable efforts to cause the “CUSIP” number obtained for the Rule 144A Notes to have an attached “fixed field” that contains “3c7” and “144A” indications.

(h) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the equivalent procedures of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.13 Holder Representations and Warranties. Each Person who becomes a Holder of Notes shall be deemed to acknowledge, represent, warrant and agree on the date such Person acquires any interest in any Note the following:

(a) It is purchasing the Notes as a principal for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is either (A) a QIB that is also a Qualified Purchaser, and is aware that the sale to it is being made in reliance on Rule 144A or (B) a non-U.S. purchaser that is outside the United States in reliance on Regulation S.

(b) It acknowledges that the Notes have not been and will not be registered under the Securities Act, or qualified for sale to the public by prospectus under applicable Canadian Securities Laws and may not be offered or sold except as set forth below. Further, each purchaser of the Notes will be deemed to have represented and agreed that it is: (i) an “accredited investor” (as defined in National Instrument 45-106 – Prospectus Exemptions, such instrument implemented in Québec as Regulation 45-106 respecting Prospectus Exemptions, together “NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), as applicable; (ii) a “permitted client” (as such term is defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations); (iii) not a person created or used solely to purchase or hold the Notes as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45 106; and (iv) purchasing as principal (or deemed to be purchasing as principal under applicable Canadian Securities Laws), in a manner exempt from the prospectus requirements under applicable Canadian Securities Laws in reliance on one or more the exemptions from the prospectus requirements under subsection 2.4(2) of NI 45-106 or subsection 73.4(2) of the Securities Act (Ontario), as applicable.

(c) It shall not resell or otherwise transfer any of such Notes, except (A) to the Company or any of its Subsidiaries, (B) inside the United States to a QIB that is also a Qualified Purchaser in a transaction complying with Rule 144A, (C) outside the United States in compliance with Rule 904 under the Securities Act, (D) to a Qualified Purchaser pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (E) to a Qualified Purchaser pursuant to an effective registration statement under the Securities Act. Further, it shall not resell or otherwise transfer any of such Notes except pursuant to an exemption from the prospectus requirements of Canadian Securities Laws, or in a transaction that otherwise complies with or is not subject to the prospectus requirements of Canadian Securities Laws.

(d) It agrees that it will give to each person to whom it transfers the Notes notice of any restrictions on transfer of such Notes.

(e) It acknowledges that prior to any proposed transfer of Notes in certificated form or of beneficial interests in a Global Note (in each case other than pursuant to an effective registration statement) the holder of Notes or the holder of beneficial interests in a Global Note, as the case may be, may be required to provide certifications and other documentation relating to the manner of such transfer and submit such certifications and other documentation as provided in this Indenture.

(f) It understands and acknowledges that this Indenture provides that if, notwithstanding the restrictions on transfer contained herein, the Issuer determines that any beneficial owner of a Rule 144A Note is not both a QIB and a Qualified Purchaser, then the Issuer may require, by notice to such beneficial owner, that such beneficial owner sell all of its rights, title and interest to such Rule 144A Note (or interest therein) to a person that is a QIB and a Qualified Purchaser, with such sale to be effected within 30 days after notice of such sale requirement is given. If such beneficial owner fails to effect the transfer required within such 30-day period, the Issuer shall have the right (1) to compel such Holder to sell its interest in the Rule 144A Notes, (2) to assign to such Rule 144A Notes a separate CUSIP number or numbers, or (3) without further notice to such Holder, to sell such Rule 144A Notes or interest in such Rule 144A Notes, as applicable, to a purchaser selected by the Issuer on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, and selling such interest to the highest such bidder; provided, however, that the Issuer may select a purchaser by any other means determined by the Issuer in its sole discretion. Each Holder of a Rule 144A Note and each owner of a beneficial interest in a Rule 144A Note (and each other person in the chain of title), as applicable, by their acceptance of an interest in the applicable Rule 144A Notes agree to cooperate with the Issuer and any other party to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to such Holder. The terms and conditions of any such sale shall be determined in the Issuer’s sole discretion, and neither the Issuer nor the Trustee shall be liable to any person having an interest in the Rule 144A Notes sold as a result of any such sale or the exercise of such discretion.

(g) It understands that all of the Notes will bear the Legend unless otherwise agreed by the Issuer and the holder thereof.

(h) Either (a) no portion of the assets used by it to acquire and hold the Notes, or any interest therein, constitutes assets of any (i) employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plan, account or other arrangement subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) entity deemed to hold “plan assets” of any such employee benefit plan, plan, account or other arrangement or (iv) governmental, church or non-U.S. plan that is not subject to Section 406 of ERISA or Section 4975 of the Code but may be subject to other laws or regulations that are substantially similar to those provisions (“Similar Laws”) or (b) the purchase, holding and subsequent disposition of the Notes by it will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law, and none of the Company, the Initial Purchasers and their respective affiliates (the “Transaction Parties”) is acting as its fiduciary and nothing contained in the Offering Memorandum was relied on as investment advice in connection with its transactions with the Transaction Parties contemplated hereby.

(i) It acknowledges that the Issuer and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Section 2.13 and agrees that if any of the acknowledgements, representations or agreements deemed to have been made by its purchase of the Notes are no longer accurate, it shall promptly notify the Issuer. If it is acquiring the Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

(j) It acknowledges that the Issuer is not, and has no intention of becoming, a “reporting issuer,” as such term is defined under Canadian Securities Laws, in any province or territory of Canada. Under no circumstances will the Issuer be required to file a prospectus or similar document with any securities regulator in Canada qualifying the resale of the Notes to the public. Accordingly, the resale provisions of section 2.6(3) of National Instrument 45-102 - Resale of Securities will not be available to holders of the Notes.

SECTION 2.14 CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use one or more “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such purchase shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the “CUSIP” and “ISIN” numbers applicable to the Notes.

ARTICLE 3

REDEMPTION AND PURCHASES

SECTION 3.1 Right to Redeem. The Issuer, at its option, may redeem the Notes in accordance with the provisions of Sections 3.7 hereof.

If the Issuer elects to redeem the Notes, it shall notify the Trustee at least 15 days prior to the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee) of the Redemption Date, the aggregate principal amount of the Notes to be redeemed and the Section of this Indenture pursuant to which such Notes are being redeemed.

SECTION 3.2 Selection of Notes to Be Redeemed. If the Issuer elects to redeem less than all of the outstanding Notes, the Notes will be selected for redemption as follows:

(i) on a pro rata pass-through distribution of principal basis in accordance with the procedures of The Depository Trust Company and in compliance with the requirements of the applicable stock exchange to the extent the Notes are held in the form of Global Notes; or

(ii) by lot to the extent the Notes are held in the form of Definitive Notes.

In the event of a partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption.

The Notes and portions of the Notes selected for redemption will be in amounts of $200,000 or whole multiples of $1,000 except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. No Notes of $200,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.3 Notice of Redemption. At least 10 days but not more than 60 days before a Redemption Date, the Issuer shall send, or shall cause to be sent, a notice of redemption by first-class mail (postage prepaid) or otherwise transmit in accordance with the Applicable Procedures to the Trustee and to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

•	the aggregate principal amount of the Notes to be redeemed;

•	the Redemption Date (which shall be a Business Day);

•	the redemption price;

•	the name and address of the Paying Agent;

•	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;

•	that, unless the Issuer defaults in the deposit of the redemption price, interest on Notes called for redemption will cease to accrue on and after the Redemption Date;

•	the Section of this Indenture pursuant to which the Notes are being redeemed;

•	the CUSIP numbers of the Notes; and

•	any conditions precedent to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, that the Issuer makes such request at least three Business Days prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 3.3. Redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes pursuant to Sections 8.2 or 8.3 or a satisfaction and discharge of this Indenture with respect to the Notes pursuant to Section 8.1. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

SECTION 3.4 Effect of Notice of Redemption. Once notice of redemption is given and any conditions set forth therein have been satisfied, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice.

On and after the Redemption Date, unless the Issuer defaults in the deposit of the redemption price and subject to satisfaction of any conditions precedent, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, and all other rights of the Holder will terminate other than the right to receive the redemption price, without interest from the Redemption Date, on surrender of the Notes.

SECTION 3.5 Deposit of Redemption Price. Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price (as calculated by the Issuer) on all Notes to be redeemed on that date.

SECTION 3.6 Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder, without service charge, a new Note in an authorized denomination equal in principal amount to, and in exchange for, the unredeemed portion of the Note surrendered.

SECTION 3.7 Optional Redemption.

(a) At any time prior to April 15, 2028, the Issuer may on any one or more occasions redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). The Issuer shall calculate the redemption price, including any Applicable Premium.

(b) The Issuer may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of the years set forth below:

Year	Percentage
2028	105.000%
2029	102.500%
2030 and thereafter	100.000%

(c) Notwithstanding paragraph (a) or (b) of this Section 3.7, in connection with any tender offer for the Notes (including any Change of Control Offer), in the event that holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer purchases all of the Notes validly tendered and not withdrawn by such holders in such tender offer, within 30 days of such purchase, the Issuer will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each holder in such tender offer (excluding any early tender or similar incentive fee), plus accrued and unpaid interest on the Notes to, but excluding, the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

(d) In connection with any optional redemption of Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

(e) If the Issuer or any Note Guarantor becomes obligated to pay, on the next date on which any amount will be payable with respect to the Notes, any Additional Amounts as a result of (i) any amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined in Section 4.21 herein), which amendment or change is publicly announced and becomes effective after the Issue Date (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) or (ii) any amendment to, or change in, an official written interpretation or application of such laws or regulations (including by virtue of a holding by a court of competent jurisdiction) which amendment or change is publicly announced and becomes effective after the Issue Date (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”) and the Issuer or the applicable Note Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction, but not including the substitution of an obligor if the Issuer would be required to pay Additional Amounts), the Issuer may, at its option, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if such right to redeem is triggered by the obligation of a Note Guarantor to pay Additional Amounts, such right to redeem will apply only if the payment giving rise to such obligation cannot be made by the Issuer or another Note Guarantor without the obligation to pay Additional Amounts. Notice of the Issuer’s intent to redeem the Notes shall not be given until the Issuer delivers to the Trustee an opinion of tax counsel to the effect that there has been such Change in Tax Law which would entitle the Issuer to redeem the Notes hereunder and an Officer’s Certificate to the effect that the Issuer or the applicable Note Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The foregoing provisions shall apply mutatis mutandis to any successor Person to the Issuer or the applicable Note Guarantor, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law that is publicly announced and becomes effective after such successor Person becomes a party to this Indenture.

(f) Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof. If any redemption date is on or after an interest record date and on or before the relevant interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(g) In connection with any redemption under this Section 3.7, the Issuer shall deliver to the Trustee an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent in this Indenture to the redemption have been complied with. The Trustee shall have no responsibility for calculating the redemption price.

(h) Notwithstanding anything to the contrary, each redemption or distribution in respect of the principal amount of the Notes after acceleration thereof under Section 6.2 hereof (including automatically pursuant to Section 6.2 hereof), shall be accompanied by, and there shall become due and payable automatically upon acceleration, a payment premium payable in cash on the principal amount so redeemed or distributed or on the principal amount that has become or is declared accelerated, in an amount equal to the Applicable Premium or the Redemption Price Premium, as applicable, calculated on the aggregate principal amount of the Notes so redeemed, distributed or accelerated, together with all accrued and unpaid interest on such Notes. If the Applicable Premium or the Redemption Price Premium, as applicable, becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium or the Redemption Price Premium, as applicable) from and after the applicable triggering event.

SECTION 3.8 Purchase of Notes at Option of the Holder Upon Change of Control.

(a) If at any time that Notes remain outstanding there shall occur a Change of Control, the Notes shall be purchased by the Issuer at the option of the Holders, on the Change of Control Purchase Date, at a purchase price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to, but excluding, the Change of Control Purchase Date (the “Change of Control Purchase Price”), subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 3.8.

(b) Within 30 days after the occurrence of a Change of Control with respect to the Notes, the Issuer shall transmit a written notice (“Company Notice”) of the Change of Control to the Trustee and to each Holder of Notes (and to Beneficial Owners as required by applicable law) pursuant to which the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at the Change of Control Purchase Price. The notice shall include the form of a Change of Control Purchase Notice to be completed by the Holder, shall describe the transaction or transactions that constitute the Change of Control and shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 3.8 and that all Notes tendered will be accepted for payment;

(ii) the date by which the Change of Control Purchase Notice pursuant to this Section 3.8 must be given;

(iii) the purchase date, which date shall be no earlier than 30 days and no later than 60 days after the date the Company Notice is mailed (the “Change of Control Purchase Date”);

(iv) the Change of Control Purchase Price;

(v) the Holder’s right to require the Issuer to purchase the Notes;

(vi) the name and address of the Paying Agent;

(vii) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date;

(viii) the procedures that the Holder must follow to exercise rights under this Section 3.8; and

(ix) the procedures for withdrawing a Change of Control Purchase Notice, including a form of notice of withdrawal.

If any of the Notes is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the repurchase of Global Notes.

(c) A Holder may exercise its rights specified in subsection (a) of this Section 3.8 upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto, as applicable, and which may be delivered by letter, overnight courier, hand delivery, electronic submission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Change of Control Purchase Notice”) to any Paying Agent at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date.

The delivery by a Holder of any Note tendered in the Change of Control Offer to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Change of Control Purchase Price therefor.

The Issuer shall purchase from the Holder thereof, pursuant to this Section 3.8, a portion of a Note if the principal amount of such portion is $200,000 or an integral multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to the purchase of all of a Note pursuant to Sections 3.8 through 3.13 also apply to the purchase of such portion of such Note.

Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Change of Control Purchase Notice contemplated by this subsection (c) shall have the right to withdraw such Change of Control Purchase Notice in whole or with respect to a portion thereof that is in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.9 hereof.

A Paying Agent shall promptly notify the Issuer of the receipt by it of any Change of Control Purchase Notice or written withdrawal thereof.

Anything herein to the contrary notwithstanding, in the case of Global Notes, any Change of Control Purchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

(d) The Issuer will not be required to make a Change of Control Offer upon a Change of Control with respect to the Notes if (1) a third party makes the Change of Control Offer with respect to the Notes in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer set forth in subsection (b) of this Section 3.8 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption with respect to all of the Notes has been given pursuant to Section 3.7 hereof, unless and until there is a default in payment of the applicable redemption price. In addition, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Change of Control Offer.

(e) The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(f) The provisions under this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control (including any required notice period) may be waived or modified with respect to the Notes with the written consent of the Holders of a majority in principal amount of the Notes, including after entering into an agreement that would result in the need to make a Change of Control Offer.

SECTION 3.9 Effect of Change of Control Purchase Notice. Upon receipt by any Paying Agent of the Change of Control Purchase Notice specified in Section 3.8(c) hereof, the Holder of the Note in respect of which such change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn as specified below) thereafter be entitled to receive the Change of Control Purchase Price with respect to such Note. Such Change of Control Purchase Price shall be paid to such Holder promptly following the later of (a) the Change of Control Purchase Date with respect to such Note (provided the conditions in Section 3.8(c) hereof have been satisfied) and (b) the time of delivery of such Note to a Paying Agent by the Holder thereof in the manner required by Section 3.8(c) hereof.

A Change of Control Purchase Notice may be withdrawn by means of a written notice (which may be delivered by mail, overnight courier, hand delivery, electronic submission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of withdrawal delivered by the Holder to a Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date, specifying the principal amount of the Note or portion thereof (which must be a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted.

SECTION 3.10 Deposit of Change of Control Purchase Price. Prior to 11:00 a.m., New York City time on the Change of Control Purchase Date, the Issuer shall deposit with the Trustee or with a Paying Agent (other than the Issuer or a Note Guarantor) an amount of money (in immediately available funds if deposited on such Change of Control Purchase Date) sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof that are to be purchased as of such Change of Control Purchase Date. The manner in which the deposit required by this Section 3.10 is made by the Issuer shall be at the option of the Issuer; provided that such deposit shall be made in a manner such that the Trustee or a Paying Agent shall have immediately available funds on the Change of Control Purchase Date.

If a Paying Agent (other than the Issuer or a Note Guarantor) holds, in accordance with the terms hereof, money sufficient to pay the Change of Control Purchase Price of any Note for which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture then, on the Change of Control Purchase Date, interest will cease to accrue on such Notes or any portion of such Notes as to which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture, and all other rights of the Holder of such Notes will terminate other than the right to receive the Change of Control Purchase Price, without interest from the Change of Control Purchase Date, on surrender of such Notes.

SECTION 3.11 Notes Purchased in Part. Any Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Change of Control Purchase Date the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

SECTION 3.12 Compliance with Securities Laws upon Purchase of Notes. In connection with any offer to purchase or purchase of Notes under Section 3.8 hereof, the Issuer shall (a) comply with Rule 14e-1 (or any successor to such Rule), if applicable, under the Exchange Act, and (b) otherwise comply with all United States federal and state securities laws and Canadian federal, provincial and territorial securities laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Issuer under Sections 3.8 through 3.11 hereof to be exercised in the time and in the manner specified therein. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Article 3, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article 3 by virtue of such conflict.

SECTION 3.13 Repayment to the Company. To the extent that the aggregate amount of cash deposited by the Issuer pursuant to Section 3.10 with respect to any Notes hereof exceeds the aggregate Change of Control Purchase Price (including interest thereon) of the Notes or portions thereof that the Issuer is obligated to purchase, then promptly after the Change of Control Purchase Date, and upon request, the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Issuer.

SECTION 3.14 Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.14 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (“Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders of Notes and all holders of other Pari Passu Lien Indebtedness containing provisions similar to this Section 3.14 with respect to offers to repay, purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than three Business Days after the termination of the

Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Issuer shall apply a portion of the Excess Proceeds as calculated pursuant to Section 4.14 hereof (the “Asset Sale Offer Amount”) to the purchase of Notes and such other Pari Passu Lien Indebtedness (on a pro rata basis, if applicable) or, if less than the Asset Sale Offer Amount has been tendered, all of such Notes and other Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail or otherwise transmit in accordance with the Applicable Procedures, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.14 and Section 4.14 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Asset Sale Offer Amount, the purchase price and the Asset Sale Purchase Date;

(3) that with respect to any Notes, any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Purchase Date;

(5) that, with respect to any Notes, Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have such Notes purchased in a principal amount of $200,000 (or in integral multiples of $1,000 in excess thereof) only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Sale Offer Period, an electronic submission, letter or other transmission in accordance with the Applicable Procedures of DTC setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of any Notes and other Pari Passu Lien Indebtedness surrendered in connection with the Asset Sale Offer exceeds the Asset Sale Offer Amount, the Issuer shall select Notes and other Pari Passu Lien Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Lien Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only such Notes in denominations of $200,000 (or integral multiples of $1,000 in excess thereof), will be purchased); and

(9) that Holders of any Notes whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of such Notes surrendered (or transferred by book-entry transfer).

On or before the Asset Sale Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of the applicable Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all such Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.14. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Purchase Date.

Other than as specifically provided in this Section 3.14, any purchase pursuant to this Section 3.14 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

SECTION 3.15 Intercompany Loan Excess Cash Offer. After the payment in full of all Indebtedness under the Credit Agreement (other than revolving credit Indebtedness), within 10 Business Days of the date on which the aggregate amount of Intercompany Loan Excess Cash exceeds $50.0 million, the Issuer will make an offer (an “Intercompany Loan Excess Cash Offer”) to all holders of Notes and all holders of Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, containing provisions similar to those set forth in this Section 3.15 to purchase the maximum principal amount of Notes and such Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, that may be purchased out of the Intercompany Loan Excess Cash. The offer price in any Intercompany Loan Excess Cash Offer will be equal to 100% of the principal amount of the Notes (or, in the case of any Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, the repayment, offer or redemption price due under the agreements governing such Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes), plus accrued and unpaid interest to, but not including, the date of purchase, and will be payable in cash. If the aggregate principal amount of Notes and Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, tendered into such Intercompany Loan Excess Cash Offer exceeds the amount of Intercompany Loan Excess Cash, the Issuer will determine the amount of the Notes and such Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to DTC procedures) on a pro rata pass-through distribution of principal basis, and if the Notes are in definitive registered form, the Trustee will select the Notes to be purchased by lot. If the Notes are in global form, interests in such global notes will be selected for purchase by DTC in accordance with its standard procedures. No Note of $200,000 or less shall be purchased in part. If any Intercompany Loan Excess Cash remains after consummation of an Excess Cash Offer, the Issuer may use such Intercompany Loan Excess Cash for any purpose not otherwise prohibited by this Indenture. Upon completion of each Intercompany Loan Excess Cash Offer, the amount of Excess Cash will be reset at zero.

The Intercompany Loan Excess Cash Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Intercompany Loan Excess Cash Offer Period”). No later than three Business Days after the termination of the Intercompany Loan Excess Cash Offer Period (the “Intercompany Loan Excess Cash Purchase Date”), the Issuer shall apply a portion of the Excess Proceeds as calculated pursuant to the first paragraph of this Section 3.15 (the “Intercompany Loan Excess Cash Offer Amount”) to the purchase of Notes and such Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Upon the commencement of an Intercompany Loan Excess Cash Offer, the Issuer shall send, by first-class mail or otherwise transmit in accordance with the Applicable Procedures, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Intercompany Loan Excess Cash Offer. The notice, which will govern the terms of the Intercompany Loan Excess Cash Offer, will state:

(1) that the Intercompany Loan Excess Cash Offer is being made pursuant to this Section 3.15 and the length of time the Intercompany Loan Excess Cash Offer will remain open;

(2) the Intercompany Loan Excess Cash Offer Amount, the purchase price and the Intercompany Loan Excess Cash Purchase Date;

(3) that with respect to any Notes, any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Intercompany Loan Excess Cash Offer shall cease to accrue interest after the Intercompany Loan Excess Cash Purchase Date;

(5) that, with respect to any Notes, Holders electing to have a Note purchased pursuant to an Intercompany Loan Excess Cash Offer may elect to have such Notes purchased in a principal amount of $200,000 (or in integral multiples of $1,000 in excess thereof) only;

(6) that Holders electing to have a Note purchased pursuant to any Intercompany Loan Excess Cash Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Intercompany Loan Excess Cash Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than the expiration of the Intercompany Loan Excess Cash Offer Period, an electronic submission, letter or other transmission in accordance with the Applicable Procedures setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of any Notes, Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, surrendered in connection with the Intercompany Loan Excess Cash Offer exceeds the Intercompany Loan Excess Cash Offer Amount, the Issuer shall select Notes on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures of DTC) on a pro rata pass-through distribution of principal basis, and if the Notes are in definitive registered form, the Trustee will select the Notes to be purchased by lot. In the case of Global Notes, interests in such Global Notes will be selected for purchase by DTC in accordance with the Applicable Procedures; and

(9) that Holders of any Notes whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of such Notes surrendered (or transferred by book-entry transfer).

On or before the Intercompany Loan Excess Cash Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Intercompany Loan Excess Cash Offer Amount of the applicable Notes or portions thereof tendered pursuant to the Intercompany Loan Excess Cash Sale Offer, or if less than the Intercompany Loan Excess Cash Offer Amount has been tendered, all such Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.15. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Intercompany Loan Excess Cash Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Intercompany Loan Excess Cash Offer on or as soon as practicable after the Intercompany Loan Excess Cash Purchase Date.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Intercompany Loan Excess Cash Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.15, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Intercompany Loan Excess Cash Offer provisions of this Section 3.15 by virtue of such compliance.

Other than as specifically provided in this Section 3.15, any purchase pursuant to this Section 3.15 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

SECTION 3.16 Mandatory Redemption.

(a) Upon the occurrence of any of the following events (each, a “Mandatory Redemption Event”), the Issuer will redeem the Notes in accordance with this Section 3.16:

(i) upon the receipt of any net cash proceeds from any sale or other disposition of any Bausch + Lomb Share Collateral;

(ii) when the aggregate amount of any dividends, distributions or other amounts received on account of the Bausch + Lomb Share Collateral (other than pursuant to clause (i) above) received by the Issuer exceeds $50.0 million; and

(iii) upon the receipt of any funds from any prepayments of any Intercompany Loan.

(b) On the fifth Business Day following any Mandatory Redemption Event (such Business Day, a “Mandatory Redemption Date”), the Issuer will redeem the Notes and, if and to the extent required by the terms of any New First Priority Obligations, such New First Priority Obligations containing provisions similar to those set forth in this Section 3.16 with respect to mandatory prepayments or redemptions to mandatorily prepay or redeem the maximum principal amount of Notes, net of any taxes paid or payable by the Issuer in connection with such redemption or repayment, and such New First Priority Obligations that may be mandatorily prepaid or redeemed upon such Mandatory Redemption Event. The redemption price for the Notes to be redeemed pursuant to such Mandatory Redemption Event will be equal to the lower of (i) 105.000% of the principal amount thereof and (ii) the redemption price set forth in Section 3.7(b) hereof that would be applicable had the Issuer elected to optionally redeem the Notes, plus accrued and unpaid interest, if any, to, but not including, the applicable Mandatory Redemption Date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). If the aggregate principal amount of Notes and New First Priority Obligations to be redeemed or mandatorily prepaid exceeds the amount of proceeds or other amounts received by the Issuer in respect of such Mandatory Redemption Event, the Issuer will determine the amount of the Notes and such First Lien Obligations to be redeemed or mandatorily prepaid on a pro rata basis or as nearly a pro rata basis as is practicable (subject to DTC procedures) on a pro rata pass-through distribution of principal basis, and if the Notes are in definitive registered form, the Trustee will select the Notes to be purchased by lot. In the case of Global Notes, interests in such Global Notes will be selected for redemption by DTC in accordance with the Applicable Procedures.

(c) Any notices of mandatory redemption will be mailed by first class mail to holders of certificated Notes (or otherwise transmitted to registered holders of Global Notes in accordance with the Applicable Procedures) at least three Business Days before the Mandatory Redemption Date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of Notes upon cancellation of the original note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Notes called for redemption become due on the date fixed for redemption. No Note of $200,000 or less shall be redeemed in part.

(d) On and after the Mandatory Redemption Date, interest shall cease to accrue on Notes or portions of them called for redemption.

(e) In connection with any redemption under this Section 3.16, the Issuer shall deliver to the Trustee an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent in this Indenture to the redemption have been complied with. The Trustee shall have no responsibility for calculating the redemption price.

ARTICLE 4

COVENANTS

SECTION 4.1 Payment of Notes. The Issuer shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Paying Agent (other than the Issuer) holds by 11:00 a.m., New York City time, on that date money, deposited by the Issuer or an Affiliate thereof, sufficient to pay the installment. Except in the case of a redemption, a Change of Control Offer, an Intercompany Loan Excess Cash Offer or an Asset Sale Offer, accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name that Note is registered at the close of business on the record date for such interest at the office or agency of the Issuer maintained for such purpose. The Issuer shall (in immediately available funds), to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to the Note, which interest shall be payable on demand.

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Issuer will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes, in the case of a Holder holding an aggregate principal amount of Notes of $1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than $1,000,000, by mailing a check to each such Holder’s registered address. All payments shall be made in immediately available funds in U.S. dollars. Payments to any Holder holding an aggregate principal amount of Notes in excess of $1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in the United States, if such Holder has provided wire transfer instructions to the Issuer at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

SECTION 4.2 Maintenance of Office or Agency.

(a) The Issuer shall maintain in the United States of America, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co registrar) where Notes may be surrendered for payment, registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States of America, for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the offices of the Trustee set forth in Section 2.3 hereof as one such office or agency of the Issuer.

SECTION 4.3 Reports.

(a) Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company shall furnish (to the extent not publicly available on the SEC’s EDGAR system) to the Trustee and the Holders of Notes and post on the Company’s website (in a format that is accessible to Holders of Notes as well as prospective Holders of Notes), within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual reports that the Company would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(ii) all current reports that the Company would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports (other than consolidating financial information required by Rule 3-10, 13-01 or 13-02 of Regulation S-X or any comparable provision so long as the Company complies with Section 4.3(d)). Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s independent registered public accountants. In addition, the Company shall file a copy of each of the reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing or the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason) and make such information available to securities analysts and prospective investors upon request.

(b) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, and regardless of whether it continues to file reports with the SEC, the Company shall nevertheless continue making the reports specified in Section 4.3(a) hereof available to the Holders of the Notes, prospective investors and securities analysts by posting such information on its website. While the Company remains subject to the periodic reporting requirements of the Exchange Act, the Company agrees that it shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company shall post the reports referred to in Section 4.3(a) hereof on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(c) The Company further agrees that, for so long as any Notes remain outstanding, at any time it is not required to file the reports required by Section 4.3(a) or (b) hereof with the SEC, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) The quarterly and annual financial information required by Sections 4.3(a) and (b) hereof for all fiscal periods ending after the Issue Date shall be accompanied by a reasonably detailed presentation of (to the extent not publicly available on the SEC’s EDGAR system):

(i) the total assets, liabilities, revenues and income from operations of Subsidiaries of the Company that do not Guarantee the Notes and

(ii) after the incurrence of any Drop Down Debt, the Consolidated Cash Flow of 153 NumberCo and its Restricted Subsidiaries for such quarterly fiscal period and the Issuer Group First Lien Secured Debt and Total Consolidated Indebtedness of 153 NumberCo and its Restricted Subsidiaries as of the end of such quarterly fiscal period.

The Trustee shall not be responsible for determining whether this Section 4.3(d) has been satisfied, nor shall it have any liability in connection therewith.

(e) As long as the Notes are secured by Liens on any Bausch + Lomb Share Collateral, the Issuer will furnish (to the extent not publicly available on the SEC’s EDGAR system) to the holders of Notes:

(i) within 90 days of each fiscal year, annual audited financial statements of Bausch + Lomb prepared in accordance with GAAP; and

(ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly unaudited financial statements of Bausch + Lomb prepared in accordance with GAAP;

provided that, if Bausch + Lomb ceases to be a Subsidiary of the Company, the Issuer will have no obligation to deliver any such financial statements for any period if it does not receive such financial statements of Bausch + Lomb for such period from Bausch + Lomb.

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(g) Notwithstanding anything herein to the contrary, in the event that the Company or the Issuer fails to comply with its obligation to file or provide such information, documents and reports as required by this Section 4.3, the Company or the Issuer will be deemed to have cured such Default with respect to the Notes for purposes of Section 6.1(d) upon the filing or provision of all such information, documents and reports required hereunder prior to the expiration of 90 days after written notice to the Issuer of such failure from the Trustee or to the Issuer and the Trustee from the Holders of at least 25% of the principal amount of the Notes.

SECTION 4.4 Compliance Certificates. The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2025), an Officer’s Certificate as to the signer’s knowledge of the Issuer’s compliance with all conditions and covenants on their part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officer’s Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 4.4, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

SECTION 4.5 Further Instruments and Acts. Upon request of the Trustee, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

SECTION 4.6 Maintenance of Corporate Existence. Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of the Issuer and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the corporate existence of any Restricted Subsidiary (other than the Issuer) if (a) the Board of Directors or management of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, (b) if a Subsidiary is to be dissolved or merged or consolidated in compliance with this Indenture or (c) such Subsidiary has no assets.

SECTION 4.7 [Reserved].

SECTION 4.8 Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or any Note Guarantor that is contractually subordinated in right of payment to the Notes or a Note Guarantee, except (A) from the Issuer or a Note Guarantor (provided that the proceeds of any such purchase, redemption, defeasance or other acquisition or retirement for value of the Intercompany Loan shall be applied in accordance with Section 3.16 to the extent required thereby) or (B) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test or Total Leverage Ratio test set forth in Section 4.9(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after January 1, 2025 (excluding Restricted Payments permitted by clauses (ii) through (xi), (xiii) and (xiv) of Section 4.8(b)), is less than the sum, without duplication, of:

(A) an amount (which shall not be less than zero) equal to 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2025 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(B) 100% of the aggregate net cash proceeds (or the fair market value of assets) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(C) to the extent that any Restricted Investment that was made after January 1, 2025 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) or (ii) the initial amount of such Restricted Investment, plus

(D) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b) The provisions of Section 4.8(a) shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture (it being understood that the amount of any such dividend shall be included in the aggregate amount of Restricted Payments determined in Section 4.8(a)(iii) only once and not as separate Restricted Payments made at both declaration and payment);

(ii) any Restricted Payment made in exchange for, or in an amount equal to the net cash proceeds of, the substantially concurrent sale (other than to the Company or a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that an amount equal to such Restricted Payment will be excluded from clause (iii)(B) of Section 4.8(a) hereof;

(iii) the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness of the Company or any Note Guarantor with the net cash proceeds from, or in exchange for, an incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend or any other payment or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests of any class on a pro rata basis to the holders of such class;

(v) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present or former employee, director, officer or consultant of, or service provider to, the Company or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder agreement; provided that the aggregate amount of Restricted Payments made under this clause (v) shall not exceed in any calendar year $25.0 million (with any unused amounts for any calendar year being carried over to the next succeeding calendar year, but not to any subsequent calendar year, with the permitted amount for each calendar year being used prior to any amount being carried over from the previous calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(1)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(2)	the amount of any Restricted Payments previously made with the cash proceeds described in subclause (1) of this clause (v);

(vi) payments to holders of Equity Interests (or to the holders of Indebtedness that is convertible into or exchangeable for Equity Interests upon such conversion or exchange) in lieu of the issuance of fractional shares;

(vii) repurchases of Equity Interests deemed to occur in connection with the exercise or vesting of stock options or similar instruments to the extent necessary to pay withholding or similar taxes related to such exercise or vesting of stock options or similar instruments;

(viii) the Company may make a distribution, by dividend or otherwise, of the Excluded 1375209 Shares (or the proceeds thereof) (other than the Additional Bausch + Lomb Shares (or proceeds thereof));

(ix) repurchases or retirement for value of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(x) the repurchase, redemption or other acquisition or retirement for value of any subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those set forth in Section 3.8 and Section 4.14; provided that, prior thereto, all Notes required to be redeemed pursuant to Section 3.16 and all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xi) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or its Restricted Subsidiaries issued in accordance with Section 4.9;

(xii) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments not to exceed the greater of (x) $50.0 million and (y) 2.5% of LTM Consolidated Cash Flow in the aggregate in any fiscal year (with any unused amounts for any fiscal year being carried over to the next succeeding fiscal year, but not to any subsequent fiscal year, with the permitted amount for each fiscal year being used prior to any amount being carried over from the previous fiscal year);

(xiii) the distribution, as a dividend or otherwise, of shares of Capital Stock (other than any Bausch + Lomb Share Collateral, Capital Stock of any Unrestricted Subsidiary that holds Bausch + Lomb Share Collateral and any dividends or other distributions received with respect to, or any proceeds from sales of, any Bausch + Lomb Share Collateral) of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xiv) any payments or deliveries in connection with (a) a Permitted Bond Hedge Transaction or (b) Permitted Warrant Transaction or Packaged Rights (i) by delivery of shares of the Company’s Equity Interests (other than Disqualified Stock) or (ii) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise); and

(xv) so long as no Default or Event of Default has occurred and is continuing, the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness of the Company or any Note Guarantor not to exceed the greater of (i) $50.0 million and (ii) 2.5% of LTM Consolidated Cash Flow in the aggregate in any fiscal year (with any unused amounts for any fiscal year being carried over to the next succeeding fiscal year, but not to any subsequent fiscal year, with the permitted amount for each fiscal year being used prior to any amount being carried over from the previous fiscal year).

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (determined, for purposes of this Section 4.8, by the Issuer or, in the case of any asset(s) valued in excess of $500.0 million, by the Board of Directors of the Company) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.8, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (i) through (xv) of Section 4.8(b), Section 4.8(a) or the definition of “Permitted Investment,” (i) the Issuer will be permitted to classify such Restricted Payment and later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 4.8 and (ii) a Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.8 permitting such Restricted Payment; provided that notwithstanding anything in this Indenture to the contrary, Investments in Unrestricted Subsidiaries shall only be made pursuant to clause (18) of the definition of “Permitted Investments” or, solely for the purpose of effecting any Bausch + Lomb Share Collateral Repurchase, the first paragraph of this Section 4.8 and in either case may not later be reclassified.

SECTION 4.9 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the Issuer or any Note Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary Guarantor may issue preferred stock if (x) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period or (y) the Total Leverage Ratio on the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been no higher than 6.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), giving effect to the incurrence of the additional Indebtedness, Disqualified Stock or preferred stock.

(b) Section 4.9(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Issuer and the Note Guarantors of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed $3,700.0 million less the aggregate principal amount of all principal repayments required to be made in respect of term loans under the Credit Agreement with the proceeds from any sale or other disposition of Bausch + Lomb Share Collateral;

(ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness, including the Existing Notes;

(iii) the incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes and Note Guarantees on the Issue Date (other than any Additional Notes or any Note Guarantees thereof);

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary of the Company, in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed the greater of (x) $275.0 million and (y) 11.0% of LTM Consolidated Cash Flow at any time outstanding;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.9(a) hereof or clauses (ii), (iii) or (xi) of this Section 4.9(b) or this clause (v);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Issuer or a Note Guarantor is the obligor on such Indebtedness and the obligee is not the Issuer or another Note Guarantor, such Indebtedness must be expressly subordinated (without regard to security interest) to the prior payment in full in cash of all Obligations with respect to the Notes; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that is not permitted by this clause (vi);

(vii) (i) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred and not for speculative purposes and (ii) the incurrence by a Securitization Special Purpose Entity of Indebtedness in a Qualified Securitization Transaction that is without recourse to the Company or to any other Restricted Subsidiary of the Company or their assets (other than Standard Securitization Undertakings);

(viii) the Guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred under this Section 4.9 (other than the Note Guarantees); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or any Note Guarantee, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed (without regard to security interest);

(ix) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.9; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(x) obligations in respect of performance and surety bonds and completion guarantees or similar obligations provided by the Company or any Restricted Subsidiary of the Company in each case in the normal course of business (whether or not consistent with past practice);

(xi) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt; provided, however, that on the date of acquisition and after giving effect thereto on a pro forma basis, (i) the Fixed Charge Coverage Ratio of the Company (A) would be at least 2.0 to 1.0 or (B) would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or (ii) the Total Leverage Ratio of the Company (A) would be no higher than 6.5 to 1.0 or (B) would be equal to or lower than such Total Leverage Ratio immediately prior to such acquisition; provided, however, that such Acquired Debt is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition; provided, further, that aggregate principal amount of Indebtedness of Non-Guarantor Subsidiaries at any time outstanding under this clause (xi) shall not exceed the greater of (i) $375.0 million and (ii) 15.0% of LTM Consolidated Cash Flow;

(xii) the incurrence by any Non-Guarantor Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed the greater of (x) $375.0 million or (y) 15.0% of LTM Consolidated Cash Flow;

(xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, death, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xiv) (i) Indebtedness in respect of Permitted Treasury Arrangements and all other netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, incentive, supplier finance or similar programs and in connection with deposit accounts, and (ii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within five Business Days of notice of its incurrence;

(xv) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xvi) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay or similar obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(xvii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xvii), not to exceed the greater of (x) $375.0 million and (y) 15.0% of LTM Consolidated Cash Flow;

(xviii) the incurrence by the Issuer and the Note Guarantors of Incremental Debt on or prior to December 31, 2025, in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xviii), not to exceed $1,600.0 million less the amount of any Drop Down Debt originally incurred pursuant to clause (xx) (whether or not such Drop Down Debt remains outstanding at the time of such incurrence of Incremental Debt); provided that if the Additional Bausch + Lomb Shares pledged to secure such Incremental Debt represent less than 26,495,472 shares of common stock of Bausch + Lomb (or such equivalent number of shares after adjusting for any issuances of any shares Capital Stock (including in the form of stock dividends) or issuances of rights, warrants and options to subscribe for or purchase shares of Capital Stock, stock splits or combinations, spin-offs and other distributions of shares of Capital Stock and other transactions that result in any dilution of the Issuer’s equity interest in Bausch + Lomb after the Issue Date, except for issuances of shares or Capital Stock and rights, warrants and options to subscribe for or purchase shares of Capital Stock pursuant to management and employee compensation plans in the ordinary course of business (such adjustments, the “Dilution Adjustments”)) (the “Maximum Additional Bausch + Lomb Share Amount”), the amount of Indebtedness permitted to be incurred pursuant to this clause (xviii) shall be reduced by $100.0 million for each 1,655,967 shares of common stock of Bausch + Lomb (or such equivalent number of shares after giving effect to any Dilution Adjustments) below the Maximum Additional Bausch + Lomb Share Amount;

(xix) the incurrence of Indebtedness of any Permitted Joint Venture or of Indebtedness of the Company or any Restricted Subsidiary incurred on behalf of any Permitted Joint Venture or any guarantees by the Company or any Restricted Subsidiary of Indebtedness of any Permitted Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of (x) $250.0 million and (y) 10.0% of LTM Consolidated Cash Flow; and

(xx) the incurrence by the Issuer and the Note Guarantors of Drop Down Debt in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xx), not to exceed $1,600.0 million less the aggregate amount of any Incremental Debt originally incurred prior to such incurrence (whether or not such Incremental Debt remains outstanding at the time of such incurrence of Drop Down Debt); provided that, at the time of such incurrence and after giving pro forma effect thereto, the Blended First Lien Net Leverage Ratio would be no greater than 4.25 to 1.00.

(c) None of the Issuer or any Note Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Note Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Issuer or any Note Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Note Guarantor solely by virtue of being unsecured or having a junior lien priority.

(d) For purposes of determining compliance with this Section 4.9, (i) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xx) of Section 4.9(b) hereof, or is entitled to be incurred pursuant to Section 4.9(a) hereof, the Issuer shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, at any time, all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.9 and (ii) Indebtedness permitted by this Section 4.9 need not be permitted solely by reference to one clause permitting such Indebtedness but may be permitted in part by one such clause and in part by one or more other clauses of this Section 4.9 permitting such Indebtedness; provided, however, that Indebtedness incurred under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt and may not later be reclassified.

(e) In connection with the entry into or increase of any commitment relating to the incurrence or issuance of Indebtedness under this (including revolving credit Indebtedness) and the granting of any Lien to secure such Indebtedness, the Issuer may designate such incurrence and the granting of any Lien securing the same as having occurred on the date such commitment was entered into or increased (such date, the “Deemed Date”) and, if the incurrence or issuance of Indebtedness pursuant to such commitment and the granting of any Lien securing the same would be permitted under this Section 4.09 and Section 4.11, as applicable, as of such Deemed

Date in reliance on a financial ratio-based exception or basket, such committed amount may thereafter be incurred (and, in the case of commitments of a revolving nature, reborrowed) or issued, in whole or in part, from time to time, and such Liens may be granted without any further testing of such financial ratio or basket; provided that all calculations under this Indenture on and after the Deemed Date until the termination of such commitment shall be made on a pro forma basis to give effect to the deemed incurrence or issuance of the full amount of such commitment and the granting of any such Lien, as applicable.

SECTION 4.10 [Reserved].

SECTION 4.11 Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (any such Lien, the “Initial Lien”) on any of its assets now owned or hereafter acquired, unless:

(a) in the case of any Initial Lien on any asset that is Collateral, such Initial Lien is a Permitted Lien; or

(b) in the case of any Initial Lien on any asset that is not Collateral, (i) such Initial Lien is a Permitted Lien or (ii) the Notes are secured equally and ratably with (or prior to) the obligations secured by such Initial Lien.

Any Lien created for the benefit of Holders pursuant to Section 4.11(b)(ii) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, upon the release and discharge of the Initial Lien.

SECTION 4.12 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions set forth in Section 4.12(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements, including the agreements governing Existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(ii) this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents;

(iii) applicable law, rule, regulation or order, approval, license, permit or similar restriction, including under contracts with foreign governments or agencies thereof entered into in the ordinary course of business;

(iv) any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Capital Stock was issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the acquisition; provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred under Section 4.9 hereof;

(v) customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property that impose restrictions on that property of the nature described in clause (iii) of Section 4.12(a) hereof;

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, transfers, loans or advances by that Restricted Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Issuer, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company or otherwise in the ordinary course of business;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(xiii) contractual requirements of a Securitization Special Purpose Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Special Purpose Entity; and

(xiv) any agreement or instrument governing Indebtedness or preferred stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.9 hereof which encumbrances or restrictions (x) are not, in the good faith judgment of the Issuer, materially more restrictive, taken as a whole, than those contained in this Indenture or (y) will not, in the good faith judgment of the Issuer, affect the ability of the Issuer to make anticipated payments of principal, interest or premium on the Notes.

SECTION 4.13 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $100.0 million, unless:

(i) the Affiliate Transaction is on terms that are no less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, as determined by the Issuer in good faith; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500.0 million, such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b) The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.13(a) hereof:

(i) any employment agreement or benefit or similar plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) the payment of reasonable compensation and fees to, and the provision of customary indemnities to, current or former officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(v) issuances or sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates or employees of or consultants to the Company;

(vi) Restricted Payments that are permitted by the provisions of Section 4.8 hereof and Permitted Investments;

(vii) transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement to such agreement (so long the as amendment, modification or replacement is not, in the good faith judgment of the Issuer, materially more disadvantageous to the Company or such Restricted Subsidiary, taken as a whole, than the terms of those agreements in effect on the Issue Date);

(viii) transactions with a Permitted Joint Venture in which the Company or any Restricted Subsidiary holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions, in the good faith judgment of the Issuer, are not materially less favorable, taken as a whole, to the Company or such Restricted Subsidiary than they are to other joint venture partners;

(ix) any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect security holders of the Company or any Restricted Subsidiary (and the performance of such agreements);

(x) transactions with Affiliates solely in their capacity as Holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Affiliates receive the same consideration as non-Affiliates in such transactions;

(xi) transactions affected as part of a Qualified Securitization Transaction; and

(xii) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a copy of a letter from an accounting, appraisal or investment banking firm of national standing addressed to the Company stating that such transaction meets the requirements of Section 4.13(a)(i).

SECTION 4.14 Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined, for purposes of this clause (i), by the Issuer or, in the case of any asset(s) valued in excess of $500.0 million, by the Board of Directors of the Company) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes and the Note Guarantees) (i) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability or (ii) that are discharged by the transferee in a transaction pursuant to which neither the Company nor any Restricted Subsidiary has any liability following such Asset Sale;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the consummation of the applicable Asset Sale, to the extent of the cash received in that conversion;

(C) any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of $500.0 million or 20.0% of LTM Consolidated Cash Flow; and

(D) future payments to be made in cash or Cash Equivalents owed to the Company or a Restricted Subsidiary in the form of licensing, royalty, earnout or Milestone Payment (or similar deferred cash payments).

(b) Within 365 days after the receipt of any Net Proceeds from any Asset Sale (other than the sale or other disposition of any Bausch + Lomb Share Collateral, which shall be subject to Section 3.16), the Company or the applicable Restricted Subsidiary may apply an amount equal to those Net Proceeds:

(i) to repay (x) Indebtedness and other Obligations under the Credit Agreement and, if the Indebtedness repaid under the Credit Agreement is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (y) Indebtedness and other Obligations under the Notes or any Pari Passu Lien Indebtedness (other than the Credit Agreement) and, if the Pari Passu Lien Indebtedness being repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto (provided that if such Net Proceeds are applied to repay such Pari Passu Lien Indebtedness under this clause (y), the Company shall equally and ratably reduce obligations under the Notes in accordance with Section 3.7 hereof, through privately negotiated transactions or open market purchases (in each case, provided that such purchases are at or above 100% of the principal amount thereof), or by making an offer (in accordance with Section 4.14(c)) to all Holders to purchase the pro rata principal amount of Notes, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to, but not including, the date of purchase) or (z) other Indebtedness of a Non-Guarantor Subsidiary, so long as the relevant assets were assets of such Subsidiary and such Indebtedness is not owed to or held by the Company or another Restricted Subsidiary;

(ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (provided that any Net Proceeds from any Asset Sale of Collateral shall be used to acquire such assets or Voting Stock that constitute Collateral);

(iii) to make payments with respect to the acquisition or license of intellectual property rights that are used in a Permitted Business or the minority interest of any Permitted Business;

(iv) to make a capital expenditure in or that is useful in a Permitted Business;

(v) to retire Notes (x) pursuant to Section 3.7 hereof, (y) through privately negotiated transactions or open market purchases (in each case, provided that such purchases are at or above 100% of the principal amount thereof) or (z) by making an offer to purchase Notes in accordance with Section 4.14(c) to all holders to purchase, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of purchase; or

(vi) to acquire other assets (other than cash and Cash Equivalents) that are used or useful in a Permitted Business (provided that any Net Proceeds from any Asset Sale of Collateral shall be used to acquire assets that constitute Collateral);

provided that (1) a binding commitment to apply any Net Proceeds from an Asset Sale as set forth in clauses (ii), (iii), (iv) or (vi) of this Section 4.14(b) shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the end of such 365-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then the Company or such Restricted Subsidiary shall be permitted to apply the Net Proceeds in any manner set forth above before the expiration of such 180-day period and, in the event the Company or such Restricted Subsidiary fails to do so, then such Net Proceeds shall constitute Excess Proceeds and (2) in the case any Net Proceeds from an Asset Sale are applied pursuant to clauses (x) or (y) of Section 4.14(b)(i) or Section 4.14(b)(v) hereof, to the extent the assets subject to such Asset Sale constitute assets that secure only certain Series of Pari Passu Lien Indebtedness (but not all Series of Pari Passu Lien Indebtedness), such Net Proceeds shall only be applied to the repayment of the Series of Pari Passu Lien Indebtedness that were secured by such assets (but not to the repayment of any other Series of Pari Passu Lien Indebtedness).

Notwithstanding anything in this Section 4.14 to the contrary, the Company shall not be required to apply any amount that would otherwise be required to be applied pursuant to this Section 4.14 to the extent that the Asset Sale (x) is consummated by any non-Canadian Foreign Subsidiary for so long as the Company determines in good faith that the repatriation to the Company of any such amount would be prohibited or delayed (beyond the time period during which such application is otherwise required to be made pursuant hereto) under any requirement of law or conflict with the fiduciary duties of such non-Canadian Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such non-Canadian Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the event giving rise to the relevant Net Proceeds, the Company shall take all commercially reasonable actions required by applicable requirements of law to permit such repatriation and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, and (ii) if such repatriation is permitted or would no longer so conflict, within 365 days following the event giving rise to the relevant Net Proceeds, the relevant non-Canadian Foreign Subsidiary will promptly repatriate the relevant Net Proceeds, and the repatriated Net Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against such Net Proceeds, as a result thereof, in each case by the Company or the Company’s Subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) as required above, or (y) generates Net Proceeds that are received by any joint venture for so long as the Company determines in good faith that the distribution of such Net Proceeds would be prohibited under the organizational documents (or any relevant shareholders’ or similar agreement) governing such joint venture, it being understood that if the relevant prohibition ceases to exist within the 365-day period following the event giving rise to the relevant Net Proceeds, the relevant joint venture will promptly distribute the Net Proceeds, as the case may be, and the Net Proceeds, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional taxes payable or reserved against as a result thereof) as set forth above. In addition, if the Company determines in good faith that the repatriation (or other intercompany distribution) to the Company of any amounts required to be applied as set forth above would result in material and adverse tax consequences for the Company or any of its subsidiaries, Affiliates or indirect or direct equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Company in good faith, the amount the Company shall be required to apply as set forth above shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of any Net Proceeds from the relevant non-Canadian Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the Net Proceeds, an amount equal to the Net Proceeds not previously applied pursuant to this Section 4.14 shall be so applied.

Pending application of an amount equal to Net Proceeds pursuant to this Section 4.14, the Company or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.14(b) hereof shall constitute “Excess Proceeds.” Within five (5) Business Days of the date on which the aggregate amount of Excess Proceeds exceeds the greater of (i) $100.0 million and (ii) 4.0% of LTM Consolidated Cash Flow, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Pari Passu Lien Indebtedness containing provisions similar to those set forth in this Section 4.14 to purchase the maximum principal amount of Notes and such other Pari Passu Lien Indebtedness that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount of the Notes (or, in the case of any Pari Passu Lien Indebtedness, the repayment, offer or redemption price due under the agreements governing such Pari Passu Lien Indebtedness) plus accrued and unpaid interest to, but not including, the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use the amount of such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Lien Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and such other Pari Passu Lien Indebtedness to be purchased on a pro rata basis. No Note of $200,000 or less shall be purchased in part. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.15 Additional Note Guarantees. If any Restricted Subsidiary of the Company that is not a Note Guarantor becomes a borrower, issuer or other obligor under, or provides a Guarantee of, any Indebtedness of the Issuer or any Note Guarantor under any syndicated Credit Facility or Capital Markets Indebtedness, then such Restricted Subsidiary shall promptly (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee and a notation of Note Guarantee substantially in the form of Exhibit B hereto or, in the case that such Restricted Subsidiary of the Company is a Canadian Note Guarantor, a Canadian Note Guarantee, pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Issuer’s obligations under the

Notes and this Indenture on the terms set forth in this Indenture and, if applicable, the Canadian Note Guarantee, and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and notation of Note Guarantee or, if applicable, Canadian Note Guarantee, has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary; provided that no Restricted Subsidiary shall be required to Guarantee the Notes if any such Note Guarantee would be illegal or unenforceable under relevant law (after taking into account the limitations set forth in the next succeeding paragraph), as determined in good faith by the Issuer. Thereafter, such Restricted Subsidiary shall be a Note Guarantor for all purposes under this Indenture and the Notes until such Note Guarantee is released in accordance herewith.

Notwithstanding the foregoing, the supplemental indenture and notation of Note Guarantee may be modified in respect of any Note Guarantor organized outside of the United States of America as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles”), in each case as determined by the Issuer in its sole discretion.

SECTION 4.16 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company’s Board of Directors may designate any Restricted Subsidiary (other than BHA, 153 NumberCo, the Issuer or any other Subsidiary of 153 NumberCo) to be an Unrestricted Subsidiary if that designation would not cause a Default. Any designation of a Subsidiary as an Unrestricted Subsidiary (including as a result of being named in the definition of “Unrestricted Subsidiary”) will be deemed to be a designation of each of such entity’s Subsidiaries as Unrestricted Subsidiaries. Following the Issue Date, if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments (calculated after giving effect to such designation and any concurrent transactions) owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.8 hereof or under one or more of the clauses of the definition of “Permitted Investments,” as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided that such redesignation will be deemed to be an incurrence of Indebtedness and, if applicable, an incurrence of any related Liens by a Restricted Subsidiary of the Company of any outstanding Indebtedness and, if applicable, any related Liens of such Unrestricted Subsidiary and such redesignation will only be permitted if such Indebtedness and, if applicable, such related Liens are permitted under Section 4.9 hereof and, if applicable, Section 4.11 hereof (other than clauses (3) and (4) under the definition of “Permitted Liens”), calculated, if applicable, on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period.

(b) Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary and any redesignation of an Unrestricted Subsidiary of the Company as Restricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under this Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set forth in the definition of “Unrestricted Subsidiary,” it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date, and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.9 hereof, the Company will be in default of such covenant.

(c) Notwithstanding anything else herein to the contrary, (i) the Company’s Board of Directors shall not designate any Subsidiary of the Company that owns, or holds an exclusive license to, any Material Intellectual Property or any Bausch + Lomb Share Collateral as an Unrestricted Subsidiary and (ii) the Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer or otherwise dispose of (including pursuant to an Investment) any Material Intellectual Property that is owned by, or exclusively licensed to, the Company or any Restricted Subsidiary or any Bausch + Lomb Share Collateral to any Unrestricted Subsidiary; provided that the foregoing shall not prohibit a transfer of Material Intellectual Property in the form of a non-exclusive license in the ordinary course of business.

SECTION 4.17 Business and Other Activities.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

(b) The Issuer shall not engage in any business or operations other than (i) the issuance of the Notes and the performance of the obligations of the Issuer under the Notes and this Indenture, (ii) the borrowing of the loans and requesting the issuance of letters of credit under the Credit Agreement and the performance of the obligations of the Issuer under the Credit Agreement, (iii) the incurrence of any Incremental Debt and any Drop Down Debt (provided that the Issuer shall not directly hold any Drop Down Assets or Other Drop Down Assets) and the performance of the obligations of the Issuer as required by the definitive documentation in respect thereof, (iv) the lending of the proceeds from the issuance of the Notes and funds borrowed under the Credit Agreement on the Issue Date to the Company pursuant to the Issue Date Intercompany Loan, (v) the lending of the proceeds of any Incremental Debt to the Company pursuant to an Incremental Debt Intercompany Loan in an aggregate principal amount equal to the initial principal amount of the Incremental Debt, (vi) the ownership of the Capital Stock of Bausch + Lomb, (vii) the granting of any Permitted Liens under this Indenture, (viii) holding cash and Cash Equivalents and distributions of cash and Cash Equivalents to Note Guarantors, including the Company, in accordance with this Indenture, (ix) actions required by law to maintain its existence, (x) the payment of operating and business expenses and taxes incidental to its ownership of Capital Stock of Bausch + Lomb, (xi) the performance of obligations under and compliance with its certificate of incorporation and by-laws or similar documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of the Issuer, and (xii) activities incidental to the foregoing. The Issuer will not have any assets other than cash and Cash Equivalents, its claims under the Intercompany Loan Agreement and Capital Stock of Bausch + Lomb, will not have any direct Subsidiaries other than Bausch + Lomb, and will not have any Indebtedness other than its Obligations in respect of the Notes, the Credit Agreement, Incremental Debt or Drop Down Debt. Notwithstanding anything in this Indenture to the contrary, the Issuer will not (i) sell or otherwise transfer any Bausch + Lomb Share Collateral other than to one or more Persons that are not Affiliates and for cash consideration (provided that the Issuer may effect a Bausch + Lomb Share Collateral Repurchase) or (ii) pay any dividends or make any other distributions or payments or other transfers to the Company or any of its other Restricted Subsidiaries out of funds received in the form of any dividends or other distributions received with respect to, or any proceeds from sales of, any Bausch + Lomb Share Collateral.

(c) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, take any action that would cause the Issuer, 153 NumberCo or the Subsidiary Guarantors that are Subsidiaries of 153 NumberCo to no longer constitute non-guarantor restricted subsidiaries under any Existing Indebtedness.

(d) The Company shall not, and shall not permit any Restricted Subsidiary to (i) amend or otherwise modify the terms of the Intercompany Loan Agreement (or any other documentation governing any Intercompany Loan) if the effect of such amendment or modification, taken as a whole together with all other amendments or modifications made, is materially adverse to the interests of the holders of the Notes; provided that any (1) assignment or transfer of the rights and obligations with respect to any Intercompany Loan by the Company or the Issuer to any other Person, (2) reduction or forgiveness of the principal amount of any Intercompany Loan, (3) reduction of the interest rate applicable to any Intercompany Loan, (4) extension of any interest payment date in respect of any Intercompany Loan beyond any grace periods set forth therein and (5) amendment to the call protection of any Intercompany Loan, in each case, shall be deemed to be materially adverse to the interests of the holders of the Notes; provided further that no amendment to the Intercompany Loan Agreement to (x) increase the principal amount thereof in connection with an intercompany loan made with the net proceeds (or in the initial principal amount) of any Incremental Debt or (y) reduce the interest rate on any tranche of the Intercompany Loan to align with a repricing of the initial related Indebtedness shall, in either case, be deemed to be materially adverse to the interests of the holders of the Notes, or (ii) accelerate any of the loans provided for under the Intercompany Loan Agreement.

(e) None of the Issuer and the Note Guarantors shall sell, convey, transfer or otherwise dispose of (including pursuant to an Investment) any Material Intellectual Property that is owned by, or exclusively licensed to, the Issuer or such Note Guarantor to any Non-Guarantor Subsidiary; provided that the foregoing shall not prohibit a transfer of Material Intellectual Property in the form of a non-exclusive license in the ordinary course of business.

(f) If any Drop Down Debt is incurred, none of 153 NumberCo or any of its Restricted Subsidiaries shall sell, convey, transfer, exclusively license or exclusively sublicense or otherwise dispose (including by way of an Investment) any Drop Down Assets or Other Drop Down Assets (in each case, other than transfers of cash or Cash Equivalents otherwise in accordance with this Indenture) to the Company or any of its Restricted Subsidiaries other than 153 NumberCo or a Restricted Subsidiary of 153 NumberCo.

SECTION 4.18 [Reserved].

SECTION 4.19 Stay, Extension and Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Issuer from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Issuer (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenant that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.20 Notice of Default. In the event that any Default or Event of Default under Section 6.1 hereof shall occur, the Issuer shall give prompt written notice of such Default or Event of Default to the Trustee, after it becomes aware of the same.

SECTION 4.21 Payment of Additional Amounts.

(a) All payments made by or on behalf of the Issuer under or with respect to the Notes, or by or on behalf of any Note Guarantor under or with respect to any Note Guarantee (each such Person, a “Payor”) will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (collectively, “Tax”) imposed or levied by or on behalf of any jurisdiction in which such Payor is organized, resident or carrying on business for tax purposes or from or through which such Payor makes any payment on the Notes or its Note Guarantee or any department or political subdivision of any of the foregoing (each, a “Relevant Taxing Jurisdiction”), unless the Payor (or an applicable withholding agent) is required to withhold or deduct Taxes by law. If the Payor (or an applicable withholding agent) is required by law to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to any Notes or Note Guarantee, the Payor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or Beneficial Owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder or Beneficial Owner would have received if such Taxes had not been required to be so withheld or deducted.

(b) A Payor will not, however, pay Additional Amounts to a Holder or Beneficial Owner of Notes:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or Beneficial Owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or Beneficial Owner, if such

Holder or Beneficial Owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under any Note Guarantee and/or the exercise or enforcement of rights under any Notes or any Note Guarantee);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or Beneficial Owner of Notes, following the Company’s or the Payor’s written request addressed to the Holder, to the extent such Holder or Beneficial Owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or Beneficial Owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar Taxes;

(iv) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or Beneficial Owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder or Beneficial Owner (x) not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with such Payor, or (y) being a person who is a “specified entity” (as defined in proposed subsection 18.4(1) of the Income Tax Act (Canada) contained in proposals to amend such Act released on April 29, 2022) in respect of such Payor to the extent that the applicable payment would be subject to withholding tax under such Act as a consequence of such proposals;

(vi) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or Beneficial Owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” of the Company as defined in subsection 18(5) of the Income Tax Act (Canada) for purposes of the thin capitalization rules in the Income Tax Act (Canada);

(vii) to the extent the Taxes giving rise to such Additional Amounts are U.S. federal withholding taxes imposed pursuant to Sections 1471 through 1474 of the Code, as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official interpretations or administrative authority promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and, for the avoidance of doubt, any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing (taken together, “FATCA”), except to the extent that such Taxes result from a failure of any Paying Agent to comply with FATCA; or

(viii) any combination of items (i), (ii), (iii), (iv), (v), (vi) and (vii).

Additional Amounts also shall not be paid with respect to any payment on the Notes or any Note Guarantee to a Beneficial Owner who is a fiduciary, a partnership (or entity treated as a partnership for tax purposes) or anyone other than the sole Beneficial Owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a Beneficial Owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the Beneficial Owner.

(c) The Payor or applicable withholding agent will (i) make any such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor, or the applicable withholding agent, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor, or the applicable withholding agent, will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor.

(d) Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or Beneficial Owner of the Notes in respect of any amount payable under the Notes or any Note Guarantee to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, the Payor will pay as or on account of interest to the Holder an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by the Holder or Beneficial Owner as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable; provided such Holder or Beneficial Owner would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or Beneficial Owner would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Note Guarantee.

(e) Prior to the date on which the payment of any Additional Amounts are due, the Payor will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable on the applicable payment date, and setting forth the amounts so payable, and will set forth such other information necessary to enable the Trustee (or applicable paying agent) to pay such Additional Amounts to Holders on the payment date. Any such Officer’s Certificate will be delivered at least two Business Days in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee in its reasonable discretion). The Payor will promptly publish a notice in accordance with Section 11.2 hereof stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f) The Payors, jointly and severally, will reimburse the Holders or Beneficial Owners of Notes, upon written request of such Holder or Beneficial Owner of Notes and certified proof of payment for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder or Beneficial Owner in connection with payments made under or with respect to the Notes or any Note Guarantee; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder or Beneficial Owner after such reimbursement will not be less than the net amount such Holder or Beneficial Owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed; provided, however, that the indemnification obligation provided for in this Section 4.21(f) shall not extend to Taxes imposed for which the Holder or Beneficial Owner of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (vii) of Section 4.21(b) hereof, or to the extent such Holder or Beneficial Owner received Additional Amounts with respect to such payments.

(g) In addition, the Payor will pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes or any Note Guarantee or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments made pursuant to the Notes or any Note Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of the Notes or any Note Guarantee or any other such document or instrument referred to thereunder.

(h) The obligations described under this Section 4.21 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person, to any Payor and to any jurisdiction in which such successor is organized, carrying on business or is otherwise resident for Tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

(i) Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under any Note Guarantee, such reference includes the payment of Additional Amounts or other payments that would be payable pursuant to this Section 4.21, if applicable.

SECTION 4.22 After-Acquired Property.

(a) Promptly following (but so long as the Credit Agreement is outstanding in no circumstance sooner than required with respect to the Credit Agreement) the acquisition by the Issuer or any Note Guarantor of any After-Acquired Property or upon any Restricted Subsidiary of the Company becoming a Subsidiary Guarantor, the Issuer or such Note Guarantor shall, subject to the limitations set forth herein, including the remaining clauses below, (i) provide a Lien over such property consistent with the Liens granted over similar property in the applicable jurisdiction (or in the case of any jurisdiction where no Liens were previously granted, to the extent customary and reasonably achievable under applicable local law) (or, in the case of a new Note Guarantor, all of its property (other than Excluded Assets) consistent with the Liens granted over similar property in the applicable jurisdiction (or in the case of any jurisdiction where no Liens were previously granted, to the extent customary and reasonably achievable under applicable local law)) in favor of the Notes Collateral Agents and (ii) execute and deliver such mortgages, deeds of trust, security instruments, financing statements, financing change statements and certificates as shall be necessary to vest in the relevant Notes Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property or in the Collateral of such Note Guarantor and to have such After-Acquired Property or such Collateral (but subject to the limitations set forth in the Collateral Documents) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property or Collateral to the same extent and with the same force and effect, and deliver certificates and Opinions of Counsel consistent with the ones delivered in the applicable jurisdiction in connection with other Collateral Documents or in the case of any jurisdiction where no Liens were previously granted, such certificates and Opinions of Counsel as are customary in such jurisdiction; provided, however, that if granting such security interest in such After-Acquired Property or Collateral requires the consent of a third party, to the extent such actions are also taken with respect to the Credit Agreement, the Issuer and the applicable Note Guarantor will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the Trustee and the relevant Notes Collateral Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the Issuer or such Note Guarantor, as the case may be, will not be required to provide such security interest.

(b) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, in addition to the other exceptions and limitations described in the Collateral Documents, and notwithstanding any action that is taken in favor of the lenders under the Credit Agreement, in no event shall the Issuer or any Note Guarantor be required to (x) create any security interests in assets located, titled, registered or filed outside of the Covered Jurisdictions or to perfect such security interests, (y) deliver (A) control agreements, (B) landlord waivers, (C) bailee letters, (D) other similar third-party documents, or (E) security agreements, pledge agreements, or share charge (or mortgage) agreements (or similar agreements) governed under the laws of a jurisdiction other than the Covered Jurisdictions or (z) take any other action not taken pursuant to the Credit Agreement (so long as it is outstanding). In addition, in no event shall the Issuer or any Note Guarantor be required to grant liens or take any action to perfect liens on any real estate other than Material Real Estate Assets.

(c) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, so long as the Credit Agreement or the Existing Secured Notes are outstanding, the Issuer and the Note Guarantors will not be required to grant Liens on any asset in any jurisdiction where such assets can be pledged to only one secured party pursuant to local laws governing such collateral or local practice applicable to such collateral.

(d) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, the Issuer and the Note Guarantors will not be required to (i) perfect by control any security interest in deposit accounts, securities accounts, futures accounts, commodities accounts or similar accounts or (ii) perfect a security interest in any asset if such asset does not constitute “Collateral” (or an equivalent term) under the Credit Agreement security documents (so long as the Credit Agreement is outstanding) or where the Issuer and the Note Guarantors are not required to take such actions under the Credit Agreement security documents.

(e) Any Collateral Document may provide that the amount recoverable in respect of the Collateral provided by the Note Guarantors will be limited as necessary to (1) prevent such Collateral from being in breach of any applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s officers or directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors, in each case as determined by the Issuer in its sole discretion.

(f) The limitations set forth in clauses (b) through (e) above are referred to as the “Applicable Collateral Limitations.”

SECTION 4.23 Additional Material Real Estate Assets. In the event that the Issuer or any Note Guarantor acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Issue Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of any Notes Collateral Agent, for the benefit of Notes Secured Parties, then the Issuer or such Note Guarantor shall, subject to the Applicable Collateral Limitations, promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments and agreements necessary to make such Lien a valid and perfected first priority security interest (subject to Permitted Liens) in such Material Real Estate Asset and deliver such Opinions of Counsel and certificates as are customary in such jurisdictions.

SECTION 4.24 No Impairment of the Security Interests. Except as otherwise permitted under this Indenture (including, for the avoidance of doubt, pursuant to a transaction otherwise permitted by this Indenture), the First Lien Intercreditor Agreements and the Collateral Documents, none of the Issuer nor any of the Note Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Notes Secured Parties.

ARTICLE 5

MERGER, CONSOLIDATION OR SALE OF ASSETS

SECTION 5.1 Merger, Consolidation or Sale of Assets.

(a) The Company shall not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i) either (x) the Company is the surviving Person; or (y) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized and validly existing under the laws of the U.S., any state of the U.S. or the District of Columbia or under the federal laws of Canada or any province or territory thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island or Switzerland;

(ii) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under its Note Guarantee, this Indenture and the applicable Collateral Documents pursuant to a supplemental indenture and other agreements reasonably satisfactory to the Trustee and the Notes Collateral Agents;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) either (a) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test or Total Leverage Ratio test set forth in Section 4.9(a) hereof or (b) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio for such Person and its Restricted Subsidiaries that would be equal to or greater than such ratio for such Person and its Restricted Subsidiaries immediately prior to such action or have a Total Leverage Ratio for such Person and its Restricted Subsidiaries that would be equal to or lower than such ratio for such Person and its Restricted Subsidiaries immediately prior to such action; and

(v) the Company has delivered to the Trustee an Officer’s Certificate stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article 5 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) The Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c) The Issuer shall not, directly or indirectly: (i) consolidate, amalgamate, or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person unless:

(i) either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation, or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized and validly existing under the laws of the U.S., any state of the U.S. or the District of Columbia or under the federal laws of Canada or any province or territory thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island or Switzerland (provided that, if such entity is not a corporation, a co-obligor of the Notes is a corporation);

(ii) the Person formed by or surviving any such consolidation, amalgamation, or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Issuer under the Notes, this Indenture and the Collateral Documents pursuant to a supplemental indenture and other agreements reasonably satisfactory to the Trustee and the Notes Collateral Agents; and

(iii) immediately after such transaction, no Default or Event of Default exists.

(d) The Issuer shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(e) A Subsidiary Guarantor shall not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose (collectively, “dispose”) of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(i) (A) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall expressly assume all the obligations of such Subsidiary Guarantor under its Note Guarantee, this Indenture and the Collateral Documents pursuant to a supplemental indenture and other agreements in a form reasonably satisfactory to the Trustee and the Notes Collateral Agents; and

(B) immediately after such transaction, no Default or Event of Default exists; or

(ii) in the event such transaction results in the release of such Subsidiary Guarantor’s Note Guarantee under clause (i) or clause (ii) of Section 10.5(a), such transaction is made in compliance with Section 4.14.

Notwithstanding the foregoing: (A) any Restricted Subsidiary of the Company (other than the Issuer) may consolidate or amalgamate with, merge into or transfer all or part of its properties and assets to the Issuer, the Company or any Note Guarantor and (B) the Company may merge or amalgamate with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia, or Canada or any province or territory thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland or converting the Company into a limited liability company organized under the United States of America, any state thereof or the District of Columbia, or Canada or any province or territory thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland (provided that (i) the Issuer gives prior written notice of any such transaction to the Trustee and the Notes Collateral Agents and (ii) in the case of any such transaction involving the Issuer, subject to the proviso in Section 5.01(c)(i)).

SECTION 5.2 Successor Substituted. Upon any consolidation of the Issuer with, or merger or amalgamation of the Issuer into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer in accordance with Section 5.1 hereof, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULT AND REMEDIES

SECTION 6.1 Events of Default. Each of the following is an “Event of Default” with respect to the Notes:

(a) default in the payment of any principal of (including, without limitation, any premium, if any, on) of the Notes when the same becomes due and payable (whether at maturity, upon a Redemption Date, Change of Control Purchase Date, Asset Sale Purchase Date, Intercompany Loan Excess Cash Purchase Date, Mandatory Redemption Date or otherwise);

(b) default in the payment of any interest payable on the Notes when the same becomes due and payable and the Default continues for a period of 30 days;

(c) failure by the Company or any of its Restricted Subsidiaries:

(i) to comply with any of the provisions of Sections 3.8, 3.14, 3.15 or 4.14 of this Indenture, which failure remains uncured for 30 days after written notice to the Issuer from the Trustee or to the Issuer and the Trustee from the Holders of at least 25% in outstanding principal amount of the Notes; or

(ii) to comply with the provisions of Section 5.1 of this Indenture;

(d) the Company or any of its Restricted Subsidiaries fails to comply with any of the other covenants or agreements contained in the Notes, the Collateral Documents or this Indenture and the Default continues for 60 days (or 90 days in the case of the provisions of Section 4.3) after written notice to the Issuer from the Trustee or to the Issuer and the Trustee from the Holders of at least 25% in outstanding principal amount of the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of this Indenture, if that default:

(i) is caused by a failure to pay principal when due on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates the greater of (i) $250.0 million and (ii) 10.0% of Consolidated Cash Flows or more;

(f) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of the greater of (i) $250.0 million and (ii) 10.0% of Consolidated Cash Flows, which judgments are not paid, discharged, stayed or subject to insurance for a period of 60 days after becoming final;

(g) the Note Guarantee of the Company or any Note Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary of the Company (in each case, as of the latest audited financial statements of the Company) ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or the Company or any Subsidiary Guarantor that is a Significant Subsidiary of the Company denies or disaffirms the Company’s or such Subsidiary Guarantor’s obligations under this Indenture or any Note Guarantee;

(h) unless such Liens have been released in accordance with the provisions of this Indenture, the Intercreditor Agreements and the Collateral Documents, Liens with respect to a substantial portion of the Collateral cease to be valid or enforceable, or the Issuer or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that Liens with respect to a substantial portion of the Collateral are invalid or unenforceable and the Company or such Note Guarantor fails to rescind such assertions within 10 days;

(i) the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company (in each case, as of the latest audited financial statements of the Company), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors; and

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company (in each case, as of the latest audited financial statements of the Company) in an involuntary case or proceeding;

(ii) appoints a Custodian of the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company (in each case, as of the latest audited financial statements of the Company) or for all or substantially all of the property of the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company (in each case, as of the latest audited financial statements of the Company); or

(iii) orders the liquidation of the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company (in each case, as of the latest audited financial statements of the Company);

and in each case the order or decree described in this clause (j) remains unstayed and in effect for 60 consecutive days.

Any notice given pursuant to Section 6.1(d) hereof must be in writing and must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”. When any Default under this Section 6.1 is cured, it ceases.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.1 hereof with respect to the Company or the Issuer) with respect to the Notes occurs and is continuing, the Trustee may, by notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Issuer and the Trustee, declare all unpaid principal (including, without limitation, any premium then outstanding and any premium set forth in the second succeeding paragraph of this Section 6.2), and accrued interest, if any, to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable. If an Event of Default specified in clause (i) or (j) of Section 6.1 hereof with respect to the Company or the Issuer occurs, all unpaid principal (including, without limitation, any premium then outstanding and any premium set forth in the second succeeding paragraph of this Section 6.2), and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of Notes which has become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the Trustee and any predecessor Trustee under Section 7.7 hereof in respect of the Notes have been made. No such rescission shall affect any subsequent default or impair any right consequent thereto.

Notwithstanding anything to the contrary set forth above, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

If the Notes are accelerated or otherwise become due prior to their stated maturity, in each case as a result of an Event of Default (including, but not limited to, an Event of Default specified in clause (i) or (j) of Section 6.1 (including the acceleration of any portion of the Obligations evidenced by the Notes by operation of law)), then the additional amount that shall then be due and payable shall be equal to: (a) (i) one hundred percent (100.00%) of the principal amount of such Notes, plus the Applicable Premium in effect on the date of such acceleration or (ii) the applicable redemption price in effect on the date of such acceleration (as set forth in Section 3.7(b)), as applicable (the “Redemption Price”), plus (b) accrued and unpaid interest, if any, to, but excluding, the date of such acceleration, in each case, as if such acceleration gave rise to an optional redemption of the Notes so accelerated. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including, but not limited to, an Event of Default specified in clause (i) or (j) of Section 6.1 above (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the amount by which the Applicable Premium or the applicable Redemption Price exceeds the principal amount of the Notes (the “Redemption Price Premium”), as applicable, with respect to an optional redemption of the Notes shall be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of lost profits of each of the Holders of such Notes as a result thereof. If the Applicable Premium or the Redemption Price Premium, as applicable, becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium or the Redemption Price Premium, as applicable) from and after the applicable triggering event, including in connection with an Event of Default specified in clause (i) or (j) of Section 6.1 above. Any premium payable pursuant to this paragraph shall be presumed to be liquidated damages sustained by each Holder as the result of the acceleration of the Notes, and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. EACH OF THE ISSUER, THE COMPANY AND EACH OTHER NOTE GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Issuer, the Company and each other Note Guarantor expressly agrees (to the fullest extent they may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to the holders as herein described is a material inducement to the Holders to purchase the Notes.

The Company shall determine the Applicable Premium, the Redemption Price and the Redemption Price Premium.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that, to such Holder’s knowledge, such Holder is being instructed solely by Beneficial Owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the Beneficial Owner of such Notes in lieu of DTC or its nominee, and such Holder shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering any direction to the Trustee. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its

Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation (as confirmed by a final and non-appealable determination of a court of competent jurisdiction) shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred. In addition, for the avoidance of doubt, this paragraph shall not apply to any Holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a Beneficial Owner directing DTC, it shall provide a written representation to the Issuer that it is a Regulated Bank.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely without liability on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction or taking no action in good faith with respect thereto, or for determining whether any Holder has delivered a Position Representation, such Position Representation conforms with the requirements of this Indenture or any other agreement or any Holder is a Regulated Bank.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing in respect of the Notes, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of such Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

SECTION 6.4 Waiver of Defaults and Events of Default. Subject to Sections 6.7 and 9.2 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Notes when due or any Default or Event of Default in respect of any provision of this Indenture or the Notes which, under Section 9.2 hereof, cannot be modified or amended without the consent of the Holder of each Note affected (with respect to any Notes held by a non-consenting Holder). When a Default or Event of Default is waived, it is cured and ceases.

SECTION 6.5 Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that it determines, in consultation with its counsel conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder of Notes or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered indemnity satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.6 Limitations on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes (except actions for payment of overdue principal, premium, if any, or interest) unless:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer to the Trustee reasonable indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes.

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, with respect to the Notes, the contractual right of any Holder of a Note to receive payment of the principal of, or interest on such Note, on or after the respective due dates expressed in such Note and this Indenture and to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

SECTION 6.8 Collection Suit by Trustee. If an Event of Default in the payment of principal, premium or interest specified in clause (a) or (b) of Section 6.1 hereof occurs and is continuing with respect to the Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or another obligor on the Notes for the whole amount of principal, premium and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal, overdue premium and overdue installments of interest, in each case at a rate equal to the interest rate then in effect on such Note and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities. If the Trustee collects any money pursuant to this Article 6, including upon realization of the Collateral, but subject to the First Lien Intercreditor Agreements, it shall pay out the money in the following order:

First, to the Trustee for amounts due under Section 7.7 hereof;

Second, to Holders for amounts due and unpaid on the Notes for principal and interest ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest respectively; and

Third, to the extent of any excess of such proceeds to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding.

ARTICLE 7

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(A) the Trustee need perform only those duties as are specifically set forth in this Indenture and no others; and

(B) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(A) this paragraph does not limit the effect of subsection (b) of this Section 7.1;

(B) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(C) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received satisfactory indemnity in its opinion against potential costs and liabilities incurred by it relating thereto.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 7.1.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2 Rights of Trustee. Subject to Section 7.1 hereof:

(a) The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel (or both), which shall conform to Section 11.4(b) hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities (including attorney’s fees and expenses) which might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a responsible Trust Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture. The Trustee shall not be responsible for monitoring the value of any collateral that is released from the Liens hereunder.

(i) The rights, privileges, protections, immunities and benefits given to BNY as Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, BNY in each of its capacities hereunder, including as Registrar, Paying Agent and Notes Collateral Agent, and to each agent, custodian and other Person employed to act hereunder.

(j) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, any epidemics, pandemics or similar outbreaks of infectious disease, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or an Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4 Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its certificate of authentication.

SECTION 7.5 Notice of Default or Events of Default. If a Default or an Event of Default occurs and is continuing and if a Trust Officer of the Trustee has received written notice of such Default or Event of Default at its Corporate Trust Office and such notice references the Notes and this Indenture, the Trustee shall notify each Noteholder of the Default or Event of Default within 90 days after it is known by the Trustee. However, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Noteholders, except in the case of a Default or an Event of Default in payment of the principal (including premium, if any) of or interest on any Note.

SECTION 7.6 [Reserved].

SECTION 7.7 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation (as agreed to from time to time by the Issuer and the Trustee in writing) for its services (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and each Note Guarantor, jointly and severally, shall indemnify the Trustee or any predecessor Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all loss, liability or expense including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) (including reasonable legal fees and expenses) incurred by it in connection with the acceptance or administration of its duties under this Indenture or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder or thereunder including the reasonable costs and expenses of the Trustee and its counsel in defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder. The Trustee shall notify the Issuer promptly of any claim asserted against the Trustee for which it may seek indemnity. The Issuer need not pay for any settlement effected without its prior written consent, which shall not be unreasonably withheld.

The Issuer need not reimburse the Trustee for any expense or indemnify it against any loss or liability determined by a court of competent jurisdiction to have been caused by its own gross negligence or willful misconduct.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a senior claim to that of the Notes and to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except such money or property held in trust to pay the principal of and interest on the Notes. The obligations of the Issuer under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (i) or (j) of Section 6.1 hereof occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law to the extent permitted by law. The provisions of this Section shall survive the termination of this Indenture.

SECTION 7.8 Replacement of Trustee. The Trustee may resign by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent;

(c) a Custodian or other public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of 10% in principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee, upon payment of its charges hereunder, shall transfer all property held by it as Trustee of the Notes to the successor Trustee and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee of the Notes under this Indenture. A successor Trustee shall mail notice of its succession to each affected Holder.

A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession.

Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets (including the administration of this Indenture) to, another corporation, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee; provided such transferee corporation shall qualify and be eligible under Section 7.10 hereof. Such successor Trustee shall promptly mail notice of its succession to the Issuer and each affected Holder.

SECTION 7.10 Eligibility; Disqualification. The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of Section 310(a) of the Trust Indenture Act. The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50 million. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article 7. The Trustee shall be subject to the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

SECTION 7.12 Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agents, as the case may be, to execute and deliver the First Lien Intercreditor Agreements, the Existing Junior Lien Intercreditor Agreement or any joinders thereto, as applicable (and any New Junior Lien Intercreditor Agreement or other applicable intercreditor agreements referred to herein from time to time), and any other Collateral Documents in which the Trustee or the Notes Collateral Agents, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agents are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Lien Intercreditor Agreements, the Existing Junior Lien Intercreditor Agreement (or any New Junior Lien Intercreditor Agreement or other applicable intercreditor agreements referred to herein from time to time) or any other Collateral Documents, the Trustee and the Notes Collateral Agents each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). Each of the Holders by acceptance of the Notes agrees that upon the Notes Collateral Agents’ entry into the First Lien Intercreditor Agreements or any joinders thereto, as applicable, the Holders shall be subject to and bound by the provisions of the First Lien Intercreditor Agreements in their capacity as holders of Senior Class Debt, First Lien Secured Parties or Additional First Lien Secured Parties (as each such term is defined in the First Lien Intercreditor Agreements), as applicable.

ARTICLE 8

DEFEASANCE; SATISFACTION AND

DISCHARGE OF INDENTURE

SECTION 8.1 Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to the Notes and all Note Guarantees and Liens on Collateral securing the Notes will be released, and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of such Note Guarantees and Liens, when

(a) either

(i) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7 hereof and (ii) Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer as provided in Section 8.5 hereof) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing or transmission of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be irrevocably deposited cash in U.S. dollars, non-callable U.S. dollar-denominated Government Securities or a combination thereof with the Trustee or a Paying Agent (other than the Company or any of their Affiliates) as trust funds in trust for the purpose of and in an amount sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Issuer as of the date of the notice of redemption, with any Applicable Premium deficit only required to be deposited with the Trustee on or prior to the date of redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(c) the Issuer has paid or caused to be paid all other sums payable under this Indenture by the Company;

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward payment of the Notes at maturity or Redemption Date, as the case may be; and

(e) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.7 hereof shall survive and, if cash in U.S. dollars, non-callable U.S. dollar-denominated Government Securities or a combination thereof shall have been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section 8.1, the provisions of Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.12, 2.13 and 4.2, Article 7, this Article 8 and Section 11.5, shall survive until the Notes have been paid in full.

SECTION 8.2 Legal Defeasance. The Issuer and the Note Guarantors shall be deemed to have paid and will be discharged from any and all obligations in respect of this Indenture and the Notes and the related Note Guarantees and have Liens on the Collateral securing the Notes released on the date of the deposit referred to in clause (a) of this Section 8.2, and the provisions of this Indenture shall no longer be in effect (“Legal Defeasance”), and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same, except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (a) below payments in respect of the principal of, premium, if any, and interest on the

Notes when such payments are due, (ii) the Issuer’s obligations with respect to the Notes under Article 2 and Section 4.2 hereof, (iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder, including, without limitation, Section 7.7 hereof and the Issuer’s obligations in connection therewith and (iv) this Section 8.2. Subject to compliance with this Section 8.2, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

The following conditions shall apply to Legal Defeasance:

(a) the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in each case in amounts as shall be sufficient without the consideration or any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b) the Issuer shall have delivered to the Trustee an Opinion of Counsel (based on a ruling received from or published by the United States Internal Revenue Service or a change in the applicable U.S. federal income tax law since the date of this Indenture) in the United States reasonably acceptable to the Trustee to the effect that the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) the Issuer shall have delivered to the Trustee either (i) an Opinion of Counsel in Canada reasonably acceptable to the Trustee to the effect that, based upon Canadian, provincial or territorial law, as applicable, then in effect and having regard to any applicable proposed amendments thereto which have been publicly announced prior to the date of such defeasance, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial or other tax purposes, as a result of such Legal Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred or (ii) a ruling directed to the Trustee received from tax authorities of Canada (including any province or territory thereof) to the same effect as the Opinion of Counsel described in clause (i) above;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) the Legal Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(f) the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance have been complied with.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations in the first paragraph of this Section 8.2.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.2(b) hereof with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable upon maturity or redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.3 Covenant Defeasance. The Issuer may omit to comply with any term, provision or condition set forth in clause (iv) of Section 5.1(a) hereof, and the Company and its Restricted Subsidiaries may omit to comply with any term, provision or condition set forth in Section 3.8, Section 4.3, Sections 4.8 through 4.17 hereof, Sections 4.22 through 4.24 hereof and any breach of clauses (c) (solely with respect to the covenants that are released upon a Covenant Defeasance), (d) (solely with respect to the covenants that are released upon a Covenant Defeasance), (e), (f), (g) or (h) of Section 6.1 hereof, or with respect to Significant Subsidiaries only, clauses (i) or (j) under Section 6.1 hereof shall be deemed not to be an Event of Default and all Note Guarantees and Liens shall be released on the date of deposit referred to in clause (a) of this Section 8.3 (“Covenant Defeasance”), if in each case:

(a) the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in each case in amounts as shall be sufficient without the consideration or any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b) the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(c) the Issuer shall have delivered to the Trustee either (i) an Opinion of Counsel in Canada reasonably acceptable to the Trustee, to the effect that, based upon Canadian, provincial or territorial law, as applicable, then in effect and having regard to any applicable proposed amendments thereto which have been publicly announced prior to the date of such defeasance, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for

Canadian federal, provincial or territorial or other tax purposes, as a result of such Covenant Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred or (ii) a ruling directed to the Trustee received from tax authorities of Canada (including any province or territory thereof) to the same effect as the Opinion of Counsel described in clause (i) above;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) the Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(f) the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuer and the Note Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.3(b) hereof with respect to a Covenant Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable upon maturity or redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.4 Application of Trust Money. Subject to the provisions of Section 8.5 hereof, the Trustee or a Paying Agent shall hold in trust, for the benefit of the Holders, all money deposited with it pursuant to Section 8.1, 8.2 or 8.3 hereof and shall apply the deposited money in accordance with this Indenture and the Notes to the payment of the principal of and interest on the Notes.

SECTION 8.5 Repayment to the Issuer. The Trustee and each Paying Agent shall promptly pay to the Issuer upon request any excess money (i) deposited with them pursuant to Section 8.1, 8.2 or 8.3 hereof and (ii) held by them at any time.

The Trustee and each Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Issuer cause to be mailed to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another person.

SECTION 8.6 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 8.5 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1, 8.2 or 8.3 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 8.4 hereof; provided, however, that if the Issuer has made any payment of the principal of or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive any such payment from the money or Government Securities held by the Trustee or such Paying Agent.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.1 Without Consent of Holders. The Issuer, the Trustee and the Notes Collateral Agents (as applicable) may amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the other Collateral Documents with respect to the Notes without notice to or consent of any Holder of Notes:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuer’s or any Note Guarantor’s obligations to Holders of Notes in the case of a consolidation, amalgamation or merger or sale of all or substantially all of the Issuer’s or a Note Guarantor’s assets;

(d) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder of Notes;

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(f) to conform the text of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents to any provision of the section of the Offering Memorandum captioned “Description of the Notes”;

(g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(h) to add additional Note Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Note Guarantee with respect to the Notes when such release, termination or discharge is permitted under this Indenture;

(i) to add additional assets as Collateral to secure the Notes or the Note Guarantees;

(j) to release Collateral from the Lien pursuant to this Indenture, the Collateral Documents and the First Lien Intercreditor Agreements when permitted or required by this Indenture, the Collateral Documents or the First Lien Intercreditor Agreements; or

(k) to appoint a successor Trustee.

In addition, the Issuer, the Trustee and the Notes Collateral Agents may (i) amend either Intercreditor Agreement and the other Collateral Documents to provide for the addition of any creditors or obligations to such agreements to the extent a first priority lien or junior priority lien, as applicable, for the benefit of such creditor is permitted by the terms of this Indenture and (ii) may enter into an intercreditor agreement with creditors for whom a junior lien on the Collateral is to be granted; provided the Issuer delivers an Officer’s Certificate to the Trustee and the applicable Notes Collateral Agents certifying that the terms thereof are customary and that the Trustee and such Notes Collateral Agents are authorized to enter into an intercreditor agreement. Upon delivery of such Officer’s Certificate, the Trustee and the Notes Collateral Agents may request an Opinion of Counsel stating that they are authorized to enter into an intercreditor agreement.

SECTION 9.2 With Consent of Holders. Except as set forth in this Section 9.2, the Company, the Trustee and the Notes Collateral Agents (as applicable) may amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Except as set forth in this Section 9.2, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuer with any provision of this Indenture, such Notes, such Note Guarantees, the Intercreditor Agreements or the Collateral Documents without notice to any Holder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, notwithstanding the foregoing but subject to Section 9.4 hereof, without the written consent of each Holder of Notes affected thereby, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4 hereof, may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any such Note or alter the provisions with respect to the redemption of such Notes (excluding, for the avoidance of doubt, provisions relating to Sections 3.8, 3.14, 3.15 and 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any such Note;

(d) make any such Note payable in money other than U.S. dollars;

(e) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or interest or premium, if any, on such Notes;

(f) waive a redemption payment with respect to any such Note (excluding, for the avoidance of doubt, a payment required by Sections 3.8, 3.14, 3.15 and 4.14 hereof);

(g) impair the right to institute suit for the enforcement of any payment on or with respect to such Notes;

(h) modify the Note Guarantees with respect to such Notes in any manner adverse to the Holders of such Notes; or

(i) make any change in the preceding amendment and waiver provisions with respect to the Notes;

provided that the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall be required.

In addition, except as set forth in Section 10.5 hereof, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), (i) no amendment or supplement may release all or substantially all of the value of the Note Guarantees with respect to the Notes, (ii) no amendment or supplement may modify any Collateral Document or Intercreditor Agreement or the provisions in this Indenture dealing with Collateral, the Intercreditor Agreements or the Collateral Documents to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Liens securing the Notes and the Note Guarantees (except as permitted by the terms of this Indenture, the Intercreditor Agreements and the Collateral Documents) and (iii) no amendment or supplement may modify or change any provision that adversely affects the ranking as to right of payment, Lien priority or payment priority of any Note.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.3 Notice of Amendment, Supplement or Waiver. After an amendment, supplement or waiver under Section 9.1 or Section 9.2 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.4 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.2 hereof. In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

SECTION 9.5 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

SECTION 9.6 Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, in its sole discretion, but need not sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be provided with and, subject to Section 7.1 hereof, shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate stating that such amendment or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent in this Indenture to such execution have been complied with. The Issuer may not sign an amendment or supplemental indenture until its Board of Directors or other applicable governing body approves it in writing.

SECTION 9.7 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE 10

NOTE GUARANTEES

SECTION 10.1 Note Guarantees.

(a) Each of the Note Guarantors, jointly and severally, hereby unconditionally Guarantees (and subject in each case to the Agreed Guarantee Principles set forth in any notation of Note Guarantee, supplemental indenture, or as contemplated by Section 4.15 hereof) to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder that: (i) the due and punctual payment of principal of, premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, (ii) the due and punctual payment of interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee under this Indenture or any Note shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (iii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.2 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Note Guarantors shall be jointly and severally obligated to pay the same immediately. Each Note Guarantor shall agree that this is a Guarantee of payment and not a Guarantee of collection.

(b) Each of the Note Guarantors hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuer under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any other obligor with respect to this Indenture, the Notes or the obligations of the Issuer under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Note Guarantor. Each Note Guarantor further, to the extent permitted by law, hereby waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any of the Trustee, the Holders or the Issuer (each a “Benefited Party”), as a condition of payment or performance by such Note Guarantor, to (A) proceed against the Issuer, any other guarantor (including any other Note Guarantor) of the obligations under the Note Guarantees or any other person, (B) proceed against or exhaust any security held from the Issuer, any such other guarantor or any other person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Issuer or any other person, or (D) pursue any other remedy in the power of any Benefited Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer, including any defense based on or arising out of the lack of validity or the unenforceability of the obligations under the Note Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer from any cause other than payment in full of the obligations under the Note Guarantees; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Benefited Party’s errors or omissions in the administration of the obligations under the Note Guarantees, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Note Guarantees and any legal or equitable discharge of such Note Guarantor’s obligations hereunder and under its Note Guarantee, (B) the benefit of any statute of limitations affecting such Note Guarantor’s liability hereunder and under its Note Guarantee or the enforcement hereof and thereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Note Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the obligations under the Note Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuer and any right to consent to any thereof; (vii) to the extent permitted under applicable law, the benefits of any “One Action” rule; and (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Note Guarantees. Except as set forth in Section 10.5 hereof, each Note Guarantor covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in its Note Guarantee and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Note Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Note Guarantors, any amount paid to either the Trustee or such Holder, any Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Note Guarantor further agrees that, as between the Note Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 hereof for the purposes of any Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any acceleration of such obligations as provided in Section 6.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantors for the purpose of any such Note Guarantee. The Note Guarantors shall have the right to seek contribution from any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under the applicable Note Guarantee.

SECTION 10.2 Execution and Delivery of Note Guarantees. To evidence its Guarantee set forth in Section 10.1 hereof, each Note Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form of Exhibit B hereto (as modified to reflect Agreed Guarantee Principles to the extent contemplated by Section 4.15 hereof) or, in the case of a Note Guarantor organized under the laws of Canada or any province or territory thereof, a Canadian Note Guarantee, shall be endorsed by an Officer of such Note Guarantor, which notation shall be applicable to each Note authenticated and delivered by the Trustee, and that this Indenture shall be executed on behalf of such Note Guarantor by any of its Officers. Each of the Note Guarantors, jointly and severally, hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding any failure to endorse a notation of such Note Guarantee. If an officer or Officer whose signature is on this Indenture or on the Note Guarantee of a Note Guarantor no longer holds that office at the time the Trustee authenticates a Note, the Note Guarantee of such Note Guarantor shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of the Note Guarantors, regardless of whether a notation of a Note Guarantee by any Note Guarantor appears on such Note.

SECTION 10.3 Limitation on Note Guarantor Liability. Each Note Guarantor confirms, and by its acceptance of Notes, each Holder hereby confirms, that it is the intention of all such parties that any Note Guarantee of such Note Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar applicable law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee and the Holders irrevocably agree, and the Note Guarantors irrevocably agree, that the obligations of such Note Guarantor under this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Note Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under this Article 10, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 10.4 Merger and Consolidation of Note Guarantors.

(a) In case of any sale or other disposition, consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the successor person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Note Guarantor, such successor person shall succeed to and be substituted for the Note Guarantor with the same effect as if it had been named herein as a Note Guarantor. Such successor person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes available hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b) Except as set forth in Articles 4 and 5 hereof, and notwithstanding clause (a) of this Section 10.4, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation, amalgamation or merger of a Note Guarantor with or into another Person, or shall prevent any sale or conveyance of the property of a Note Guarantor as an entirety or substantially as an entirety.

SECTION 10.5 Release.

(a) (i) In the case of a Note Guarantee issued by a Subsidiary Guarantor, in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation, amalgamation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Company and its Restricted Subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, in each case so long as such sale or other disposition is permitted by this Indenture, including without limitation Section 4.14 hereof, (ii) in the case of a Note Guarantee issued by a Subsidiary Guarantor, if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary of the Company, in each case, in accordance with the provisions of this Indenture, including without limitation Section 4.14 hereof, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, (iii) in the case of a Note Guarantee issued by a Subsidiary Guarantor on the Issue Date (or required but issued thereafter pursuant to Section 4.15 hereof), upon the release or discharge of the Guarantee by such Subsidiary Guarantor in respect of the Credit Agreement, and, in any other case, upon the release or discharge of all of its obligations as borrower, issuer or guarantor in respect of other Indebtedness that resulted in the issuance after the Issue Date of the Note Guarantee by such Subsidiary Guarantor if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture, except a release or discharge by or as a result of payment under the Credit Agreement or such other Indebtedness; provided that, in the case of the release or discharge of such Guarantee by such Subsidiary Guarantor in respect of the Credit Agreement, any release or series of releases that would have the effect of releasing all or substantially all of the value of the Note Guarantees with respect to the Notes will require the prior consent of holders of at least 66 2/3% in outstanding principal amount of Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes); or (iv) in the case of a Note Guarantee issued by any Note Guarantor, if the Issuer discharges the Notes and its Obligations under this Indenture under Section 8.1 hereof or exercises its legal or covenant defeasance options under Section 8.2 or 8.3 hereof, respectively, with respect to the Notes, then in each such case set forth in clauses (i) through (iv), such Note Guarantor shall be released and relieved of any obligations under its Note Guarantee without any further action being required by the Trustee or any Holder.

(b) Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Sections 4.8 and 4.14 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Note Guarantor from its obligations under its Note Guarantee.

(c) Any Note Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Note Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

MISCELLANEOUS

SECTION 11.1 Certain Trust Indenture Act Sections. The Issuer shall comply with Sections 314(a)(4), 314(c) and 314(e) of the Trust Indenture Act. No other provision of the Trust Indenture Act shall apply except where otherwise specifically provided.

SECTION 11.2 Notices. Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by email (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following emails:

If to the Issuer, to:

1261229 B.C. Ltd.

c/o Bausch Health Companies Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: Corporate Secretary

With a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Jonathan DeSantis

Email: JDeSantis@proskauer.com

If to the Trustee, to:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attn: Corporate Trust Administration

Email: Lisa.Sollitto@bny.com and Teniece.Evans-Lyles@bny.com

If to the Notes Collateral Agent, to:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attn: Corporate Trust Administration

Email: Lisa.Sollitto@bny.com and Teniece.Evans-Lyles@bny.com

BNY Mellon Corporate Trustee Services Limited

c/o The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attn: Corporate Trust Administration

Email: Lisa.Sollitto@bny.com and Teniece.Evans-Lyles@bny.com

TMF Group New York, LLC (or any TMF Sub-Agent)

10 Grand Central

155 East 44th St, Ste 905

New York, NY 10017

Attn: Janice Nelson

Telephone: (212) 346-9014

Such notices or communications shall be effective when received.

For the avoidance of any doubt, unless otherwise specified in the applicable Collateral Documents, to the extent any notice is required to be sent to a TMF Sub-Agent under this Indenture, the delivery of such notice shall be effective when sent to such TMF Sub-Agent “care of” TMF Group New York, LLC, using the above details.

The Issuer, any Notes Collateral Agent or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed by first-class mail or delivered by an overnight delivery service to it at its address shown on the register kept by the Registrar, or, in the case of DTC (including its nominee, as applicable), transmitted in accordance with the Applicable Procedures.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Indenture and related documents and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders of such Notes may be made electronically in accordance with procedures of the Depositary.

SECTION 11.3 Communications by Holders With Other Holders. Noteholders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and any other person shall have the protection of Section 312(c) of the Trust Indenture Act.

SECTION 11.4 Certificate and Opinion of Counsel as to Conditions Precedent.

(a) Upon any request or application by the Issuer to the Trustee to take any action under this Indenture other than the initial issuance of the Notes and the Note Guarantees, the Issuer shall furnish to the Trustee at the request of the Trustee:

(A) an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent (including any covenants, compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

(B) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (including any covenants, compliance with which constitutes a condition precedent) have been complied with.

(b) Each Officer’s Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(A) a statement that the person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(D) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with;

provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 11.5 Record Date for Vote or Consent of Holders. The Issuer (or, in the event deposits have been made pursuant to Section 8.1, 8.2 or 8.3 hereof, the Trustee) may set a record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than thirty (30) days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 9.4 hereof, if a record date is fixed, those persons who were Holders of Notes at the close of business on such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action with respect to the Notes by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders of Notes after such record date.

SECTION 11.6 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar or Paying Agent may make reasonable rules for its functions.

SECTION 11.7 Legal Holidays. A “Legal Holiday” is a Saturday, Sunday, or a day on which state or federally chartered banking institutions in New York, New York, Montreal, Canada or, if applicable, the state in which the Corporate Trust Office is located are not required to be open. If a payment date, including any Redemption Date, Purchase Date, Change of Control Purchase Date, Asset Sale Purchase Date, Intercompany Loan Excess Cash Purchase Date and Final Maturity Date, is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period on such payment. If an interest record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Unless specifically noted herein, this Indenture, the Notes and the Note Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Issuer and each Note Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Indenture. The Issuer and each Note Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Without prejudice to the foregoing, exclusively for purposes of the submission to jurisdiction by the Mexican Note Guarantor, and in relation to actions brought against the Mexican Note Guarantor, each of the parties hereto submits to the exclusive jurisdiction of such courts and each party waives the right to any other jurisdiction to which it may be entitled by reason of present or future domicile or place of residence or for any other reason.

(c) ALL PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.9 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Restricted Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10 No Recourse Against Others. All liability described in paragraph 14 of the Form of the Notes attached hereto as Exhibit A of any director, officer, incorporator, employee or stockholder, as such, of the Issuer or any Note Guarantor is waived and released.

SECTION 11.11 Successors. All agreements of the Issuer and the Note Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 11.12 Multiple Counterparts; Execution. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

SECTION 11.13 Separability. In case any provisions in this Indenture, the Notes or the Note Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.14 Table of Contents, Headings, etc. The table of contents and headings of the Articles and Sections of this Indenture and the Notes have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.15 Calculations in Respect of the Notes.

(a) The Issuer shall make all calculations under this Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Issuer shall provide a copy of such calculations to the Trustee as required hereunder.

(b) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a pro forma basis), if the terms of this Indenture require (1) compliance with any financial ratio or financial test (including, without limitation, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Cash Flow, (2) the absence of a Default or Event of Default (or any type of default or event of default) or (3) compliance with any basket or other condition, as a condition to (a) the consummation of any transaction (including in connection with any acquisition or similar Investment or the assumption or incurrence of Indebtedness), and/or (b) the making of any Restricted Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Issuer, (i) in the case of any acquisition or similar Investment or any Asset Sale and any transaction related thereto, at the time of (or on the basis of the financial statements for the most recently ended four quarter period available at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, Investment or Asset Sale (or, solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer) or (y) the consummation of such acquisition, Investment or Asset Sale or (ii) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended four quarter period available at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment, in each case, after giving effect to the relevant acquisition or similar Investment and/or Restricted Payment or other transaction on a pro forma basis (including, in each case, giving effect to the relevant transaction, any relevant Indebtedness (including the intended use of proceeds thereof) and, at the election of the Issuer, giving pro forma effect to other prospective “limited conditionality” acquisitions or similar Investments for which definitive agreements have been executed), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such financial ratio or test occurring after the time such election is made (but any subsequent improvement in the applicable financial ratio or test may be utilized by the Company or any Restricted Subsidiary). For the avoidance of doubt, if the Issuer has elected the option set forth in this paragraph in respect of any transaction, then the Company or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Issuer’s election of such option.

(c) Notwithstanding anything to the contrary herein, unless the Issuer otherwise elects, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (A) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (B) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Issuer elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Company prior to utilization of any amount under a Fixed Amount then available to the Company.

SECTION 11.16 Agent for Service and Waiver of Immunities. By the execution and delivery of this Indenture, the Issuer and each Note Guarantor that is domiciled outside the United States does, and with respect to any entity that becomes a Note Guarantor after the date hereof and is domiciled outside the United States, within 10 days of becoming a Note Guarantor, as applicable, will (i) designate and appoint Bausch Health US, LLC, 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, or another Person satisfactory to the Trustee (the “Authorized Agent”), as their authorized agent upon whom process may be served in any suit or proceeding arising out of or relating to this Indenture or the Notes that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws, and acknowledge that the Authorized Agent has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon the Authorized Agent and written notice of said service to the Issuer or the Note Guarantor that is domiciled outside of the United States, as applicable, in accordance with Section 11.2 hereof shall be deemed effective service of process in any such suit or proceeding. The Issuer and each Note Guarantor that is domiciled outside of the United States further agrees to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as any of the Notes shall be outstanding; provided, however, that the Issuer and each Note Guarantor that is domiciled outside of the United States, as applicable, may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 11.16 that (i) maintains an office located in the Borough of Manhattan, The City of New York, in the State of New York, (ii) is either (x) counsel for the Issuer or such Note Guarantor, as applicable or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 11.16. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver a copy of such notice to such Holder.

SECTION 11.17 Judgment Currency. The Issuer and the Note Guarantors, jointly and severally, will indemnify each Holder and each Person, if any, who controls any holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against the Issuer or any Note Guarantor for any U.S. dollar amount due under this Indenture and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

SECTION 11.18 Foreign Currency Equivalent. For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into; provided, that if any Permitted Refinancing Indebtedness denominated in a currency other than U.S. dollars is incurred to refinance Indebtedness denominated in the same currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated on the date of such refinancing, such Permitted Refinancing Indebtedness shall be deemed not to exceed the principal amount of such Indebtedness being refinanced solely as a result of fluctuation in the exchange rate of currencies. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies. In no event will the Trustee or the Paying Agent be responsible for obtaining exchange rates or otherwise effecting currency conversions or calculations.

SECTION 11.19 Usury Savings Clause. If any provision of this Indenture or any Note would obligate the Issuer to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

SECTION 11.20 Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and any Note (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively. Each of the Issuer and each Note Guarantor confirms that it understands and acknowledges that it is and will be able to calculate the rate of interest applicable under this Indenture and any Note based on the methodology for calculating per annum rates provided for under this Indenture or the Notes. Each of the Issuer and each Note Guarantor confirms that it agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Indenture or any Note, that the interest payable under this Indenture or any Note and the calculation thereof has not been adequately disclosed to the Issuer or Note Guarantor, as applicable, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

SECTION 11.21 Tax Matters. Each of the parties hereto agree to cooperate and to provide the other with such information as each may have in its possession to enable the determination of whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”). The Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law. Nothing in the immediately preceding sentence shall be construed as obligating the Trustee to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted or affecting a Payor’s obligation to make any payments of Additional Amount pursuant to Section 4.21 of this Indenture. The terms of this Section 11.21 shall survive the termination of this Indenture.

ARTICLE 12

COLLATERAL

SECTION 12.1 Collateral Documents.

(a) The due and punctual payment of the principal of, premium and interest (including Additional Amounts, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Note Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Note Guarantors hereby acknowledge and agree that the Notes Collateral Agents hold the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, and each Beneficial Owner of an interest in a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs each Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements or any joinder thereto, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. Subject to the Applicable Collateral Limitations, the Issuer shall deliver to each Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents to which such Notes Collateral Agent is a party, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to provide to the Notes Collateral Agents the security interest in the Collateral contemplated hereby and/or by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to the Applicable Collateral Limitations, the Company shall, and shall cause the Subsidiaries of the Company to, take any and all actions and make all filings (including the filing of UCC or PPSA financing statements, continuation statements and amendments thereto (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Issuer and the Note Guarantors to the Notes Secured Parties under the Notes Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Collateral Documents), in favor of the Notes Collateral Agents for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

(b) To the extent any assets owned by the Issuer or any Note Guarantor on the Issue Date (other than Excluded Assets) are not subject to a valid Lien in favor of a Notes Collateral Agent on or prior to the Issue Date or subject to a Lien in favor of a Notes Collateral Agent that is not perfected on or prior to the Issue Date, the Issuer and the Note Guarantors shall use their commercially reasonable efforts to enter into Collateral Documents to create such Liens (including all Collateral Documents governed by the laws of each Covered Jurisdiction, except where pursuant to laws governing such assets or local practice applicable to such assets, such assets that were pledged to the Credit Agreement Collateral Agent are not capable of being pledged to a Notes Collateral Agent at the same time) and have all such Liens and any Liens created but not perfected (including by appropriate filings with the United States Patent and Trademark Office and United States Copyright Office) on or prior to the Issue Date perfected, subject to any limitations set forth in this Indenture and the Collateral Documents, including the Applicable Collateral Limitations, within 150 days after the Issue Date (or such later date as the administrative agent under the Credit Agreement may agree); provided that, (i) control (within the meaning of the Securities Transfer Act (British Columbia)) of the Bausch + Lomb Share Collateral will be required to be granted in favor of the Credit Agreement Collateral Agent pursuant to the Intercreditor Agreements within 15 days of the Issue Date and (ii) with respect to Collateral consisting of United States patent and trademark registrations and applications, intellectual property security agreements shall be filed with the United States Patent and Trademark Office within 90 days of the Issue Date and, with respect to Collateral consisting of United States copyright registrations and exclusive licenses of United States copyright registrations, filings in the United States Copyright Office shall be made within 30 days of the Issue Date.

(c) Notwithstanding any provision hereof to the contrary, the provisions of this Article 12 are qualified in their entirety by the Applicable Collateral Limitations, and neither the Issuer nor any Note Guarantor shall be required pursuant to this Indenture or any Collateral Document to take any action limited by the Applicable Collateral Limitations.

SECTION 12.2 Release of Collateral.

(a) The Liens securing the Notes will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 12.2. Upon such release, subject to the terms of the Collateral Documents, all rights in the released Collateral securing Obligations under the Notes Documents shall revert to the Issuer and the Note Guarantors, as applicable. The Collateral shall be released from the Lien and security interest created by the Collateral Documents and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, and confirm to the applicable Notes Collateral Agent to execute, as applicable, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest (including Additional Amounts, if any) on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents (for the avoidance of doubt, other than contingent Obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture with respect to the Notes as set forth under Section 8.1; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Sections 8.2 or 8.3 hereof, as applicable;

(ii) in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture;

(iii) in part, as to any asset:

(A) (I) constituting Collateral that is sold or otherwise disposed of by the Issuer or any of the Note Guarantors to any Person that is not the Issuer or any of the Note Guarantors in a transaction permitted by this Indenture (to the extent of the interest sold or disposed of), or

(II) constituting Shared Collateral, in accordance with the provisions of the First Lien Intercreditor Agreements,

(B) that is held by a Subsidiary Guarantor that ceases to be a Note Guarantor in accordance with this Indenture,

(C) that becomes an Excluded Asset, including so long as the Credit Agreement is outstanding, any asset that is not pledged to secure obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise), or

(D) that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the First Lien Intercreditor Agreements and the Collateral Documents;

provided that, (i) in the case of clause (iii)(A)(II), the proceeds of such Shared Collateral shall be applied in accordance with the Intercreditor Agreements and (ii) in the case of clause (iii)(C), (x) any release or series of releases as a result of any amendment, waiver or other similar action under the terms of the Credit Agreement (and any related documents) that would have the effect of releasing all or substantially all of the Liens securing the Notes and the Note Guarantees (except as in accordance with, and as expressly provided for by the terms of, this Indenture, the First Lien Intercreditor Agreements and the Collateral Documents) will require the prior consent of Holders of at least 66 2/3% in outstanding principal amount of Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and (y) any release or series of releases as a result of any amendment, waiver or other similar action under the terms of the Credit Agreement (and any related documents) that would have the effect of releasing a substantial portion of the Liens securing the Notes and the Note Guarantees (except as in accordance with, and as expressly provided for by the terms of, this Indenture, the First Lien Intercreditor Agreements and the Collateral Documents) will require the prior consent of Holders of at least a majority in outstanding principal amount of Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

(b) With respect to any release of Collateral or release from the Liens securing the Notes, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Collateral Documents and the First Lien Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee and/or a Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the applicable Notes Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release, without recourse, representation or warranty of any kind, and discharge of any Collateral or any Notes permitted to be released pursuant to this Indenture or the Collateral Documents or the First Lien Intercreditor Agreements. Neither the Trustee nor any Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the First Lien Intercreditor Agreements to the contrary, but without limiting any automatic release provided hereunder or under any Collateral Document, the Trustee and each Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

SECTION 12.3 Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Collateral Documents and the First Lien Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, following the occurrence of an Event of Default that is continuing, may or may instruct the applicable Notes Collateral Agent in writing to take all actions it reasonably determines are necessary in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the First Lien Intercreditor Agreements, the Trustee and each Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or any Notes Collateral Agent.

SECTION 12.4 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the First Lien Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.5 Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or asset purported to be released hereunder be bound to ascertain the authority of a Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property, asset or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Note Guarantor to make any such sale or other transfer.

SECTION 12.6 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Note Guarantor with respect to the release, sale or other disposition of such property or asset may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Note Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.7 Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Notes Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Section 8.2 or 8.3 hereof, as applicable, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuer and the Notes Collateral Agents a notice, in form reasonably satisfactory to the Notes Collateral Agents, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral solely on behalf of the Holders of the Notes without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 8.2 or 8.3 hereof, as applicable), and any rights it has under the Collateral Documents solely on behalf of the Holders of the Notes, and upon receipt by the Notes Collateral Agents of such notice, the Notes Collateral Agents shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall execute and deliver all documents and do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release, without recourse, representation or warranty of any kind, and discharge such Lien as soon as is reasonably practicable.

SECTION 12.8 Notes Collateral Agents.

(a) The Issuer and each of the Holders by acceptance of the Notes, and each Beneficial Owner of an interest in a Note, hereby designates and appoints each Notes Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreements, and the Issuer directs and authorizes, and each of the Holders by acceptance of the Notes hereby irrevocably authorizes, each Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agents by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. Each Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.8. The provisions of this Section 12.8 are solely for the benefit of the Notes Collateral Agents and the TMF Sub-Agents, and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third-party beneficiary of any of the provisions contained herein unless expressly extended to them. Each Holder agrees that any action taken by any Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreements and/or the applicable Collateral Documents, and the exercise by any Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agents shall be ministerial and administrative in nature, and no Notes Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the applicable Notes Collateral Agent is a party, nor shall any Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreements or otherwise exist against any Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Notes Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. No Notes Collateral Agent shall be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) No Notes Collateral Agent nor any of their respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the applicable Notes Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. No Notes Collateral Agent nor any of their respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) Each Notes Collateral Agent shall be entitled (in the absence of bad faith) to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and/or other experts and advisors selected by such Notes Collateral Agent. No Notes Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Unless otherwise expressly required hereunder or pursuant to any Collateral Document, each Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreements unless it shall first receive such written advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Notes Collateral Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) No Notes Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of such Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” Such Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.8).

(f) Each Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If any Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of such Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) such Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agents” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as a Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.8 (and Section 7.7) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was a Notes Collateral Agent under this Indenture.

(g) The Issuer and each of the Holders by its acceptance of the Notes, and each Beneficial Owner of an interest in a Note, hereby authorizes (i) the Trustee and each Notes Collateral Agent, respectively, to appoint co-Notes Collateral Agents, sub-agents and other additional Notes Collateral Agents (and, in each case, appointment of such person shall be reflected in documentation, which the Trustee and each Notes Collateral Agent are hereby authorized to enter into) and (ii) TMF to perform its duties and exercise its rights and powers hereunder and in connection with the Collateral by or through the TMF Sub-Agents acting under the applicable Collateral Documents. Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreements, no Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Each Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither any Notes Collateral Agent nor any of their respective officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) Each Notes Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements.

(i) [Reserved].

(j) If applicable, each Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agents thereof and promptly shall deliver such Collateral to the applicable Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agents’ instructions.

(k) No Notes Collateral Agent shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that such Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agents pursuant to this Indenture, any Collateral Document or the First Lien Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, no Notes Collateral Agent shall have any other duty or liability whatsoever to the Trustee or any Holder or any other Notes Collateral Agent as to any of the foregoing.

(l) If the Issuer or any Note Guarantor (i) incurs any obligations in respect of Pari Passu Lien Indebtedness or Junior Lien Indebtedness at any time when no First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement is in effect or at any time when Indebtedness constituting Pari Passu Lien Indebtedness or Junior Lien Indebtedness entitled to the benefit of an existing First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement is concurrently retired, or incurs any other obligations permitted hereunder and required to be subject to an intercreditor agreement, and (ii) delivers to the Notes Collateral Agents an Officer’s Certificate so stating and requesting the Notes Collateral Agents to enter into an intercreditor agreement (on substantially the same terms as the applicable First Lien Intercreditor Agreement or the applicable Junior Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Pari Passu Lien Indebtedness or Junior Lien Indebtedness so incurred, or on reasonable and customary terms with respect to any other such intercreditor agreement, the Notes Collateral Agents and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Notes Collateral Agents), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) [reserved].

(n) No provision of this Indenture, the Intercreditor Agreements or any Collateral Document shall require any Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of a Notes Collateral Agent) unless it shall have first received indemnity satisfactory to the applicable Notes Collateral Agent against potential costs and liabilities incurred by such Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Collateral Documents, in the event any Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, such Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if such Notes Collateral Agent has determined that such Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless such Notes Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to such Notes Collateral Agent in its sole discretion, protecting such Notes Collateral Agent from all such liability. Each Notes Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(o) Each Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as such Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by such Notes Collateral Agent need (a) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (b) shall be held in a non-interest bearing trust account and (c) not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to each Notes Collateral Agent shall not be construed to impose duties to act.

(p) No Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither any Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) No Notes Collateral Agent assumes any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreements and the Collateral Documents. No Notes Collateral Agent shall be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by any Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Collateral Documents. No Notes Collateral Agent shall have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements, the Credit Agreement or the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements or any Collateral Documents. No Notes Collateral Agent shall be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Collateral Documents unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, each Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agents shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Collateral Documents, a Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of such Notes Collateral Agent in the Collateral and that any such actions taken by such Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. However, if the Notes Collateral Agent is required to acquire title to an asset pursuant to this Indenture which in the Notes Collateral Agent’s reasonable discretion may cause the Notes Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent to incur liability under CERCLA or any equivalent federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither any Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Note Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of a Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary, in connection with an exercise of remedies, for property to be possessed, owned, operated or managed by any Person (including any Notes Collateral Agent or the Trustee) other than the Issuer or the Note Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(s) Upon the receipt by the applicable Notes Collateral Agent of an Officer’s Certificate and an Opinion of Counsel, such Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Officer’s Certificate and an Opinion of Counsel shall (i) state that it is being delivered to such Notes Collateral Agent pursuant to this Section 12.8(s), and (ii) instruct such Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to such Notes Collateral Agent of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct each Notes Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that each Notes Collateral Agent shall execute and deliver the Intercreditor Agreements or a joinder thereto, as applicable, and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agents shall not be required to exercise discretion under this Indenture, the Intercreditor Agreements or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Collateral Document.

(u) After the occurrence of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agents in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreements.

(v) Each Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w) Subject to the terms of the Collateral Documents, in each case that a Notes Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Notes Collateral Agents may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Each Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Collateral Documents, if a Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, such Notes Collateral Agent shall be entitled to refrain from such Action unless and until such Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and such Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall any Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC or PPSA financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)), nor shall any Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agents nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. Additionally, neither any Notes Collateral Agent nor the Trustee shall be responsible for providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

(y) Before a Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer, the Note Guarantors, or the Trustee, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 11.4 hereof. Each Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, each Notes Collateral Agent shall act pursuant to the instructions of the Holders and/or the Trustee solely with respect to the Collateral Documents and the Collateral.

(aa) The Issuer shall pay compensation to, reimburse expenses of and indemnify each Notes Collateral Agent in accordance with Section 7.7 hereof. Accordingly, the reference to the “Trustee” in Section 6.10, Section 7.7 and Section 7.8 hereof shall be deemed to include the reference to the Notes Collateral Agents and Section 7.7 of this Indenture shall apply mutatis mutandis to the Notes Collateral Agents in their capacity as such, provided that for the purposes of this Section 12.8(aa), any reference to the negligence of the Trustee in 7.7 shall be deemed to be references to the gross negligence of the Notes Collateral Agents.

(bb) The Issuer and each of the Holders by acceptance of the Notes acknowledges and directs that the benefits, indemnities, privileges, protections, and rights of each Notes Collateral Agent shall extend to (and may be claimed directly or by the applicable Notes Collateral Agent on behalf of) each sub-agent and each TMF Sub-Agent (and TMF, by its signature below, acknowledges the same on behalf of and for the benefit of each TMF Sub-Agent), as the case may be.

(cc) Beyond the exercise of reasonable care in the custody thereof, neither any Notes Collateral Agent nor the Trustee shall have duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Any Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(dd) Neither any Notes Collateral Agent nor the Trustee shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the applicable Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

ARTICLE 13

PARALLEL DEBT

SECTION 13.1 Purpose; Governing Law. This Article 13 is included in this Indenture solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of the Netherlands, Poland, Hungary and Switzerland, granted pursuant to the applicable Collateral Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the Notes Secured Parties by the other provisions hereof and of any of the other Notes Documents. Moreover, the provisions of Section 13.3 hereof shall be governed by the laws of Hungary.

SECTION 13.2 Parallel Debt (The Netherlands and Poland).

(a) Notwithstanding anything to the contrary contained in this Indenture and the Collateral Documents and for the purpose of the security rights granted and to be granted under or pursuant to the Collateral Documents governed by the laws of The Netherlands and the laws of Poland (the “Foreign Security Agreements”), the Issuer and each Note Guarantor that is a party to the Foreign Security Agreements undertake to pay to any Notes Collateral Agent, in its individual capacity as creditor in its own right and not as agent, representative or trustee, as a separate independent obligation to such Notes Collateral Agent, the amount of its Parallel Debt. Moreover, the security rights contemplated by the applicable Foreign Security Agreements are granted in favor of the applicable Notes Collateral Agent in its individual capacity and not as agent, representative or trustee of the Holders of the Notes, as security for its claims under the Parallel Debt and consequently such Notes Collateral Agent becoming the sole security beneficiary of such security rights.

(b) No person shall be obligated to pay any amount representing Parallel Debt unless and until a corresponding amount of the Underlying Debt shall have become due and payable.

(c) To the extent any amount is paid to and received by the applicable Notes Collateral Agent in payment of the Parallel Debt, the total amount due and payable in respect of the Underlying Debt shall be decreased as if such amount were received by the Notes Secured Parties or any of them in payment of the corresponding Underlying Debt.

SECTION 13.3 Parallel Debt (Hungary). The Trustee and each Notes Secured Party (other than the Notes Collateral Agents) hereby authorizes and appoints the applicable Notes Collateral Agent to accept, register in its name (but for the benefit of each Notes Secured Party) manage and enforce, as its collateral representative (in Hungarian: “zálogjogosulti bizományos”) within the meaning of Section 5:96 of Act V of 2013 on the Hungarian civil code (the “Hungarian Civil Code”), any charge based Collateral granted to such Notes Collateral Agent in relation to this Indenture and the Collateral Documents and to act and execute on its behalf in such capacity, subject to the terms of the Guarantee entered into by a Note Guarantor incorporated under the laws of Hungary, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to this Indenture or any Collateral Document governed by the laws of Hungary or entered into by a Note Guarantor incorporated under the laws of Hungary. For the purposes of the Hungarian Civil Code, (i) this provision constitutes the agreement of all Notes Secured Parties regarding the authorization and appointment of the applicable Notes Collateral Agent as “zálogjogosulti bizományos” for enforcing, managing and administering any charge based Collateral entered into by a Guarantor incorporated under the laws of Hungary (for the purposes of, and as envisaged by, Article 5:96.§ (1) of the Hungarian Civil Code); (ii) in case there are discrepancies (including inter alia matters pertaining to sharing, settlement, flow of funds and rights of Notes Collateral Agents) not expressly regulated by Hungarian law between the regulations of Article 5:96.§ (1) of the Hungarian Civil Code and this Indenture, the terms of this Indenture shall prevail to the extent permitted by law; (iii) the liability of each Notes Secured Party for the actions of the applicable Notes Collateral Agent acting as its collateral representative (“zálogjogosulti bizományos”) shall be considered as limited for the purposes of 5:96. § (6) of the Hungarian Civil Code, in accordance with the terms of this Indenture governing such liability; and (iv) as permitted by Regulation (EC) No 593/2008 of 17 June 2008, this Section 13.3 shall be governed by Hungarian law. Each Notes Collateral Agent hereby accepts and the Note Guarantors hereby acknowledge such appointment as of the date hereof.

SECTION 13.4 Parallel Debt (Switzerland). For the purpose of any Collateral Document or Lien governed by the laws of Switzerland (the “Swiss Security Documents”) and all security interests created thereunder:

(a) Notwithstanding any other provision of this Indenture, the Issuer and each Note Guarantor hereby irrevocably and unconditionally undertakes to pay to the applicable Notes Collateral Agent, as creditor in its own right and not as representative of the other Notes Secured Parties, amounts equal to and in the currency of each Payable Amount as and when that Payable Amount falls due for payment under this Indenture, the Notes or the relevant Collateral Document (the “Swiss Parallel Debt”). For the purpose of this Section 13.4, “Payable Amount” means in relation to the Issuer or a Note Guarantor, any amount payable by the Issuer or such Note Guarantor to each of the Notes Secured Parties under this Indenture, the Notes and each of the Collateral Documents, but excluding any amounts of parallel debt payable by the Issuer or such Note Guarantor pursuant to this Article 13.

(b) The Issuer and each Note Guarantor and each Notes Collateral Agent acknowledge that the obligations of the Issuer and each Note Guarantor under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of the Issuer or that Note Guarantor, as applicable, to any Notes Secured Party under this Indenture, the Notes or any Collateral Document (as used in this Section 13.4, its “Corresponding Debt”) nor shall the amounts for which the Issuer and each Note Guarantor is liable under the Swiss Parallel Debt be limited or affected in any way by its Corresponding Debt; provided that:

(i) the Swiss Parallel Debt of the Issuer and of each Note Guarantor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(ii) the Corresponding Debt of the Issuer and of each Note Guarantor shall be decreased to the extent that its Swiss Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii) the amount of the Swiss Parallel Debt of the Issuer or, respectively, a Note Guarantor shall at all times be equal to the amount of its Corresponding Debt.

(c) All monies received or recovered by any Notes Collateral Agent pursuant to this Section 13.4, and all amounts received or recovered by any Notes Collateral Agent from or by the enforcement of any Collateral granted under the Swiss Security Documents, shall be applied in accordance with this Indenture.

(d) For the purpose of any vote taken under this Indenture, the Notes or any Collateral Document, no Notes Collateral Agent shall be regarded as having any participation or commitment other than those which it has, if any, in its capacity as a Holder.

SECTION 13.5 Additional Parallel Debt Provisions. In the case of any Note Guarantor that becomes a Note Guarantor after the Issue Date and is located in a jurisdiction where Parallel Debt provisions are customary or required, the Issuer, the Note Guarantors and the Trustee are hereby authorized to provide for Parallel Debt, in customary form (as determined by the Issuer in its sole discretion) in the supplemental indenture with respect to such Guarantor’s guarantee. The Trustee and the Issuer, without the consent of any Holder, may also incorporate into this Indenture additional Parallel Debt provisions as necessary to address After-Acquired Property in any jurisdiction where no assets are pledged by a guarantor organized therein on the Issue Date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date and year first above written.

GUARANTORS:

1261229 B.C. LTD.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

By:	/s/ Jeremy M. Lipshy
Name: Jeremy M. Lipshy
Title: Senior Vice President Tax

[Signature Page to Indenture]

BAUSCH HEALTH COMPANIES INC.

By:	/s/ Jean-Jacques Charhon
Name:	Jean-Jacques Charhon
Title:	Executive Vice President, Chief Financial Officer

By:	/s/ William N. Woodfield
Name:	William N. Woodfield
Title:	Senior Vice President and Treasurer

BAUSCH HEALTH, CANADA INC.

By:	/s/ William N. Woodfield
Name:	William N. Woodfield
Title:	Vice President, Treasurer

V-BAC HOLDING CORP.

By:	/s/ Jeremy M. Lipshy
Name:	Jeremy M. Lipshy
Title:	Vice President

SALIX PHARMACEUTICALS, INC.

By:	/s/ William N. Woodfield
Name:	William N. Woodfield
Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

BAUSCH HEALTH AMERICAS, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

[Signature Page to Indenture]

BAUSCH HEALTH US, LLC

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

ORAPHARMA, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

PRECISION DERMATOLOGY, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

SALIX PHARMACEUTICALS, LTD.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

[Signature Page to Indenture]

SANTARUS, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

SOLTA MEDICAL, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

VRX HOLDCO LLC

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

1530065 B.C. LTD.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

[Signature Page to Indenture]

HUMAX PHARMACEUTICAL S.A.

By:	/s/ Luis Alejandro Mendez Madriz
Name:	Luis Alejandro Mendez Madriz
Title:	Legal Representative

BAUSCH + LOMB OPS B.V.

By:	/s/ Pawel Stec
Name: Pawel Stec
Title: Director A

By:	/s/ Jeremy M. Lipshy
Name: Jeremy M. Lipshy
Title: Director B

SOLTA MEDICAL DUTCH HOLDINGS B.V.

By:	/s/ Robert Meijer
Name: Robert Meijer
Title: Managing Director A

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Managing Director B

[Signature Page to Indenture]

BAUSCH HEALTH HOLDCO LIMITED

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Director

[Signature Page to Indenture]

BAUSCH HEALTH IRELAND LIMITED

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Director

SOLTA MEDICAL IRELAND LIMITED

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Director

[Signature Page to Indenture]

BAUSCH & LOMB MÉXICO, S.A. DE C.V.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

[Signature Page to Indenture]

BAUSCH HEALTH POLAND SP. Z.O.O.

By:	/s/ Cornelis Jan Heiman
Name: Cornelis Jan Heiman
Title: President of the Management Board

[Signature Page to Indenture]

ICN POLFA RZESZÓW S.A.

By:	/s/ Waldemar Stepien
Name: Waldemar Stepien
Title: President of the Management Board

PRZEDSIĘBIORSTWO FARMACEUTYCZNE JELFA SPOŁKA AKCYJNA

By:	/s/ Waldemar Stepien
Name: Waldemar Stepien
Title: President of the Management Board

By:	/s/ Ryszard Bukowksi
Name: Ryszard Bukowksi
Title: Member of the Management Board

[Signature Page to Indenture]

BAUSCH HEALTH HUNGARY LLC

By:	/s/ Viktoria Nagy
Name: Viktoria Nagy
Title: Managing Director

By:	/s/ Janos Andras Nanay, dr.
Name: Janos Andras Nanay, dr.
Title: Managing Director

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, AS NOTES COLLATERAL AGENT

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page to Indenture]

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED, AS NOTES COLLATERAL AGENT

By:	/s/ Michael Lee
Name: Michael Lee
Title: Authorized Signatory

[Signature Page to Indenture]

TMF GROUP NEW YORK, LLC, AS NOTES COLLATERAL AGENT

By:	/s/ Albert Fioravanti
Name: Albert Fioravanti
Title: Managing Director

[Signature Page to Indenture]

EXHIBIT A

1261229 B.C. LTD.

10.000% SENIOR SECURED NOTES DUE 2032

[FORM OF FACE OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, UNITED STATES PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND A “QUALIFIED PURCHASER” UNDER SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT OR (B) IT IS NOT A UNITED STATES PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER THAT IS ALSO A QUALIFIED PURCHASER IN A TRANSACTION COMPLYING WITH RULE 144A UNDER THE SECURITIES ACT,

[1]	Include only if the Note is a Global Note.

(C) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) TO A QUALIFIED PURCHASER PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) TO A QUALIFIED PURCHASER PURSUANT TO PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[IN THE CASE OF RULE 144A NOTES:] THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A RULE 144A NOTE (OR ANY INTEREST THEREIN) TO PROVIDE PROOF THAT IT IS A QIB AND A QUALIFIED PURCHASER AT ANY TIME. IF THE ISSUER DETERMINES THAT ANY BENEFICIAL OWNER OF A RULE 144A NOTE (OR ANY INTEREST THEREIN) IS NOT BOTH A QIB AND A QUALIFIED PURCHASER, THE ISSUER MAY REQUIRE, BY NOTICE TO SUCH BENEFICIAL OWNER, THAT SUCH BENEFICIAL OWNER SELL ALL OF ITS RIGHTS, TITLE AND INTEREST TO SUCH RULE 144A NOTE (OR INTEREST THEREIN) TO A PERSON THAT IS A QIB AND A QUALIFIED PURCHASER, WITH SUCH SALE TO BE EFFECTED WITHIN 30 DAYS AFTER NOTICE OF SUCH SALE REQUIREMENT IS GIVEN. IF SUCH BENEFICIAL OWNER FAILS TO EFFECT THE TRANSFER REQUIRED WITHIN SUCH 30-DAY PERIOD, THE ISSUER SHALL HAVE THE RIGHT (1) TO COMPEL SUCH HOLDER TO SELL ITS INTEREST IN THE RULE 144A NOTES, (2) TO ASSIGN TO SUCH RULE 144A NOTES A SEPARATE CUSIP NUMBER OR NUMBERS, OR (3) WITHOUT FURTHER NOTICE TO SUCH HOLDER, TO SELL SUCH RULE 144A NOTES OR INTEREST IN SUCH RULE 144A NOTES, AS APPLICABLE, TO A PURCHASER SELECTED BY THE ISSUER ON SUCH TERMS AS THE ISSUER MAY CHOOSE.

[IN THE CASE OF RULE 144A NOTES:] THE INITIAL PURCHASERS AND EACH SUBSEQUENT TRANSFEREE OF THIS RULE 144A NOTE OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS AND MINIMUM DENOMINATION TERMS SET FORTH HEREIN AND WILL NOT TRANSFER THE RULE 144A NOTES OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO A TRANSFEREE WHO CAN MAKE THE SAME REPRESENTATIONS AND AGREEMENTS, INCLUDING AS TO BEING BOTH A QIB AND A QUALIFIED PURCHASER AND AS TO MINIMUM DENOMINATIONS, ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING. TO THE FULLEST EXTENT PERMITTED BY LAW, ANY TRANSFER OF THE RULE 144A NOTES, OR BENEFICIAL INTEREST IN THE RULE 144A NOTES, IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT AND WILL BE NULL AND VOID AB INITIO AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER.

THIS NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS NOTE SHALL BE DEEMED BY THE ACCEPTANCE OF THIS NOTE TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.

1261229 B.C. LTD.

CUSIP: 144A: 68288AAA5, Reg. S: C6900QAA5

ISIN: 144A: US68288AAA51, Reg. S: USC6900QAA51	No. [ ]

10.000% SENIOR SECURED NOTES DUE 2032

1261229 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Issuer,” which term shall include any successor corporation under the Indenture referred to on the reverse hereof) promises to pay to ______________________________ or its registered assigns, the principal sum of ________________________ Dollars ($__________) on April 15, 2032 [or such greater or lesser amount as is indicated on the Schedule of Exchanges of Notes on the other side of this Note]2 and to pay interest thereon as provided on the other side of this Note.

Interest Payment Dates: April 15 and October 15, beginning October 15, 2025.

Record Dates: April 1 and October 1.

Additional provisions of this Note are set forth on the other side of this Note.

[2]	Include only if the Note is a Global Note.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

1261229 B.C. LTD.

By:
Name:
Title:

Trustee’s Certificate of Authentication: This is one of the Notes referred to in the within-mentioned Indenture for the 10.000% Senior Secured Notes due 2032.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

1261229 B.C. LTD.

10.000% SENIOR SECURED NOTES DUE 2032

1. INTEREST

The Issuer shall pay interest on this Note semiannually in arrears on April 15 and October 15, each an “interest payment date,” of each year, commencing on October 15, 2025, at the rate per annum specified in the title of this Note. Interest shall accrue from and including April 8, 2025 or else the most recent interest payment date to which interest had been paid or duly provided for to but excluding the date on which such interest is paid. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall (in immediately available funds), to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to this Note, which interest shall be payable on demand.

The interest so payable and punctually paid or duly provided for on any interest payment date will be paid to the Person in whose name this Note is registered at the close of business on April 1 and October 1 preceding such interest payment date (the “Record Date”) except as provided in the Indenture. Payment of the principal of (and premium, if any) and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and as otherwise provided in the Indenture.

2. METHOD OF PAYMENT

[The Issuer will make payments in respect of this Note (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by the Holder.]3 [The Issuer will make all payments of principal, interest and premium, if any, with respect to this Note by wire transfer of immediately available funds to the accounts specified by the Holders, in the case of a Holder holding an aggregate principal amount of Notes of $1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than $1,000,000, by mailing a check to each such Holder’s registered address.]4 All payments shall be made in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments to any Holder holding an aggregate principal amount of Notes in excess of $1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in the United States, if such Holder has provided wire transfer instructions to the Issuer at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. Notwithstanding the foregoing, so long as this Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

[3]	Include only if the Note is a Global Note.
[4]	Include only if the Note is a Definitive Note.

3. PAYING AGENT AND REGISTRAR

Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holder. The Issuer or any Note Guarantor may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

4. INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Company designated as its 10.000% Senior Secured Notes due 2032 (the “Notes”), issued under an Indenture dated as of April 8, 2025 (together with any supplemental indentures thereto, the “Indenture”), among the Issuer, the Note Guarantors, the Trustee and the Notes Collateral Agents. The terms of this Note include those stated in the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and said Act for a statement of them. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Indenture.

The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.1(c) of the Indenture.

5. OPTIONAL REDEMPTION; MANDATORY REDEMPTION; CHANGE OF CONTROL OFFER; INTERCOMPANY LOAN EXCESS CASH OFFER; OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS

(a) Optional Redemption. The Notes are redeemable at the option of the Issuer at the prices, and upon the terms and conditions, set forth in Section 3.7 of the Indenture.

(b) Mandatory Redemption. On the fifth Business Day following any Mandatory Redemption Event (such Business Day, a “Mandatory Redemption Date”), the Issuer will redeem the Notes and, if and to the extent required by the terms of any New First Priority Obligations, such New First Priority Obligations containing provisions similar to those set forth in Section 3.16 of the Indenture with respect to mandatory prepayments or redemptions to mandatorily prepay or redeem the maximum principal amount of Notes, net of any taxes paid or payable by the Company in connection with such redemption or repayment, and such New First Priority Obligations that may be mandatorily prepaid or redeemed upon such Mandatory Redemption Event. The redemption price for the Notes to be redeemed pursuant to such Mandatory Redemption Event will be equal to the lower of (i) 105.000% of the principal amount thereof and (ii) the redemption price set forth in Section 3.7 of the Indenture that would be applicable had the Issuer elected to optionally redeem the Notes, plus accrued and unpaid interest, if any, to, but not including, the applicable Mandatory Redemption Date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

(c) Purchase of Notes at Option of Holder. If there is a Change of Control, the Issuer shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. Within 30 days following any Change of Control, the Issuer shall transmit a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(d) Intercompany Loan Excess Cash Offer. After the payment in full of all Indebtedness under the Credit Agreement (other than revolving credit Indebtedness), within 10 Business Days of the date on which the aggregate amount of Intercompany Loan Excess Cash exceeds $50.0 million, the Issuer shall make an offer (an “Intercompany Loan Excess Cash Offer”) to all holders of Notes and all holders of Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, containing provisions similar to those set forth in Section 3.15 of the Indenture to purchase the maximum principal amount of Notes and such Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, that may be purchased out of the Intercompany Loan Excess Cash. The offer price in any Intercompany Loan Excess Cash Offer will be equal to 100% of the principal amount of the Notes (or, in the case of any Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes, the repayment, offer or redemption price due under the agreements governing such Incremental Debt, or any Permitted Refinancing Indebtedness in respect of any such Indebtedness that is secured on a pari passu basis with the Notes), plus accrued and unpaid interest to, but not including, the date of purchase, and will be payable in cash.

(e) Offer to Purchase by Application of Excess Proceeds. After the Company or a Restricted Subsidiary consummates any Asset Sale, the Company may be required to purchase Notes, as further specified in the Indenture.

(f) Notice of Redemption. Notice of redemption will be given at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $200,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, subject to satisfaction of any conditions precedent, interest ceases to accrue on Notes or portions thereof called for redemption.

6. DENOMINATIONS, TRANSFER, EXCHANGE, CANCELLATION

The Notes are in registered form, without coupons, in denominations of $200,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

All Notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to the Issuer or any of its other Agents with respect to the Notes, be delivered to the Trustee. The Trustee will promptly cancel all Notes delivered to it. No Notes will be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

7. PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

8. GUARANTEES, COLLATERAL

This Note is guaranteed, as set forth in the Indenture, and is secured by Liens on certain Collateral as specified in the Indenture and the Collateral Documents.

9. UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Issuer at its written request, subject to applicable unclaimed property law. After that, Holders entitled to money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another person.

10. AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture (with respect to the Notes) or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and an existing default or Event of Default and its consequence or compliance with any provision of the Indenture or the Notes may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture (with respect to the Notes) or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

In addition, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment or supplement may (i) release all or substantially all of value of the Note Guarantees with respect to the Notes, (ii) release, all or substantially all of the Liens securing the Notes and the Note Guarantees and (iii) modify or change any provision that adversely affects the ranking as to right of payment, Lien priority or payment priority of any Note.

11. SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

12. DEFAULTS AND REMEDIES

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

13. TRUSTEE DEALINGS WITH THE ISSUER

The Bank of New York Mellon, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or an Affiliate of the Issuer and may otherwise deal with the Issuer or an Affiliate of the Issuer as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS

A director, officer, employee, incorporator or stockholder of the Issuer or any Note Guarantor, as such, shall not have any liability for any obligations of the Issuer or any Note Guarantor under the Notes, the Indenture, the Collateral Documents nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder and beneficial owner of this Note by accepting this Note (or any beneficial interest therein) waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

15. AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually or electronically signs the certificate of authentication on the other side of this Note.

16. ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

17. INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Bausch Health Companies Inc., 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, Telephone: (905) 286-3000, Attention: Investor Relations.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him or her.

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:
*

The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.8, Section 3.15 or Section 4.14 of the Indenture, check the appropriate box below:

☐ Section 3.8	☐ Section 3.15	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 3.8, 3.15 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:

(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF NOTES5

The following exchanges, repurchases or conversions of a part of this Global Note have been made:

PRINCIPAL AMOUNT OF THIS GLOBAL NOTE FOLLOWING SUCH DECREASE DATE OF EXCHANGE (OR INCREASE)	AUTHORIZED SIGNATORY OF NOTES CUSTODIAN	AMOUNT OF DECREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	AMOUNT OF INCREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE

[5]	This schedule should be included only if the Note is a Global Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION

OF TRANSFER OF RESTRICTED SECURITIES

Re: 10.000% Senior Secured Notes due 2032 (the “Notes”) of 1261229 B.C. Ltd. (the “Issuer”).

This certificate relates to $___________________ principal amount of Notes owned in (check applicable box)

☐ book-entry or ☐ definitive form by ____________________ (the “Transferor”).

The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Notes as provided in Section 2.12 of the Indenture dated as of April 8, 2025 among 1261229 B.C. Ltd., the Note Guarantors party thereto, The Bank of New York Mellon, as trustee and a notes collateral agent and TMF Group New York, LLC, as a notes collateral agent (the “Indenture”), and the transfer of such Note is in accordance with any applicable securities laws of any state and is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box) or the transfer or exchange, as the case may be, of such Note does not require registration under the Securities Act because (check applicable box):

☐

Such Note is being transferred to a person that is a “qualified purchaser” (“Qualified Purchaser”) under Section 2(a)(51) of the Investment Company Act pursuant to an effective registration statement under the Securities Act.

☐	Such Note is being acquired for the Transferor’s own account, without transfer.

☐	Such Note is being transferred to the Company or a Subsidiary (as defined in the Indenture) of the Company.

☐

Such Note is being transferred to a person the Transferor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A or any successor provision thereto (“Rule 144A”) under the Securities Act) that is also a Qualified Purchaser that is purchasing for its own account or for the account of a “qualified institutional buyer” that is also a Qualified Purchaser, in each case to whom notice has been given that the transfer is being made in reliance on such Rule 144A, and in each case in reliance on Rule 144A.

☐

Such Note is being transferred to a person that is a Qualified Purchaser pursuant to and in compliance with an exemption from the registration requirements under the Securities Act in accordance with Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act.

☐	Such Note is being transferred to a Non-U.S. Person in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act (or any successor thereto).

Date:
(Insert Name of Transferor)

EXHIBIT B

FORM OF GUARANTEE

[Name of Note Guarantor] and its successors under the Indenture, jointly and severally with any other Note Guarantors, hereby irrevocably and unconditionally (i) guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of 1261229 B.C. Ltd. (the “Issuer”) to the Holders or the Trustee, all in accordance with the terms set forth in Article 10 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, guarantee that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

No stockholder, officer, director or incorporator, as such, past, present or future, of [name of Note Guarantor] shall have any personal liability under this Note Guarantee by reason of his, her or its status as such stockholder, officer, director or incorporator. This Note Guarantee shall be binding upon [name of Note Guarantor] and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual or electronic signature of one of its authorized officers.

THE TERMS OF ARTICLE 10 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

This Note Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

[NAME OF NOTE GUARANTOR]

By:
Name:
Title:

B-1

EXHIBIT C6

FORM OF CANADIAN NOTE GUARANTEE

Re:	☐	10.000% SENIOR SECURED NOTES DUE 2032
CUSIP: 144A: 68288AAA5, Reg. S: C6900QAA5
ISIN: 144A: US68288AAA51, Reg. S: USC6900QAA51

THIS CANADIAN NOTE GUARANTEE (as amended, restated, modified, renewed or extended from time to time, and including, for the avoidance of any doubt, the preamble and recitals hereto, this “Canadian Note Guarantee”), is executed and delivered as of [______] by [_______] (“Guarantor”) in favour of The Bank of New York Mellon, as the Trustee, Registrar and Paying Agent, for the benefit of each Holder (together with the Trustee, collectively, the “Beneficiaries”).

RECITALS:

A.

Reference is made to that Indenture dated as of April 8, 2025 among 1261229 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Issuer”), Bausch Health Companies Inc., a corporation continued under the laws of the Province of British Columbia (“BHCI”), certain subsidiaries of BHCI as subsidiary guarantors, the Trustee and the Notes Collateral Agents (as amended, supplemented, restated, extended, renewed, or replaced from time to time, the “Indenture”).

B.	Guarantor is an Affiliate of the Issuer, and, as such, will benefit by virtue of the financial accommodations extended to the Issuer pursuant to the Indenture.

THEREFORE, each Guarantor, on its own behalf, agrees as follows:

Section 1

Definitions and Principles of Interpretation

1.1	Definitions.

All capitalized terms used and not defined elsewhere in this Canadian Note Guarantee, and all capitalized terms used and not defined in the provisions incorporated by reference into this Canadian Note Guarantee, shall have the meanings ascribed to them in the Indenture (such meanings to be determined as if such terms were to be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario) and shall be incorporated by reference into this Canadian Note Guarantee, and the following words and terms have the meanings set out below:

“Guaranteed Obligations” has the meaning given to it in Section 2.1(a).

“Indenture” has the meaning given to it in the recitals to this Canadian Note Guarantee.

[6]	Note to Draft: Subject to finalization of Canadian Guarantee by MM / NRF.

1.2	Certain Rules of Interpretation.

In this Canadian Note Guarantee:

(a) Governing Law – This Canadian Note Guarantee (including terms incorporated by reference to the Indenture) is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(b) Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Canadian Note Guarantee.

(c) Including – Where the word “including” or “includes” is used in this Canadian Note Guarantee, it means “including (or includes) without limitation.”

(d) No Strict Construction – The language used in this Canadian Note Guarantee is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e) Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f) Statutory references – A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

(g) Time – Time is of the essence in the performance of Guarantor’s obligations under this Canadian Note Guarantee.

(h) Notes Document – This Canadian Note Guarantee is a Notes Document.

Section 2

Guarantee

2.1	Guarantee of the Obligations.

(a) Each Guarantor and its successors under the Indenture, jointly and severally with the other Guarantors, hereby irrevocably and unconditionally Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer thereunder that: (i) the due and punctual payment of principal, premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, (ii) the due and punctual payment of interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee under the Indenture or any Note shall be promptly paid in full or performed, all in accordance with the terms thereof, and (iii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.2 of the Indenture or otherwise (collectively, the “Guaranteed Obligations”). Guarantor agrees that this Canadian Note Guarantee is a guarantee of payment and not a guarantee of collection. Failing payment when due of any Guaranteed Obligations for whatever reason, Guarantor shall be obligated to pay the same immediately.

(b) Guarantor hereby agrees that its obligations with regard to its Canadian Note Guarantee shall be irrevocable and unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuer under the Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any other obligor with respect to the Indenture, the Notes or the obligations of the Issuer under the Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Guarantor further, to the extent permitted by applicable law, hereby waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and shall agree not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any Beneficiary, as a condition of payment or performance by Guarantor, to (A) proceed against the Issuer, any other guarantor (including any other Note Guarantor) of the Guaranteed Obligations or any other person, (B) proceed against or exhaust any security held from the Issuer, any such other guarantor or any other person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favour of the Issuer or any other person, or (D) pursue any other remedy in the power of any Beneficiary whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer, including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer from any cause other than payment in full of the Guaranteed Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Canadian Note Guarantee and any legal or equitable discharge of Guarantor’s obligations hereunder and under this Canadian Note Guarantee, (B) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Canadian Note Guarantee, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, and notices of any extension of credit to the Issuer and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Canadian Note Guarantee.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, any Note Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or any Note Guarantor, any amount paid to either the Trustee or such Holder, this Canadian Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Guarantor further agrees that, as between Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Section 6.2 of the Indenture for the purposes of this Canadian Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.2 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by Guarantor for the purpose of this Canadian Note Guarantee. Guarantor shall not exercise any right to seek contribution from any non-paying Note Guarantor if the exercise of such right impairs the rights of the Holders under the Note Guarantees.

2.2	Merger and Consolidation of Guarantors

(a) In case of any sale or other disposition, consolidation, merger, amalgamation or conveyance (to the extent required under the Indenture) and upon the assumption by the successor person on terms and conditions satisfactory to the Trustee of the obligations of Guarantor under this Canadian Note Guarantee, and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Guarantor, such successor person shall succeed to and be substituted for Guarantor under this Canadian Note Guarantee with the same effect as if it had been named herein as Guarantor.

(b) Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clause (a) of this Section 2.2, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation, merger or amalgamation of a Note Guarantor with or into another Person, or shall prevent any sale or conveyance of the property of a Note Guarantor as an entirety or substantially as an entirety.

2.3	Release

(a) (i) In the case of this Canadian Note Guarantee issued by a Subsidiary Guarantor, in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, amalgamation, consolidation or otherwise, or a sale or other disposition of all the Equity Interests of such Subsidiary Guarantor, then held by the Company and its Restricted Subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, in each case so long as such sale or other disposition is permitted by the Indenture, including without limitation Section 4.14 thereof, (ii) in the case of this Canadian Note Guarantee issued by a Subsidiary Guarantor, if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with the definition thereof or in the event that such Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company, in each case, in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, (iii) in the case of this Canadian Note Guarantee issued by a Subsidiary Guarantor on the Issue Date (or required but issued thereafter pursuant to Section 4.15 of the Indenture), upon the release or discharge of the Guarantee by such Subsidiary Guarantor in respect of the Credit Agreement, and in any other case, upon the release or discharge of all of its obligations as borrower, issuer or guarantor in respect of other Indebtedness that resulted in the issuance after the Issue Date of this Canadian Note Guarantee by such Subsidiary Guarantor if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, except a release or discharge by or as a result of payment under the Credit Agreement or such other Indebtedness; provided that, in the case of the release or discharge of this Canadian Note Guarantee by such Subsidiary Guarantor in respect of the Credit Agreement, any release or series of releases that would have the effect of releasing all or substantially all of the value of the Note Guarantees with respect to the Notes will require the prior consent of holders of at least 66 2/3% in outstanding principal amount of Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes); or (iv) in the case of this Canadian Note Guarantee issued by any Note Guarantor, the Issuer discharges the Notes and its Obligations under the Indenture under Section 8.1 thereof or exercises its legal or covenant defeasance options under Section 8.2 or 8.3 thereof, respectively, with respect to the Notes, then in each such case set forth in clauses (i) through (iv), such Note Guarantor shall be released and relieved of any obligations under this Canadian Note Guarantee without any further action being required by the Trustee or any Holder.

(b) Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Sections 4.8 and 4.14 thereof, the Trustee shall execute any documents reasonably required in order to evidence the release of Guarantor from its obligations under this Canadian Note Guarantee.

Section 3

Miscellaneous

3.1	Limitations Act, 2002 (Ontario)

Any and all limitation periods provided for in the Limitations Act, 2002 (Ontario), as amended from time to time, or any other applicable law limiting the time for which an action may be commenced shall be excluded from application to the obligations of Guarantor hereunder to the fullest extent permitted by such Act or applicable law.

3.2	Usury Savings Clause

If any provision of this Canadian Note Guarantee, the Indenture or any Note would obligate any Canadian Note Guarantor to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

3.3	Interest Act (Canada)

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Canadian Note Guarantee, the Indenture or the Notes (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

The Guarantor confirms that it understands and acknowledges that it is and will be able to calculate the rate of interest applicable under this Canadian Note Guarantee, the Indenture or the Notes based on the methodology for calculating per annum rates provided for under this Canadian Note Guarantee, the Indenture or the Notes. The Guarantor confirms that it agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Canadian Note Guarantee, the Indenture or the Notes, that the interest payable under this Canadian Note Guarantee, the Indenture or the Notes and the calculation thereof has not been adequately disclosed to the Guarantor, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

3.4	Counterparts; Execution

This Canadian Note Guarantee may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Canadian Note Guarantee by facsimile or other similar method of electronic transmission (including by way of email attachment) shall be equally as effective as delivery of an original executed counterpart of this Canadian Note Guarantee.

3.5	Severability

If, in any jurisdiction, any provision of this Canadian Note Guarantee or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to that jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Canadian Note Guarantee and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

3.6	Notices

All notices and other communications hereunder shall be in writing and shall be mailed, sent, or delivered in accordance with the terms of the Indenture.

3.7	Successors

This Canadian Note Guarantee shall be binding upon Guarantor and its successors and shall inure to the benefit of the successors of the Beneficiaries.

3.8	Judgment Currency

Guarantor shall indemnify each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against Guarantor for any U.S. dollar amount due under this Canadian Note Guarantee and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. Any amount due from Guarantor under this Section 3.8 shall be due as a separate debt and shall not be affected by such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

3.9	Payment of Additional Amounts

(a) All payments made under or with respect to this Canadian Note Guarantee by Guarantor will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (collectively, “Tax”) imposed or levied by or on behalf of Canada or any other jurisdiction in which Guarantor is organized, resident or doing business for tax purposes or from or through which Guarantor makes any payment on the Canadian Note Guarantee or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless Guarantor (or an applicable withholding agent) is required to withhold or deduct Taxes by law. If Guarantor (or an applicable withholding agent) is required by law to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to this Canadian Note Guarantee, Guarantor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or Beneficial Owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder or Beneficial Owner would have received if such Taxes had not been required to be so withheld or deducted.

(b) Guarantor will not, however, pay Additional Amounts to a Holder or Beneficial Owner of Notes:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or Beneficial Owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or Beneficial Owner, if such Holder or Beneficial Owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under this Canadian Note Guarantee and/or the exercise or enforcement of rights under any Notes or this Canadian Note Guarantee);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or Beneficial Owner of Notes, following Guarantor’s written request addressed to the Holder, to the extent such Holder or Beneficial Owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or Beneficial Owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar Taxes;

(iv) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or Beneficial Owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder or Beneficial Owner not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with the Company or Guarantor;

(vi) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or Beneficial Owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” of the Company as defined in subsection 18(5) of the Income Tax Act (Canada) for purposes of the thin capitalization rules in the Income Tax Act (Canada);

(vii) to the extent the Taxes giving rise to such Additional Amounts are United States federal withholding tax imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official interpretations or administrative authority promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and, for the avoidance of doubt, any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing (taken together, “FATCA”), except to the extent that such Taxes result from a failure of any Paying Agent to comply with FATCA; and

(viii) any combination of items (i), (ii), (iii), (iv), (v), (vi) and (vii).

Additional Amounts also shall not be paid with respect to any payment on a Note to a Beneficial Owner who is a fiduciary, a partnership (or entity treated as a partnership for tax purposes), or anyone other than the sole Beneficial Owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, or a Beneficial Owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the Beneficial Owner.

(c) Guarantor or applicable withholding agent will (i) make any such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. Guarantor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. Guarantor will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to Guarantor, such other documentation that provides reasonable evidence of such payment by Guarantor.

(d) Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or Beneficial Owner of the Notes in respect of any amount payable under the Canadian Note Guarantee to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, Guarantor will pay as or on account of interest to the Holder an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by the Holder or a Beneficial Owner as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable; provided such Holder or Beneficial Owner would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or Beneficial Owner would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Canadian Note Guarantee.

(e) Prior to the date on which the payment of any Additional Amounts are due, the Guarantor will deliver to the Trustee such Additional Amounts payable, together with an Officer’s Certificate setting forth the Additional Amounts, stating that such Additional Amounts will be payable on the applicable payment date and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the applicable payment date. Any such Officer’s Certificate will be delivered to the Trustee at least two Business Days in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee in its reasonable discretion). Guarantor will promptly publish a notice in accordance with Section 11.2 of the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f) Guarantor will reimburse the Holders or Beneficial Owners of Notes, upon written request of such Holder or Beneficial Owner of Notes and certified proof of payment for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder or Beneficial Owner in connection with payments made under or with respect to this Canadian Note Guarantee; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder or Beneficial Owner after such reimbursement will not be less than the net amount such Holder or Beneficial Owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed; provided, however, that the indemnification obligation provided for in this Section 3.9(f) shall not extend to Taxes imposed for which the Holder or Beneficial Owner of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (viii) of Section 3.9(b) hereof, or to the extent such Holder or Beneficial Owner received Additional Amounts with respect to such payments.

(g) In addition, Guarantor will pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of this Canadian Note Guarantee or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments made pursuant to any Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of this Canadian Note Guarantee or any other such document or instrument referred to thereunder.

(h) Obligations described under this Section 3.9 will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person to Guarantor and to any jurisdiction in which such successor is organized, doing business or is otherwise resident for Tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

(i) Whenever this Canadian Note Guarantee refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under this Canadian Note Guarantee, such reference includes the payment of Additional Amounts or other payments that would be payable pursuant to this Section 3.9, if applicable.

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IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guarantee as of the first date written above.

[________________], as Canadian Note Guarantor

By:
Name:
Title:

C-12